   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1997
                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           HVIDE MARINE INCORPORATED
             (Exact name of Registrant as specified in its charter)
                             ---------------------

            FLORIDA                           4424                          65-0524593
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                        2200 ELLER DRIVE, P.O. BOX 13038
                         FORT LAUDERDALE, FLORIDA 33316
                                 (954) 523-2200

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
        J. ERIK HVIDE, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER
                        2200 ELLER DRIVE, P.O. BOX 13038
                         FORT LAUDERDALE, FLORIDA 33316
                                 (954) 523-2200

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

              MICHAEL JOSEPH, ESQ.                                   SETH R. MOLAY, P.C.
             DYER ELLIS & JOSEPH PC                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
         600 NEW HAMPSHIRE AVENUE, N.W.                        1700 PACIFIC AVENUE, SUITE 4100
             WASHINGTON, D.C. 20037                                  DALLAS, TEXAS 75201
                 (202) 944-3000                                         (214) 969-2800

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
        TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED          REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)           FEE
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock $0.001 par
  value................................  5,750,000 shares        $30.8125           $177,171,875          $52,265.70
=========================================================================================================================

(1) Includes 750,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1997
PROSPECTUS
          , 1998
                                5,000,000 SHARES

[HVIDE MARINE LOGO GRAPHIC]
                        [HVIDE MARINE INCORPORATED LOGO]

                              CLASS A COMMON STOCK

     All of the 5,000,000 shares of Class A Common Stock offered hereby (the "Offering") are being sold by the Company. The Class A Common Stock is traded on the Nasdaq National Market under the symbol "HMAR." On December 9, 1997, the last reported sale price of the Class A Common Stock was $30 3/4 per share. See "Price Range of the Class A Common Stock" and "Dividend Policy."

     The Company's issued and outstanding capital stock consists of Class A Common Stock and Class B Common Stock. Each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of shareholders. Except as required by law and the Company's Articles of Incorporation, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Each share of Class A Common Stock and Class B Common Stock will share ratably in any dividends or other distributions, including upon the liquidation, dissolution, or winding up of the Company. The shares of Class B Common Stock are freely convertible on a one-for-one basis into shares of Class A Common Stock.

     Ownership and control of the Class A Common Stock by persons not citizens of the United States are limited by the terms of the Company's Articles of Incorporation. See "Description of Capital Stock -- Foreign Ownership Restrictions."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------
                                                             PRICE            UNDERWRITING           PROCEEDS
                                                            TO THE            DISCOUNTS AND           TO THE
                                                            PUBLIC           COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share...........................................           $                    $                    $
Total(3)............................................           $                    $                    $
-------------------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deduction of expenses payable by the Company estimated at
    $          .

(3) The Company has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Class A Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions,
    and Proceeds to the Company will be $          , $          , and
    $          , respectively.

     The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is
expected that delivery of the shares will be made on or about             ,
1998.

DONALDSON, LUFKIN & JENRETTE
   SECURITIES CORPORATION

                           MORGAN STANLEY DEAN WITTER

                                                RAYMOND JAMES & ASSOCIATES, INC.

                             [PICTURES OF VESSELS]

               [GRAPHIC DEPICTING DEPLOYMENT OF WORLDWIDE FLEET]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE CLASS A COMMON STOCK, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Information in this Prospectus concerning the Company's operations and vessels currently owned by the Company include the 36 vessels expected to be acquired in January 1998 from Care Offshore, Inc. and related parties ("Care") for $284.2 million in cash. The completion of the Offering is contingent upon the consummation of the Care acquisition. Unless the context otherwise requires, all references in this Prospectus to the "Company" or "Hvide" include Hvide Marine Incorporated, its predecessors, and its consolidated subsidiaries. See "Glossary" for definitions of certain terms used herein.

                                  THE COMPANY

     Hvide (pronounced "vee-dah") is one of the world's leading providers of marine support and transportation services, serving primarily the energy and chemical industries. The Company has been an active consolidator in each of the markets in which it operates, increasing its vessel fleet from 23 vessels in 1993 to 256 vessels currently. As a result, the Company is the third largest operator of offshore energy support vessels in the U.S. Gulf of Mexico and the largest operator of such vessels in the Arabian Gulf. Upon completion of the Care acquisition, the Company will also be a leading operator of energy support vessels offshore West Africa and Southeast Asia. In addition, the Company is the sole provider of commercial tug services at Port Everglades, Tampa, and Port Canaveral, Florida, and a leading provider of such services in Mobile, Alabama. The Company also transports petroleum products and specialty chemicals in the U.S. domestic trade.

     During 1997, the Company substantially expanded its offshore energy support operations into several international markets and increased its deepwater capability. The acquisition of vessels from GMMOS, IMS, and Selat (each as defined herein), for aggregate consideration of $115.2 million, positioned Hvide as the largest operator of offshore energy support vessels in the Arabian Gulf. The Care acquisition will extend the Company's international operations to offshore West Africa and increase its presence offshore Southeast Asia. The resulting international fleet of 124 offshore energy support vessels provides a platform for possible further international expansion in regions in which the Company believes demand for offshore energy support services will continue to increase. The diversity of the Company's overall fleet enables the Company to provide a broad range of services and to take advantage of market upturns while reducing its exposure to downturns in any particular market sector or geographic region.

FLEET OVERVIEW

                                                              NUMBER OF
                                                               VESSELS
Marine Support Services
  Domestic Offshore Energy Support
     Supply Boats...........................................      27
     Crew/Utility Boats.....................................      41
     Geophysical Boats......................................       2
  International Offshore Energy Support
     Anchor Handling Tug/Supply Vessels.....................      40
     Anchor Handling Tugs...................................      24
     Supply Boats...........................................      12
     Crew/Utility Boats.....................................      33
     Geophysical Boats......................................       4
     Other..................................................      11
  Offshore and Harbor Towing
     Tugs...................................................      30
Marine Transportation Services
     Chemical/Petroleum Product Carriers....................       6
     Fuel Barges............................................      16
     Towboats...............................................      10
                                                                 ---
          Total.............................................     256
                                                                 ===

BUSINESS STRATEGY

     The Company's strategy is to grow through selected acquisitions that (i) further consolidate the marine support and transportation services markets in which the Company operates and (ii) establish a meaningful presence in new markets that will benefit from consolidation. The Company believes it will continue to have numerous opportunities to make additional accretive acquisitions in its core business segments. In addition, to satisfy increasing demand in certain of its market segments, the Company intends to grow through new construction of premium assets such as deepwater-capable, dynamically positioned supply boats, high-speed crew boats, a construction/anchor handling tug/supply vessel, innovative ship-docking modules ("SDMs(TM)"), and double-hull petroleum product carriers. Critical elements of the Company's strategy include continuing to (i) utilize its demonstrated expertise in acquiring vessels, thereby further consolidating its target markets, (ii) focus on domestic and international markets that the Company believes will benefit from consolidation,
(iii) develop and apply marine technology to meet customers' needs in an innovative and cost-effective manner, (iv) maintain and pursue long-term customer relationships that may reduce the risk associated with the investment required for new vessels and mitigate the effects of industry cyclicality, and
(v) enhance its record of quality service and safety.

RECENT AND PENDING ACQUISITIONS AND NEW VESSEL CONSTRUCTION

     Consistent with its business strategy, the Company has entered into a series of consolidating acquisitions during 1997 that have expanded its offshore energy support fleet internationally, and increased its offshore and harbor towing operations.

     - Care. In November 1997, the Company entered into a definitive agreement to purchase a diversified fleet of 36 offshore energy support vessels, including 22 deepwater-capable anchor handling tug/supply vessels from Care, for a purchase price of $284.2 million. As currently deployed, the fleet consists of 21 vessels offshore West Africa, eight vessels offshore Southeast Asia, two vessels in the North Sea, two vessels offshore Argentina, two vessels offshore South Africa, and one vessel in the Arabian Gulf. See "The Care Acquisition."

     - GMMOS. In May 1997, the Company completed the acquisition of a diversified fleet of 35 offshore energy support vessels from Gulf Marine Maintenance and Offshore Service Company ("GMMOS") for consideration of $58.7 million. The GMMOS acquisition established the Company's position as the leading offshore energy support provider in the Arabian Gulf.

     - IMS. In October 1997, the Company acquired a diversified fleet of 30 offshore energy support vessels, operating primarily in the Arabian Gulf, a topside vessel repair facility, and certain related assets from International Marine Services ("IMS") for $36.0 million.

     - Selat. In December 1997, the Company acquired a diversified fleet of 14 offshore energy support vessels, operating primarily in the Arabian Gulf, and certain related assets from Selat Marine Services Co., Ltd. ("Selat") for $20.5 million.

     - Bay. In October 1997, the Company acquired all of the outstanding stock of Bay Transportation Corporation ("Bay"), a harbor towing company that operates a fleet of six tractor tugs and eight conventional harbor tugs. Bay is the sole provider of harbor towing services in the port of Tampa, Florida, where nine of its tugs operate. An additional two tugs are to be deployed in towing operations offshore Mexico, and the remaining three tugs are chartered to operators in California. The acquisition of Bay's fleet of 14 vessels increased the Company's tug fleet to 30 tugs, including eight tractor tugs. The aggregate purchase price for the acquisition was $56.0 million, including the assumption of approximately $19.5 million of debt.

     - MPL. In October 1997, the Company entered into an agreement in principle to purchase two anchor handling tug/supply vessels from a subsidiary of Minnesota Power and Light Company ("MPL") for $12.3 million, which transaction is expected to close in December 1997. These vessels are currently operating offshore Southeast Asia.

     - Digicon. In December 1997, the Company entered into an agreement in principle to acquire one geophysical survey vessel from Digicon Geophysical Corporation ("Digicon") for $5.9 million in a transaction expected to close in the first quarter of 1998.

     - New Vessel Construction. The Company has entered into agreements to (i) construct six 205-foot dynamically positioned supply boats and five 152-foot high-speed crew boats in response to the increasing demand for deepwater support vessels in the U.S. Gulf of Mexico, (ii) construct two SDMs(TM) for use in the Company's harbor towing operations, (iii) construct two offshore tugs, and (iv) construct and operate a 279-foot construction/anchor handling/tug supply vessel pursuant to a joint venture. It is currently estimated that these construction projects will require capital expenditures of approximately $100.0 million through 1999.

  MARINE SUPPORT SERVICES

     Offshore Energy Support. The Company currently operates a fleet of 70 offshore energy support vessels in the U.S. Gulf of Mexico and a fleet of 124 offshore energy support vessels internationally, principally in the Arabian Gulf and offshore West Africa and Southeast Asia. The offshore energy support industry has experienced substantial consolidation and vessel attrition during the past decade. Such improved industry fundamentals, in combination with continued strong demand, have resulted in increasing day rates in the U.S. Gulf of Mexico and offshore West Africa, regions in which exploration and production activity has increased substantially. Day rates in the Arabian Gulf and offshore Southeast Asia, which the Company believes have been among the lowest in the world, have been gradually increasing as a result of increases in exploration and production activity in these areas. The Company expects that increasing demand in its international markets, combined with continuing consolidation in such markets, will result in higher day rates. See "Risk Factors -- Dependence on Oil and Gas Industry; Cyclical Industry Conditions" and "Business -- The Industry -- Marine Support Services."

     Offshore and Harbor Towing. The Company's 30 tugs provide offshore towing services and harbor assistance primarily to tankers, barges, containerships, other cargo vessels, and cruise ships calling at Port Everglades, Tampa, and Port Canaveral, Florida, where the Company is the sole provider of commercial tug services, and Mobile, Alabama, where the Company is a leading provider of such services. The Company's tug fleet includes eight technologically advanced tractor tugs capable of providing escort services to tankers and other large vessels and specialized deepwater services to the offshore energy industry.

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation. The total capacity of the Company's five chemical carriers represents approximately 47% of the capacity of the domestic specialty chemical carrier fleet, and four of the vessels are among the last independently owned chemical carriers scheduled to be retired under the Oil Pollution Act of 1990 ("OPA 90"). Two of the carriers currently transport industrial chemicals in bulk parcel lots, and the other three carriers currently transport petroleum products and petrochemicals, primarily for major oil and chemical companies. The Company believes that domestic energy and chemical transportation freight rates will increase within the next three to five years and continue thereafter, as the supply of vessels eligible to carry petroleum products diminishes as a result of mandatory retirement imposed by OPA 90.

     Petroleum Product Transportation. The Company's petroleum product transportation fleet is currently comprised of the Seabulk Challenger, a 39,300 dwt petroleum product carrier, and a fleet of ten towboats and 16 fuel barges. Since 1975, the Seabulk Challenger has operated under successive charters to Shell Oil Company ("Shell") carrying refined petroleum products from Shell's refineries in Louisiana to Florida. The towboat and barge fleet is engaged in the transportation of residual and diesel fuels along the Atlantic intracoastal waterway and in the St. Johns River in Florida, primarily for a major Florida utility.

     The Company also owns a minority interest in five 45,300 dwt double-hull petroleum product carriers currently under construction for delivery during 1999 and 2000. The product carriers are intended to serve the domestic market currently served by single-hull tankers whose retirement is mandated by OPA 90. The Company, whose ownership is currently 2.4%, has options to purchase up to an additional 72.6% ownership interest in the vessels for a total estimated cost of up to $32.0 million.

     The Company's principal office is located at 2200 Eller Drive, Fort Lauderdale, Florida 33316, and its telephone number is (954) 523-2200.

                                  THE OFFERING

Class A Common Stock
  Offered..................  5,000,000 shares

Common Stock to be
  Outstanding After the
  Offering:
  Class A Common Stock.....  17,373,236 shares(1)
  Class B Common Stock.....   2,906,719 shares
                             -----------------

Total......................  20,279,955 shares
                             =================

Voting Rights..............  The Company's outstanding capital stock consists of
                             Class A Common Stock and Class B Common Stock (together, the "Common Stock"). Each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of shareholders. Except as required by law and the Company's Articles of Incorporation, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. See "Description of Capital Stock." After the Offering, the holders of the Class A Common Stock and the Class B Common Stock will have 37.4% and 62.6% of the voting power of the Common Stock, respectively (38.4% and 61.6%, respectively, if the Underwriters' over-allotment option is exercised in full).

                             Upon completion of the Offering, J. Erik Hvide, the Company's Chairman, together with certain trusts of which he is the trustee (the "Hvide Trusts"), and a group of investors (the "Investor Group") that purchased debt and equity securities of the Company in September 1994 each will own shares representing 32.2% of the voting power of all Common Stock (31.7% if the Underwriters' over-allotment option is exercised in full). In addition, the Hvide Family (as defined herein) and the Investor Group have the right to nominate eight and two persons, respectively, to the Company's Board of Directors. The Company's Articles of Incorporation require that certain significant transactions be approved by holders of 95% of the Class B Common Stock, which is held entirely by members of the Hvide Family and the Investor Group. See "Risk
                             Factors -- Control by Current Shareholders;
                             Shareholders Agreement; Restrictions on Corporate Actions; Anti-takeover Effect of Dual Classes of Stock and Certain Other Provisions" and "Description of Capital Stock -- Certain Provisions of Articles of Incorporation and By-Laws" and "-- Shareholders Agreement."

Condition to Closing.......  Completion of the Offering is contingent upon the consummation of the Care acquisition.

Use of Proceeds to the
  Company..................  To repay a portion of the aggregate indebtedness incurred to finance recent and pending
                             acquisitions. See "Use of Proceeds."

Nasdaq National Market
  Symbol...................  HMAR
------------------------------

(1) Excludes 860,675 shares of Class A Common Stock reserved for issuance upon exercise of currently outstanding options and 484,988 shares reserved for issuance under the Company's Employee Stock Purchase Plan.

                      SUMMARY CONSOLIDATED HISTORICAL AND
                            PRO FORMA FINANCIAL DATA

    The summary consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of the Company, "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this Prospectus. The summary unaudited pro forma statement of operations data for the year ended December 31, 1996 give pro forma effect to the August 1996 initial public offering (the "IPO") and the application of the net proceeds therefrom, the acquisition of three chemical carriers and eight supply boats in August 1996 and nine crew boats in January and February 1996, the GMMOS and Bay acquisitions, the pending Care acquisition, the repayment of certain indebtedness and the Offering, as if all such transactions had occurred on January 1, 1996. Such pro forma data for the nine months ended September 30, 1997 give pro forma effect to the GMMOS, Bay and Care acquisitions, the repayment of certain indebtedness and the Offering as if such transactions had occurred on January 1, 1997. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor do such data purport to project the results of operations for any future period or as of any future date. Such pro forma data do not give pro forma effect to the acquisition of 20 marine support vessels from December 1996 through September 1997, the Company's second public offering in February 1997 (the "Follow-on Offering"), the offering by Hvide Capital Trust (the "Trust Preferred Offering") of 6 1/2% Trust Convertible Preferred Securities in June 1997 (the "Trust Preferred Securities"), or the IMS and Selat acquisitions. The summary balance sheet data at September 30, 1997, as adjusted, give pro forma effect to the Bay and Care acquisitions, the Offering, and the application of the estimated net proceeds therefrom as if these transactions had occurred on September 30, 1997. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

                                                                                        NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                     -----------------------------------------   --------------------------------
                                                                     PRO FORMA                          PRO FORMA
                                       1994      1995       1996       1996        1996       1997        1997
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue............................  $ 49,792   $70,562   $109,356   $215,692    $ 72,130   $ 142,853   $209,854
Income from operations.............     5,838    11,072     20,770     24,069      12,877      35,130     47,357
Interest expense, net..............     5,302    11,460     11,631     28,572       8,751       4,529     16,023
Income (loss) before provision for
  (benefit from) income taxes and
  extraordinary item...............       547      (362)     9,576     (4,755)      4,325      28,508     28,681
Income (loss) before extraordinary
  item.............................       358      (360)     6,033     (1,200)      2,709      17,846     17,782
Loss on extinguishment of debt,
  net(1)...........................        --        --     (8,108)                (8,016)     (2,132)        --
                                     --------   -------   --------   --------    --------   ---------   --------
Net income (loss)..................  $    358   $  (360)  $ (2,075)  $ (3,555)   $ (5,307)  $  15,714   $ 17,782
                                     ========   =======   ========   ========    ========   =========   ========
EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) before extraordinary
  item(2)..........................  $   0.03   $ (0.14)  $   1.04   $  (0.32)   $   0.68   $    1.19   $   0.89
Net income (loss)(2)...............      0.03     (0.14)     (0.36)        --       (1.32)       1.05         --
Weighted average number of common
  shares and common share
  equivalents outstanding(3).......     5,302     2,535      5,818     10,960       4,018      14,974     20,248
EARNINGS (LOSS) PER COMMON SHARE
  ASSUMING FULL DILUTION:
Income before extraordinary
  item(2)..........................  $   0.06   $  0.12   $   0.99   $  (0.26)   $   0.68   $    1.16   $   0.88
Net income (loss)(2)...............      0.06      0.12      (0.23)        --       (1.32)       1.03         --
Weighted average number of common
  shares and common share
  equivalents outstanding(3).......     5,616     3,779      6,645     11,787       4,018      16,476     21,551

OTHER FINANCIAL DATA:
EBITDA(4)..........................    10,338    17,380     30,600     62,005      18,992      48,151     77,647
NET CASH PROVIDED BY (USED IN):
Operating activities...............     2,858     3,948     22,584                 11,038      18,137
Investing activities...............   (39,815)   (8,066)   (84,354)               (62,452)   (137,757)
Financing activities...............    41,249       805     68,337                 53,962     117,793

                                                                SEPTEMBER 30, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 24,362    $  7,318
Total assets................................................   433,267     777,510
Convertible preferred securities of subsidiary trust........   115,000     115,000
Long-term obligations.......................................    53,476     228,432
Stockholders' and minority partners' equity.................   215,872     361,529

                  SUMMARY HISTORICAL VESSEL AND OPERATING DATA

     The following table presents information with respect to the Company's domestic operations. Corresponding data with respect to the Company's international operations are not presented in light of the relatively short period for which its international operations have been significant.

                                                                     DECEMBER 31,             SEPTEMBER 30,
                                                              ---------------------------   -----------------
                                                               1994      1995      1996      1996      1997
VESSEL DATA:
Marine Support Services
  Supply boats..............................................       14        14        21        19        27
  Crew boats(5).............................................       21        28        36        31        41
  Tugs......................................................       10        11        16        14        16
Marine Transportation Services
  Chemical carriers.........................................        2         2         5         5         5
  Product carriers..........................................        1         1         1         1         1
  Towboats and barges.......................................       18        23        23        23        27
                                                              -------   -------   -------   -------   -------
        Total...............................................       66        79       102        93       117
                                                              =======   =======   =======   =======   =======

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   -----------------
                                                               1994      1995      1996      1996      1997
OPERATING DATA:
Supply boats:
  Average vessel day rates(6)...............................  $ 3,195   $ 3,023   $ 4,748   $ 4,276   $ 7,097
  Average vessel utilization(7).............................       84%       81%       94%       95%       89%
Crew boats:
  Average vessel day rates(6)...............................  $ 1,421   $ 1,434   $ 1,533   $ 1,490   $ 1,946
  Average vessel utilization(7).............................       88%       85%       94%       93%       94%
Tugs:
  Total ship docking tug jobs...............................    8,740     9,233     9,034     7,150     7,126
  Total offshore and ship docking tug revenue (in
    thousands)..............................................  $11,140   $12,582   $13,951   $10,234   $12,993
Chemical and product carriers:
    Time charter equivalents(8).............................  $24,751   $25,629   $25,276   $25,551   $25,863

------------------------------

(1) Reflects the loss on the extinguishment of debt from a portion of the proceeds of the IPO and Follow-on Offering, net of applicable income taxes of $1,405,000 for the year ended December 31, 1996 and nine months ended September 30, 1996 and $1,252,000 for the nine months ended September 30, 1997.

(2) For the purpose of calculating earnings per share for the year ended December 31, 1994, historical income available to common shareholders has been reduced for dividends on Hvide's Class A Preferred Stock of $222,000. The Class A Preferred Stock was redeemed on September 30, 1994. For the purpose of calculating earnings per common share assuming full dilution for the historical and pro forma year ended December 31, 1996, income (loss) before extraordinary item has been adjusted for interest expense of $515,000 related to the assumed conversion of a portion of the Junior Notes (as defined herein) into shares of Common Stock. For the purpose of calculating earnings per common share assuming full dilution for the historical and pro forma nine months ended September 30, 1997, income (loss) before extraordinary item has been adjusted for interest expense of $1,246,000 related to the assumed conversion of convertible preferred securities of a subsidiary trust.

(3) For the year ended December 31, 1994, the weighted average number of common shares and common share equivalents assumes the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996, shares outstanding assuming full dilution reflects the assumed conversion of a portion of certain indebtedness owed to the Investor Group (the "Junior Notes") into shares of Common Stock. The Junior Notes were issued in September 1994 and converted into shares of Common Stock in September 1996. For the nine months ended September 30, 1997, shares outstanding assuming full dilution reflects the assumed conversion of the Trust Preferred Securities. Pro forma shares reflect the weighted average number of common shares giving effect to the issuance of 141,760 shares of Class A Common Stock in partial payment for the GMMOS vessels. They do not include 484,996 shares reserved for issuance under the Company's Employee Stock Purchase Plan, 29,353 shares of Class A Common Stock reserved for issuance under the Company's Board of Directors Stock Compensation Plan, and 65,000 shares of Class A Common Stock reserved for issuance under the Company's Key Employee Stock Compensation Plan. In addition, historical and pro forma shares for the nine months ended September 30, 1997 reflect the weighted average number of common shares from the issuance of 4,000,000 shares of Class A Common Stock in the Follow-on Offering.

(4) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not required by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity, and does not represent funds available for management's use. The Company's EBITDA may not be comparable to similarly titled measures reported by other companies.

(5) For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, the crew boat vessel data include two utility boats. However, the crew boat operating data exclude the results of the two utility boats.

(6) Average day rates are calculated based on vessels operating domestically by dividing total vessel revenue by the total number of days of vessel utilization.

(7) Utilization is based on vessels operating domestically and determined on the basis of a 365-day year. Vessels are considered utilized when they are generating charter revenue.

(8) Time charter equivalents are calculated by deducting total voyage expenses from total voyage revenue and dividing the result by the total days per voyage.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this Prospectus, prospective purchasers of the Class A Common Stock should carefully consider the following factors in evaluating an investment in the Company.

DEPENDENCE ON OIL AND GAS INDUSTRY; CYCLICAL INDUSTRY CONDITIONS

     The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry, particularly the expenditures by oil and gas companies for offshore exploration and production activities. The demand for offshore energy support and transportation services is directly influenced by oil and gas prices, expectations concerning future prices, the cost of producing and delivering oil and gas, government regulation, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries, and the policies of various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of expenditures for offshore exploration and production will be maintained or that demand for the Company's services will reflect the level of such expenditures.

     Historically, the marine support and transportation services industry has been cyclical, with corresponding volatility in profitability and vessel values. This industry cyclicality has been due to changes in the level of general economic growth as well as changes in the supply of and demand for vessel capacity, which impact charter rates and vessel values. The supply of vessels is influenced by the number of vessels constructed and retired and by government and industry regulation of maritime transportation practices. The Company's offshore energy support services are dependent upon the levels of activity in offshore oil and natural gas exploration, development, and production, which are affected by oil and natural gas prices. Utilization of the Company's towboat and fuel barge fleet is also partly dependent on such prices as well as energy utilization, which is partly a function of the weather. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Industry -- Marine Support Services -- Offshore Energy Support."

RISKS OF ACQUISITION STRATEGY; MANAGEMENT OF GROWTH

     A key component of the Company's business strategy is to pursue selected acquisitions of complementary assets and businesses. The Company has completed a number of significant acquisitions since 1994 and has rapidly expanded its international operations since May 1997, including the pending acquisition of 36 vessels from Care. No assurance can be given that the Company will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Possible future acquisitions may be for purchase prices significantly higher than those paid for recent and pending acquisitions. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements, which could adversely affect the Company's operating results.

     The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired business into the Company. The Company's recent rapid growth and the process of integrating the acquired operations has placed, and is expected to continue to place, substantial demands on the Company's management and operational resources. The Company's failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully, or to minimize any unforeseen operational difficulties could have a material adverse effect on the Company. In addition, the assumption of liabilities, whether disclosed or undisclosed, associated with acquired businesses could have a material adverse effect on the Company. See "Business -- Strategy."

RISKS OF INTERNATIONAL OPERATIONS

     The Company derives substantial revenue from international operations. The Company currently operates 124 vessels in international waters, primarily the Arabian Gulf and to a lesser extent the waters offshore West

Africa and Southeast Asia, and other international locations. Risks associated with operating in international markets include vessel seizure, foreign exchange restrictions and currency fluctuations, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets. Additionally, the ability of the Company to compete in the international marine support market may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local persons, or by regulations requiring foreign persons to employ citizens of, or purchase supplies from, a particular jurisdiction. Further, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations may be applicable to the Company's operations in the future.

AGE OF OFFSHORE ENERGY SUPPORT FLEET

     Because of overcapacity within the marine support services industry on a worldwide basis, there has been no significant construction of offshore energy support vessels since 1983. As of September 30, 1997, the average age of the Company's offshore energy support vessels (based on the date of construction) was approximately 17 years. Management believes that after a vessel has been in service for approximately 30 years, repair, vessel certification, and maintenance costs may become no longer economically justifiable. There can be no assurance that the Company will be able to maintain its fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels. See "Business -- The Company."

HAZARDOUS ACTIVITIES

     The operation of ocean-going vessels carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, and other circumstances or events. In addition, the transportation of petroleum and toxic chemicals is subject to the risk of spills and environmental damage. Any such event could have a material adverse effect on the Company. While the Company carries insurance to protect against most of the accident-related risks involved in the conduct of its business, including environmental damage and pollution insurance coverage, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution.

ENVIRONMENTAL RISK AND REGULATIONS

     Current laws and regulations could impose substantial liability on the Company for damages, remediation costs, and penalties associated with oil or hazardous-substance spills or other discharge into the environment involving the Company's vessel operations. Shoreside industrial operations, including a small marine maintenance and drydocking facility owned and operated by the Company, are also subject to federal, state, and local environmental laws and regulations. Amendment of these laws and regulations to impose more stringent requirements would likely result in increased maintenance and operating expenses. In addition, OPA 90 requires tanker owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility, as demonstrated by a certificate of financial responsibility ("COFR"), with respect to potential oil spill liability, which the Company and most of its competitors currently satisfy by virtue of self-insurance or third-party insurance. Additional laws and regulations may be adopted that could limit the ability of the Company to do business or increase the cost of its doing business and could have a material adverse effect on its operations. See "Business -- Environmental and Other Regulation."

LEVERAGE AND DEBT SERVICE

     As of September 30, 1997, after giving effect to the Bay and Care acquisitions and the Offering and the application of the estimated net proceeds therefrom, the Company would have had outstanding indebtedness in the aggregate principal amount of approximately $257.2 million and significant debt service obligations, plus additional payments of interest on $115.0 million of debentures relating to the Trust Preferred Securities that are not classified as indebtedness in the Company's financial statements. In addition, the Company may incur additional indebtedness in the future.

     The Company's high level of indebtedness will have several important effects on its future operations, including the following: (i) the Company will have significant cash requirements to service debt, thereby reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions;
(ii) the Company may be restricted in the future from obtaining additional financing, whether for acquisitions, working capital, or other purposes; and
(iii) the Company will be required to comply with certain financial covenants and other restrictions contained in the debt instruments.

     The Company's ability to meet its debt service obligations will depend on its future operating performance and financial results, which are subject to economic, financial, competitive, and other factors beyond its control, including fluctuations in charter rates and vessel values, government and industry regulation, and levels of activity in offshore oil and gas exploration. See "-- Dependence on Oil and Gas Industry; Cyclical Industry Conditions." There can be no assurance that the Company's business will generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures. If the Company is unable to generate sufficient cash flow in the future, the Company may be required to refinance all or a portion of its existing debt, to sell assets, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

COMPETITION

     The Company operates in a highly competitive industry. In addition to price, service, and reputation, which affect all of the Company's operations, the principal competitive factors for offshore support vessel fleets include operating conditions and intended use (both of which determine the suitability of vessel types), complexity of maintaining logistical support, and the cost of transferring equipment from one market to another. Some of the Company's competitors have significantly greater financial resources than the Company. See "Business -- Competition."

POTENTIAL LOSS OF JONES ACT PROTECTION

     A substantial portion of the Company's operations is conducted in the U.S. domestic trade, which, by virtue of the U.S. coastwise laws (often referred to collectively as the "Jones Act"), is restricted to vessels built in the United States, owned and crewed by U.S. citizens, and registered under U.S. law. There have been repeated attempts to repeal the coastwise laws, and efforts to effect such repeal are expected to continue in the future. The Company is already subject to vigorous competition and potential additional competition in all aspects of its operations, including competition by companies with financial resources greater than those of the Company which could be committed to the construction of new vessels in excess of market requirements. Repeal of the coastwise laws would result in additional competition from vessels built in lower-cost foreign shipyards and manned by foreign nationals accepting lower wages than U.S. citizens and could have a material adverse effect on the Company.

MANDATED REMOVAL OF VESSELS FROM JONES ACT TRADE

     OPA 90 establishes a phase-out schedule, depending upon vessel size and age, for single-hull vessels carrying crude oil and petroleum products which, in the case of the Company's petroleum products carrier (Seabulk Challenger) and five chemical carriers (HMI Astrachem, Seabulk Magnachem, HMI Dynachem, HMI Petrochem and Seabulk America), are the years 2003, 2000, 2007, 2011, 2011, and 2015, respectively; and in the case of some of its fuel barges is the year 2015. As a result of this requirement, these vessels will be prohibited from transporting petroleum products in U.S. waters after their respective phase-out dates. There can be no assurance that future tanker market rates will be sufficient to support construction of replacement vessels. Although the Company's remaining vessels are not subject to mandatory retirement, and the Company employs what it believes to be a rigorous maintenance program for all its vessels, there can be no assurance that the Company will be able to maintain its fleet by extending the economic lives of existing vessels or acquiring new or used vessels. See "Business -- Company Operations -- Marine Transportation Services" and
"-- Environmental and Other Regulation."

RISK OF LOSS AND INSURANCE

     The business of the Company is affected by a number of risks, including the mechanical failure of its vessels, collisions, vessel loss or damage, cargo loss or damage, hostilities, and labor strikes. In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel, or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in loss of revenues and increased costs and other liabilities. Although the Company's losses from such hazards have not historically exceeded its insurance coverage, there can be no assurance that this will continue to be the case.

     OPA 90, by imposing virtually unlimited liability upon vessel owners, operators, and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive and has also prompted insurers to consider reducing available liability coverage. See
"Business -- Environmental and Other Regulation." While the Company maintains insurance, there can be no assurance that all risks are adequately insured against particularly in light of the virtually unlimited liability imposed by OPA 90, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience. Any such shortfalls could have a material adverse impact on the Company.

CONTROL BY CURRENT SHAREHOLDERS; SHAREHOLDERS AGREEMENT; RESTRICTIONS ON CORPORATE ACTIONS; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK AND CERTAIN OTHER PROVISIONS

     The Common Stock is divided into Class A Common Stock, of which each share is entitled to one vote with respect to all matters submitted to shareholder vote, and Class B Common Stock, of which each share is entitled to ten votes with respect to such matters. J. Erik Hvide and the Hvide Trusts together beneficially own 10,000 shares of Class A Common Stock and 1,496,466 shares of Class B Common Stock, and the Investor Group beneficially owns 872,124 shares of Class A Common Stock and 1,410,253 shares of Class B Common Stock. Upon completion of the Offering, Mr. Hvide (together with the Hvide Trusts) and the Investor Group each will own shares that represent 32.2% of the voting power of all Common Stock. Accordingly, Mr. Hvide and the Investor Group, acting together, are able to elect a majority of the Company's directors and to determine the disposition of all matters submitted to a vote of the Company's shareholders.

     In addition, J. Erik Hvide and the Investor Group are party to an agreement that currently gives them the right to nominate eight and two persons, respectively, to the Company's Board of Directors. Each share of Class B Common Stock is convertible by its holder into one share of Class A Common Stock at any time, and automatically converts into Class A Common Stock if held by persons other than the Hvide Family and members of the Investor Group. See "Management" and "Description of Capital Stock -- Certain Provisions of Articles of Incorporation and Bylaws." In addition, so long as the Investor Group owns specified percentages of the outstanding Class B Common Stock, certain significant transactions will require the approval of holders of 95% of the Class B Common Stock, and the appointment of a new chief executive officer will require approval of holders of 75% of the Class B Common Stock. See "Description of Capital Stock -- Certain Provisions of Articles of Incorporation and Bylaws."

     Such control by Mr. Hvide and the Investor Group may also have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices. Further, pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms and, consequently, it would likely require two annual meetings rather than one for the shareholders to replace a majority of the Board of Directors.

RESTRICTION ON FOREIGN OWNERSHIP

     In order to maintain the eligibility of the Company to operate vessels in the U.S. domestic trade, 75% of the outstanding capital stock and voting power of the Company is required to be held by U.S. citizens. See
"Business -- Environmental and Other Regulation." Although the Company's Articles of Incorporation contain provisions limiting non-citizen ownership of its capital stock (see "Description of Capital Stock -- Foreign Ownership Restrictions"), the Company could lose its ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on the Company.

KEY PERSONNEL

     The Company is materially dependent upon the continued services of key members of its management, including its Chairman, President, and Chief Executive Officer, J. Erik Hvide. The loss of one or more key members of management could have a material adverse effect on the Company. See "Management."

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the marine support and transportation services industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the marine support and transportation services industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. In addition, the Company's operating results in future periods may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially.

RESTRICTIVE COVENANTS UNDER DEBT INSTRUMENTS

     The terms of the Credit Facility and Term Loan (i) require the Company to meet certain financial tests, including the maintenance of minimum leverage ratios, debt service coverage ratios, and indebtedness to net worth ratios; (ii) limit the creation or incurrence of certain liens; (iii) limit the incurrence of additional indebtedness; (iv) restrict the Company from making certain investments; (v) restrict certain payments, including dividends, with respect to shares of any class of capital stock; (vi) restrict modification of the terms of the Trust Preferred Securities, and in certain circumstances the repayment, redemption, or repurchase of the Trust Preferred Securities; and (vii) limit certain corporate acts of the Company, such as making certain dispositions of assets, and entering into certain types of business transactions, including certain mergers and acquisitions. Such provisions could adversely affect the Company's ability to continue to pursue its strategy of growth through acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness -- Credit Facility."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have an adverse effect on the market price of the stock. Subject to an agreement that restricts their sale for 90 days following the date of this Prospectus, an aggregate of 3,841,840 shares of Common Stock owned by executive officers and directors of the Company, the Hvide Trusts, and the Investor Group are eligible for public sale subject to volume and other limitations of Rule 144 under the Securities Act.

The Investor Group has indicated its intention to sell all of its shares as soon as practicable. See "Shares Eligible for Future Sale." Moreover, the Company may issue shares of Common Stock in connection with future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

LEGAL PROCEEDINGS

     The Company's chemical carrier Seabulk America is the subject of a pending legal proceeding which, if determined adversely to the Company, could have a material adverse effect on the Company. See "Business -- Legal Proceedings."

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). All statements, other than statements of historical fact, included in this Prospectus that address activities, events, or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including such matters as future levels of day rates for offshore energy support vessels, future demand for domestic chemical and petroleum product carriers, future operating results of the Company, future capital expenditures and investments in the acquisition and refurbishment of vessels, repayment of debt, business strategies, future acquisitions, expansion and growth of operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed herein, general economic and business conditions, oil and gas prices, foreign exchange and currently fluctuations, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in such statements.

                              THE CARE ACQUISITION

     On November 15, 1997, the Company entered into a definitive agreement to purchase a fleet of 36 offshore energy support vessels from Care, consisting of 22 deepwater-capable anchor handling tug/supply vessels, seven anchor handling tugs, three supply boats, three crew boats, and one survey vessel. Simultaneously with the closing of the transaction, the Company will enter into a management agreement with an affiliate of Care, pursuant to which the affiliate will continue to manage the operations of the fleet, in exchange for a per diem management fee per vessel, for a minimum term of six months which may be extended up to an additional 30 months, at the Company's option.

     The aggregate purchase price for the fleet is $284.2 million, all of which will be paid in cash funded with borrowings under the Term Loan. As currently deployed, the fleet consists of 21 vessels offshore West Africa, eight vessels offshore Southeast Asia, two vessels in the North Sea, two vessels offshore Argentina, two vessels offshore South Africa, and one vessel in the Arabian Gulf. The closing of the transaction is subject to the Company's inspection of the vessels. Depending upon the nature of any deficiencies discovered upon such inspection, the parties may negotiate a reduction in the purchase price or the seller may eliminate one or more vessels having such deficiencies from the transaction, with a corresponding reduction of the purchase price. The Offering is conditioned upon consummation of the Care acquisition, which is expected to occur in early January 1998.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Class A Common Stock offered hereby (based upon an assumed offering price of $30.75, the last reported sales price of the Class A Common Stock on December 9, 1997) after deducting discounts and commissions and estimated offering expenses, are estimated to be approximately $146.0 million. Of such net proceeds, $100.0 million will be used to repay a portion of the Term Loan and the balance will be used to reduce the amount outstanding under the Credit Facility. The indebtedness outstanding under both the Term Loan and the Credit Facility was or will have been incurred largely to finance the acquisition of Bay, the acquisition of the Care, IMS, Selat, and MPL vessels, and certain new vessel construction and refurbishment projects. See "Business -- Recent and Pending Acquisitions and New Vessel Construction." Principal payments under the Term Loan, which allows prepayment of $150.0 million without penalty, are due in 28 equal quarterly installments beginning June 30, 1998 and continuing through
March 31, 2005. Borrowings under the Term Loan bore interest at      % on
December   , 1997. The Credit Facility consists of a revolving line of credit that matures September 30, 2002. Borrowings under the Credit Facility bore interest at 6.1% on November 30, 1997. See "Description of Certain Indebtedness."

     If the Underwriters' over-allotment option is exercised in full, the Company intends to use the proceeds therefrom further to reduce outstanding indebtedness under the Credit Facility and for general corporate purposes.

                    PRICE RANGE OF THE CLASS A COMMON STOCK

     Since August 9, 1996, the Class A Common Stock has been traded on the Nasdaq National Market under the symbol "HMAR." The following table sets forth the high and low sale prices per share of the Class A Common Stock as reported by the Nasdaq National Market for each calendar quarter since the commencement of trading.

                                                              HIGH       LOW
1996
  Third Quarter (commencing August 9).......................  $13  7/8   $11
  Fourth Quarter............................................   24  1/4    12 7/8

1997
  First Quarter.............................................   28  5/8    21 1/8
  Second Quarter............................................   25  3/4    14 7/8
  Third Quarter.............................................   36  1/2    22
  Fourth Quarter (through December 9).......................   35  11/16  27 1/8

     The last reported sale price of the Class A Common Stock, as reported by the Nasdaq National Market on December 9, 1997, was $30 3/4 per share. As of December 9, 1997, there were 96 holders of record of Class A Common Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation. It presently intends to retain its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and requirements, restrictions in financing agreements, business conditions, and other factors. The Company's ability to pay dividends or make distributions to its shareholders is also limited by the terms of the Credit Facility and the Term Loan. See "Description of Certain Indebtedness -- Credit Facility" and "-- Term Loan."

                                 CAPITALIZATION

     The following table sets forth the actual consolidated capitalization of the Company as of September 30, 1997, and such capitalization as adjusted to give effect to the Bay and Care acquisitions and as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. The information presented below should be read in conjunction with the Company's consolidated financial statements and pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                         SEPTEMBER 30, 1997
                                                             ------------------------------------------
                                                                                            AS FURTHER
                                                                          AS ADJUSTED      ADJUSTED FOR
                                                              ACTUAL    FOR ACQUISITIONS   THE OFFERING
                                                                           (IN THOUSANDS)
Current portion of long-term debt..........................  $  8,381       $ 28,730         $ 28,730
                                                             ========       ========         ========
Long-term debt (excluding current portion)(1)
  Credit Facility..........................................    17,000         53,500           13,064
  Term Loan................................................        --        264,485          164,485
  Title XI debt............................................    23,756         38,163           38,163
  Notes payable............................................     6,408          6,408            6,408
  Obligations under capital leases.........................     6,312          6,312            6,312
                                                             --------       --------         --------
     Total long-term debt..................................    53,476        368,868          228,432
Company-obligated mandatorily redeemable preferred
  securities issued by a consolidated subsidiary(2)........   115,000        115,000          115,000
Minority partners' equity in subsidiaries..................       818            818              818
Stockholders' equity:
  Class A Common Stock, par value $0.001; 100,000,000
     shares authorized; 12,045,568 shares issued and
     outstanding, 18,045,568 shares to be issued and
     outstanding...........................................        12             12               17
  Class B Common Stock, par value $0.001; 5,000,000 shares
     authorized; 3,181,936 shares issued and outstanding...         3              3                3
  Additional paid-in capital...............................   195,398        195,398          341,424
  Retained earnings........................................    19,641         19,641           19,267
                                                             --------       --------         --------
Total stockholders' equity.................................   215,054        215,054          360,711
                                                             --------       --------         --------
Total minority partners' equity in subsidiaries and
  stockholders' equity.....................................   215,872        215,872          361,529
                                                             --------       --------         --------
Total capitalization.......................................  $384,348       $699,740         $704,961
                                                             ========       ========         ========

------------------------------

(1) Does not include an aggregate of $56.5 million of indebtedness incurred after September 30, 1997 under the Credit Facility and the Term Loan related to the IMS and Selat acquisitions. See "Description of Certain Indebtedness" and Note 2 to the Company's consolidated financial statements for a description of long-term debt.

(2) The sole assets of the subsidiary, Hvide Capital Trust, are Debentures (as defined herein) having an aggregate principal amount of $115.0 million. Upon redemption or maturity of the Debentures, the Trust Preferred Securities will be mandatorily redeemable.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       ------------------------------------------------   ------------------
                                                        1992      1993      1994      1995       1996      1996       1997
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................  $39,639   $41,527   $49,792   $70,562   $109,356   $72,130   $142,853
Operating expenses...................................   24,602    24,032    29,873    40,664     63,777    42,089     77,134
Overhead expenses....................................    6,778     6,176     9,581    12,518     14,979    11,049     17,568
Depreciation and amortization........................    4,106     4,735     4,500     6,308      9,830     6,115     13,021
                                                       -------   -------   -------   -------   --------   -------   --------
Income from operations...............................    4,153     6,584     5,838    11,072     20,770    12,877     35,130
Interest expense, net................................    3,993     3,412     5,302    11,460     11,631     8,751      4,529
  Other income (expense).............................        8       519        11        26        437       199     (2,093)
                                                       -------   -------   -------   -------   --------   -------   --------
Income (loss) before provision for (benefit from)
  income taxes, extraordinary item and cumulative
  effect of a change in accounting principle.........      168     3,691       547      (362)     9,576     4,325     28,508
Provision for (benefit from) income taxes............      158     1,873       189        (2)     3,543     1,616     10,662
                                                       -------   -------   -------   -------   --------   -------   --------
Income (loss) before extraordinary item and
  cumulative effect of a change in accounting
  principle..........................................       10     1,818       358      (360)     6,033     2,709     17,846
Loss on extinguishment of debt, net(1)...............       --        --        --        --     (8,108)   (8,016)    (2,132)
Cumulative effect of a change in accounting
  principle..........................................       --     1,491        --        --         --        --         --
                                                       -------   -------   -------   -------   --------   -------   --------
        Net income (loss)............................  $    10   $ 3,309   $   358   $  (360)  $ (2,075)  $(5,307)  $ 15,714
                                                       =======   =======   =======   =======   ========   =======   ========
EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) before extraordinary item(2)...........  $ (0.01)  $  0.26   $  0.03   $ (0.14)  $   1.04   $  0.68   $   1.19
Net income (loss)(2).................................    (0.01)     0.50      0.03     (0.14)     (0.36)    (1.32)      1.05
Weighted average number of common shares and common
  share equivalents outstanding(3)...................    6,268     6,268     5,302     2,535      5,818     4,018     14,974
EARNINGS (LOSS) PER COMMON SHARE ASSUMING FULL
  DILUTION:
Income before extraordinary item(2)..................  $ (0.01)  $  0.26   $  0.06   $  0.12   $   0.99   $  0.68   $   1.16
Net income (loss)(2).................................    (0.01)     0.50      0.06      0.12      (0.23)    (1.32)      1.03
Weighted average number of common shares and common
  share equivalents outstanding(3)...................    6,268     6,268     5,616     3,779      6,645     4,018     16,476

OTHER FINANCIAL DATA:
EBITDA(4)............................................  $ 8,259   $11,319   $10,338   $17,380   $ 30,600   $18,992   $ 48,151
NET CASH PROVIDED BY (USED IN):
Operating activities.................................  $  (930)  $ 6,956   $ 2,858   $ 3,948   $ 22,584   $11,038   $ 18,137
Investing activities.................................   (1,592)   (2,247)  (39,815)   (8,066)   (84,354)  (62,452)  (137,757)
Financing activities.................................   (2,473)   (6,158)   41,249       805     68,337    53,962    117,793

                                                                          DECEMBER 31,
                                                      ----------------------------------------------------    SEPTEMBER 30,
                                                        1992       1993       1994       1995       1996           1997
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................................  $    847   $  2,640   $  7,793   $  4,315   $ (8,704)      $ 24,362
Total assets........................................    83,718     82,373    135,471    143,683    273,473        433,267
Convertible preferred securities of subsidiary
  trust.............................................        --         --         --         --         --        115,000
Long-term obligations...............................    50,861     47,485     98,981    100,766    115,824         53,476
Stockholders' and minority partners' equity.........    15,858     19,926     14,903     13,999    101,989        215,872

------------------------------

(1) Reflects the loss on the extinguishment of debt from a portion of the proceeds of the IPO and Follow-on Offering, net of applicable income taxes of $1,405,000 for the year ended December 31, 1996 and nine months ended September 30, 1996 and $1,252,000 for the nine months ended September 30, 1997.

(2) For the purpose of calculating earnings per share for the years ended December 31, 1992, 1993, and 1994, historical income available to common stockholders has been reduced for dividends on Class A Preferred Stock of $50,000, $203,000, and $222,000, respectively. The Class A Preferred Stock was redeemed on September 30, 1994. For the purpose of calculating earnings per common share assuming full dilution for the year ended December 31, 1996, income (loss) before extraordinary item has been adjusted for interest expense of $515,000 related to the assumed conversion of a portion of the Junior Notes (as defined herein) into shares of Common Stock. For the purpose of calculating earnings per common share assuming full dilution for the nine months ended September 30, 1997, income (loss) before extraordinary item has been adjusted for interest expense of $1,246,000 related to the assumed conversion of convertible preferred securities of a subsidiary trust.

(footnotes continued on next page)

(3) For the years ended December 31, 1992, 1993, and 1994, the weighted average number of common shares and common share equivalents assumes the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996, shares outstanding assuming full dilution reflects the assumed conversion of a portion of the Junior Notes into shares of Common Stock. The Junior Notes were issued in September 1994 and converted into shares of Common Stock in September 1996. For the nine months ended September 30, 1997, shares outstanding assuming full dilution reflects the assumed conversion of the Trust Preferred Securities. Earnings per share for all periods do not include 484,996 shares reserved for issuance under the Company's Employee Stock Purchase Plan, 29,353 shares of Class A Common Stock reserved for issuance under the Company's Board of Directors Stock Compensation Plan, and 65,000 shares of Class A Common Stock reserved for issuance under the Company's Key Employee Stock Compensation Plan.

(4) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not required by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity, and does not represent funds available for management's use. The Company's EBITDA may not be comparable to similarly titled measures reported by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of the Company's financial condition and historical results of operations should be read in conjunction with the Company's consolidated historical financial statements, and the related notes thereto included elsewhere in this Prospectus.

AREA OF OPERATIONS OVERVIEW

     The financial information presented below represents historical results by major areas of operations. The historical financial data presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   -----------------
                                                               1994      1995      1996      1996      1997
                                                                              (IN THOUSANDS)
Revenue:
  Marine support services:
    Offshore energy support.................................  $11,317   $23,217   $43,715   $28,226   $72,727
    Offshore and harbor towing..............................   11,140    12,582    13,950    10,234    12,992
                                                              -------   -------   -------   -------   -------
                                                               22,457    35,799    57,665    38,460    85,719
Marine transportation services:
  Chemical transportation...................................   16,886    18,632    32,759    19,230    44,053
  Petroleum product transportation..........................   10,449    16,131    18,932    14,440    13,081
                                                              -------   -------   -------   -------   -------
                                                               27,335    34,763    51,691    33,670    57,134
                                                              -------   -------   -------   -------   -------
        Total revenue.......................................   49,792    70,562   109,356    72,130   142,853
                                                              -------   -------   -------   -------   -------
Operating expenses:
  Marine support services:
    Offshore energy support.................................    7,017    13,335    25,525    15,371    30,622
    Offshore and harbor towing..............................    5,568     6,001     7,480     5,417     8,461
                                                              -------   -------   -------   -------   -------
                                                               12,585    19,336    30,005    20,788    39,083
Marine transportation services:
  Chemical transportation...................................   10,698    11,105    20,976    11,693    29,324
  Petroleum product transportation..........................    6,590    10,223    12,796     9,608     8,727
                                                              -------   -------   -------   -------   -------
                                                               17,288    21,328    33,772    21,301    38,051
                                                              -------   -------   -------   -------   -------
        Total operating expenses............................   29,873    40,664    63,777    42,089    77,134
                                                              -------   -------   -------   -------   -------
Direct overhead expenses:
  Marine support services:
    Offshore energy support.................................    1,090     2,182     2,558     1,859     3,792
    Offshore and harbor towing..............................      958     1,111     1,364       992     1,282
                                                              -------   -------   -------   -------   -------
                                                                2,048     3,293     3,922     2,851     5,074
  Marine transportation services:
    Chemical transportation.................................      881     1,433     2,574     1,887     3,331
    Petroleum product transportation........................      264       738       920       684       818
                                                              -------   -------   -------   -------   -------
                                                                1,145     2,171     3,494     2,571     4,149
                                                              -------   -------   -------   -------   -------
        Total direct overhead...............................  $ 3,193   $ 5,464   $ 7,416   $ 5,422   $ 9,223
                                                              =======   =======   =======   =======   =======
Fleet EBITDA(1):
  Marine support services:
    Offshore energy support.................................    3,210     7,700    18,632    10,996    38,313
    Offshore and harbor towing..............................    4,614     5,470     5,106     3,825     3,249
                                                              -------   -------   -------   -------   -------
                                                                7,824    13,170    23,738    14,821    41,562
  Marine transportation services:
    Chemical transportation.................................    5,307     6,094     9,209     5,650    11,398
    Petroleum product transportation........................    3,595     5,170     5,216     4,148     3,536
                                                              -------   -------   -------   -------   -------
                                                                8,902    11,264    14,425     9,798    14,934
                                                              -------   -------   -------   -------   -------
        Total fleet EBITDA(1)...............................   16,726    24,434    38,163    24,619    56,496
Corporate overhead expenses.................................    6,388     7,054     7,563     5,627     8,345
                                                              -------   -------   -------   -------   -------
EBITDA(1)...................................................   10,338    17,380    30,600    18,992    48,151
Depreciation and amortization expenses......................    4,500     6,308     9,830     6,115    13,021
                                                              -------   -------   -------   -------   -------
Income from operations......................................  $ 5,838   $11,072   $20,770   $12,877   $35,130
                                                              =======   =======   =======   =======   =======

------------------------------

(1) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interest and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. Fleet EBITDA is EBITDA before corporate overhead expenses. EBITDA and fleet EBITDA are not required by generally accepted accounting principles, should not be considered as alternatives to net income as indicators of the Company's operating performance, or as alternatives to cash flows from operations as a measure of liquidity, and do not represent funds available for management's use. The Company's EBITDA may not be comparable to similarly titled measures reported by other companies.

HISTORICAL GROWTH

     Since December 31, 1994, when the Company's fleet consisted of 66 vessels, the Company has completed the acquisition of 190 vessels at an aggregate cost of approximately $640.8 million, including 96 vessels that will have been acquired between October 1, 1997 and the completion of the Offering at an aggregate cost of $409.0 million. Of the 190 vessels, 165 are offshore energy support vessels and the balance are employed in the Company's offshore and harbor towing operations and marine transportation services. The Company believes the increased size of its vessel fleet will enable it to take further advantage of the strong worldwide demand for marine support and transportation services.

REVENUE OVERVIEW

  MARINE SUPPORT SERVICES

     Revenue derived from vessels providing marine support services is attributable to the Company's offshore energy support fleet and its offshore and harbor towing operations.

     Offshore Energy Support. Revenue derived from the Company's offshore energy support services is primarily a function of the size of the Company's fleet, vessel day rates or charter rates, and fleet utilization. Rates and utilization are primarily a function of offshore drilling, production, and construction activities. Levels of offshore drilling, production, and construction have increased over the past several years as a result of fundamental changes in the energy industry, including: (i) improvements in exploration technologies, such as 3-D seismic technology and directional drilling techniques, that have increased drilling success rates; (ii) improvements in subsea completion and production technologies that have led to increased deepwater drilling and development; and (iii) expansion of production infrastructure that has improved the economics of developing smaller oil and gas fields. These higher overall activity levels have led to increased demand for the Company's offshore energy support services and higher overall vessel day rates in the U.S. Gulf of Mexico. Day rates offshore West Africa, where the Company expects to commence significant operations in January 1998 upon closing of the Care acquisition, are at levels approaching those in the U.S. Gulf of Mexico. Day rates in the Arabian Gulf and offshore Southeast Asia, which the Company believes have been among the lowest in the world, have also been gradually increasing as a result of increases in exploration and production activity in these areas. Contracts for the utilization of offshore service vessels commonly include termination provisions with three- to five-day notice requirements and no termination penalty. As a result, the operations of companies engaged in the offshore energy service market are particularly sensitive to changes in market demand.

     The following table sets forth average day rates achieved by the offshore supply boats and crew boats owned or operated by the Company in the U.S. Gulf of Mexico and their average utilization for the periods indicated.

                                                                      1994                                1995
                                                        ---------------------------------   ---------------------------------
                                                          Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
Number of supply boats at end of period...............       5        7        7        8       10       10       10       10
Average supply boat day rates(1)......................  $3,433   $3,035   $3,200   $3,060   $2,886   $2,843   $3,113   $3,244
Average supply boat utilization(2)....................      94%      73%      80%      90%      71%      76%      84%      93%
Number of crew boats at end of period(3)(4)...........      --       --       20       19       26       26       26       26
Average crew boat day rates(1)(3).....................      --       --   $1,405   $1,435   $1,444   $1,412   $1,422   $1,458
Average crew boat utilization(2)(3)...................      --       --       87%      88%      79%      81%      90%      91%

                                                                            1996                            1997
                                                              ---------------------------------   ------------------------
                                                                Q1       Q2       Q3       Q4       Q1       Q2       Q3
Number of supply boats at end of period.....................      10       11       16       18       19       21       25
Average supply boat day rates(1)............................  $3,468   $4,095   $5,034   $5,776   $6,478   $7,176   $7,636
Average supply boat utilization(2)..........................      92%     100%      97%      90%      87%      90%      91%
Number of crew boats at end of period(3)(4).................      35       35       36       36       39       39       39
Average crew boat day rates(1)(3)...........................  $1,469   $1,466   $1,528   $1,531   $1,777   $1,940   $2,119
Average crew boat utilization(2)(3).........................      89%      93%      96%      96%      95%      93%      95%

------------------------------

(1) Average day rates are calculated based on vessels operating domestically by dividing total vessel revenue by the total number of days of vessel utilization.

(2) Utilization is based on vessels operating domestically and determined on the basis of a 365-day year. Vessels are considered utilized when they are generating charter revenue.

(3) Excludes utility boats.

(4) The Company first began operating crew boats in July 1994.

     Offshore and Harbor Towing. Revenue derived from the Company's tug operations is primarily a function of the number of tugs available to provide services, the rates charged for their services, and the volume of vessel traffic requiring docking and other ship-assist services. Vessel traffic, in turn, is largely a function of the general trade activity in the region served by the port. The Company generally has maintained five tugs in Port Everglades, three tugs in Port Canaveral, and four tugs in Mobile, with four additional tugs available to provide offshore towing services.

     The following table summarizes certain operating information for the Company's tugs.

                                                                                     NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                   ---------------------------   -------------------
                                                    1994      1995      1996       1996       1997
Number of tugs at end of period..................       10        11        16         14         16
Total ship docking tug jobs......................    8,740     9,233     9,034      7,150      7,126
Total offshore and harbor towing revenue (in
  thousands).....................................  $11,140   $12,582   $13,951    $10,234    $12,993

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation. Generally, demand for industrial chemical transportation services coincides with overall economic activity. Since 1989, revenue derived from chemical transportation operations has been entirely attributable to the operations of Ocean Specialty Tankers Corporation ("OSTC"), a company owned equally by OMI Corp. ("OMI") and the Company until August 1996, when the Company acquired OMI's interest in OSTC along with three chemical carriers owned by OMI (the "OMI Chemical Carriers"). Prior to the acquisition, the Company's chemical transportation revenue consisted of distributions from OSTC attributable to the Company's two chemical carriers marketed by OSTC based upon a formula that took into account individual vessel performance characteristics applied to OSTC's revenue (net of fuel costs, port charges, and overhead). Since the acquisition, the Company continues to have OSTC market the five chemical carriers and receives the revenue attributable to all five of the vessels.

     Petroleum Product Transportation. Since entering service in 1975, the product carrier Seabulk Challenger has derived all of its revenue from successive voyage and time charters to Shell. Under the current charter, fuel and port costs are for the account of the charterer, charter hire escalates based upon changes in the consumer price index, and charter hire is suspended while the vessel is unavailable to transport cargo, as when it is undergoing repairs or regularly scheduled maintenance. The charter extends to January 2000, with the charterer retaining the right to early termination upon the payment to the Company of a significant penalty. In the fourth quarter of 1996, the charter rate was renegotiated and reduced by approximately 6% to reflect the lower current market rate. Revenue from the Company's towboats and fuel barges has been derived primarily from contracts of affreightment with Florida Power & Light Company ("FPL") and Steuart Petroleum Co. that require the Company to transport fuel as needed by those two customers, with the FPL contract having a guaranteed minimum utilization.

     The following table sets forth the average time charter equivalents for the Company's chemical and product carriers, including the OMI Chemical Carriers as if such vessels were owned by the Company during the periods presented.

                                                                                     NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                   ---------------------------   -------------------
                                                    1994      1995      1996       1996       1997
Number of vessels................................        6         6         6          6          6
Time charter equivalents(1)......................  $24,751   $25,629   $25,276    $25,551    $25,863

------------------------------

(1) Time charter equivalents are calculated by deducting total voyage expenses from total voyage revenue and dividing the result by the total days per voyage.

OVERVIEW OF OPERATING EXPENSES AND CAPITAL EXPENDITURES

     The Company's operating expenses are primarily a function of fleet size and utilization. The most significant expense categories are crew payroll and benefits, depreciation and amortization, charter hire, maintenance and repairs, fuel, and insurance.

     The crews of Company-manned chemical and product carriers are paid on a time-for-time basis by which they receive paid leave in proportion to time served aboard a vessel. The crews of offshore energy support vessels and certain tugs and towboats are paid only for days worked.

     Charter hire consists primarily of payments made with respect to the bareboat charters of the Seabulk Challenger and Seabulk Magnachem, which were acquired pursuant to leveraged lease transactions and operating lease payments on the tractor tug Broward. The Company also pays charter hire when it charters harbor tugs to meet requirements in excess of its own tugs' availability.

     The Company capitalizes expenditures exceeding $5,000 for product and chemical tankers and $3,000 for all other vessels, where the item acquired has a useful life of three years or greater. Vessel improvements are capitalized if they extend the useful life of the vessel or increase its value. The Company overhauls main engines and key auxiliary equipment in accordance with a continuous planned maintenance program. Under applicable regulations, the Company's chemical and product carriers, offshore service vessels, and its four largest tugs are required to be drydocked twice in a five-year period for inspection and routine maintenance and repairs. These vessels are also required to undergo special surveys every five years involving comprehensive inspection and corrective measures to insure their structural integrity and proper functioning of their cargo and ballast piping systems, critical machinery and equipment, and coatings. The Company's fuel barges, because they are operated in fresh water, are required to be drydocked only twice in each ten-year period. The Company's harbor tugs and towboats generally are not required to be drydocked on a specific schedule. During the years ended December 31, 1994, 1995, and 1996, the Company drydocked 13, 42, and 25 vessels, respectively, at an aggregate cost (exclusive of lost revenue) of $1.6 million, $2.0 million, and $1.6 million, respectively, and during the nine months ended September 30, 1996 and 1997 the Company drydocked 17 and 34 vessels, respectively, at an aggregate cost (exclusive of lost revenue) of $0.6 million and $3.5 million, respectively. See "-- Liquidity and Capital Resources" for information regarding anticipated maintenance and improvement expense, including drydocking expense. The Company accounts for its drydocking costs under the deferral method. Under the deferral method, capitalized drydocking costs are expensed over the period preceding the next scheduled drydocking. See Note 1 of the Company's consolidated financial statements. In addition to variable expenses associated with vessel operations, the Company incurs fixed charges to depreciate its marine assets. The Company calculates depreciation based on a useful life ranging from 25 years from the date built for its steel-hull offshore energy support vessels to 30 years from the date built for aluminum-hull vessels, unless extended to give consideration to the condition of vessels at acquisition date and the extent, if any, of significant capital improvements which have been made to such vessels, the lesser of any applicable lease term life or the OPA 90 life for its product and chemical carriers, ten years from the acquisition date for its fuel barges, and 40 years from the date built for its towboats and tugs.

     Insurance costs consist primarily of premiums paid for (i) protection and indemnity insurance for the Company's marine liability risks, which are insured by a mutual insurance association of which the Company is a member and through the commercial insurance markets; (ii) hull and machinery insurance and other maritime-related insurance, which are provided through the commercial marine insurance markets; and (iii) general liability and other traditional insurance, which is provided through the commercial insurance markets. Insurance costs, particularly costs of marine insurance, are directly related to overall insurance market conditions and industry and individual loss records, which vary from year to year.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenue. Revenue increased 98% to $142.9 million for the nine months ended September 30, 1997 from $72.1 million for the nine months ended September 30, 1996 primarily due to increased revenue in the Company's offshore energy support and chemical transportation operations.

     Revenue from offshore energy support operations increased 158% for the nine months ended September 30, 1997 primarily due to acquisitions, greater utilization of crew boats, and higher day rates resulting from increased offshore exploration and production activity. Utilization of supply boats decreased to 89% for the 1997 period from 96% for the 1996 period due to a program of regularly scheduled drydocking, and utilization of crew boats increased to 94% for the 1997 period from 93% for the 1996 period. During the 1997 period, day rates for supply boats owned, operated, or managed by the Company increased 64% from the 1996 period, and day rates for crew boats owned, operated, or managed by the Company increased 31% from the 1996 period.

     Petroleum product transportation revenue decreased 9% to $13.0 million for the nine months ended September 30, 1997 from $14.4 million for the nine months ended September 30, 1996 primarily due to the reduced charter rate on the Seabulk Challenger.

     Chemical transportation revenue increased 129% to $44.1 million for the nine months ended September 30, 1997 from $19.2 million for the nine months ended September 30, 1996 primarily due to the August 1996 acquisition of the OMI Chemical Carriers and the remaining 50% interest in OSTC.

     Revenue from offshore and harbor towing operations increased 27% to $13.0 million for the nine months ended September 30, 1997 from $10.2 million for the nine months ended September 30, 1996 primarily as a result of acquisitions and the redeployment of certain vessels in the offshore towing sector.

     Operating Expenses. Operating expenses increased 83% to $77.1 million for the nine months ended September 30, 1997 from $42.1 million for the nine months ended September 30, 1996 primarily due to increases in crew payroll and benefits, maintenance and repair, and supplies and consummables resulting from acquisitions and increased business activity. As a percentage of revenue, operating expenses decreased to 54% for the nine months ended September 30, 1997 from 58% for the nine months ended September 30, 1996.

     Overhead Expenses. Overhead expenses increased 59% to $17.6 million for the nine months ended September 30, 1997 from $11.0 million for the nine months ended September 30, 1996 primarily due to increased staffing requirements due to acquisitions. As a percentage of revenue, overhead expenses decreased to 12% for the nine months ended September 30, 1997 from 15% for the nine months ended September 30, 1996.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased 113% to $13.0 million for the nine months ended September 30, 1997 as compared with $6.1 million for the nine months ended September 30, 1996 as a result of an increase in fleet size due to acquisitions.

     Income from Operations. Income from operations increased 173% to $35.1 million, or 25% of revenue, for the nine months ended September 30, 1997 from $12.9 million, or 18% of revenue, for the nine months ended September 30, 1996 as a result of the factors noted above.

     Net Interest Expense. Net interest expense decreased 48% to $4.5 million, or 3% of revenue, for the nine months ended September 30, 1997 from $8.8 million, or 12% of revenue, for the nine months ended September 30, 1996 primarily as a result of debt retirement.

     Net Income (Loss). The Company had net income of $15.7 million for the nine months ended September 30, 1997 as compared to a net loss of $5.3 million for the nine months ended September 30, 1996 primarily as a result of the factors noted above.

  YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Revenue. Revenue increased 55% to $109.4 million in 1996 from $70.6 million in 1995 primarily due to increased revenue in the Company's offshore energy support and chemical transportation operations.

     Revenue from offshore energy support operations increased 88% to $43.7 million in 1996 from $23.2 million in 1995 primarily due to acquisitions and greater utilization of supply and crew boats and higher day rates resulting from increased offshore exploration and production activity. During 1996, day rates for supply boats owned, operated, or managed by the Company increased 57% from 1995, and day rates for crew boats owned, operated, or managed by the Company increased 7% from 1995. Utilization of supply boats increased to 94% for 1996 from 81% for 1995, and utilization of crew boats increased to 94% for 1996 from 85% for 1995.

     Petroleum product transportation revenue increased 17% to $18.9 million in 1996 from $16.1 million in 1995 primarily due to increased movements of product by the Company's towboat and barge fleet.

     Chemical transportation revenue increased 76% to $32.8 million in 1996 from $18.6 million in 1995 primarily due to the August 1996 acquisition of the OMI Chemical Carriers and the remaining 50% interest in OSTC.

     Revenue from offshore and harbor tug operations increased 11% to $14.0 million in 1996 from $12.6 million in 1995 primarily as a result of increased tanker and freighter traffic in Port Everglades. Revenue also increased in the port of Mobile due to a tariff increase and an increase in port traffic.

     Operating Expenses. Operating expenses increased 57% to $63.8 million in 1996 from $40.7 million in 1995 primarily due to increases in crew payroll and benefits, maintenance and repair, and supplies and consummables resulting from acquisitions and increased business activity. As a percentage of revenue, operating expenses remained stable at 58% for both 1996 and 1995.

     Overhead Expenses. Overhead expenses increased 20% to $15.0 million in 1996 from $12.5 million in 1995 primarily due to increased staffing requirements due to acquisitions. As a percentage of revenue, overhead expenses decreased to 14% in 1996 from 18% in 1995.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased 56% to $9.8 million in 1996 compared with $6.3 million in 1995 as a result of an increase in fleet size due to acquisitions.

     Income from Operations. Income from operations increased 88% to $20.8 million, or 19% of revenue, in 1996 from $11.1 million, or 16% of revenue, in 1995 as a result of the factors noted above.

     Net Interest Expense. Net interest expense increased 1% to $11.6 million in 1996 from $11.5 million in 1995. As a percentage of revenue, net interest expense decreased to 11% in 1996 from 16% in 1995.

     Net Income (Loss). The Company had a net loss of $(2.1) million in 1996 after incurring a net loss of $(0.4) million in 1995 primarily as a result of non-recurring charges of $8.1 million, net of a $1.5 million income tax benefit, related to an early extinguishment of debt in connection with the August 1996 initial public offering.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Revenue. Revenue increased 42% to $70.6 million in 1995 compared with $49.8 million in 1994 primarily due to the Company's purchase of new businesses and additional vessels.

     Offshore energy support operations showed a 105% increase in revenue in 1995 primarily due to the acquisition of additional supply and crew boats. Although revenue increased, the utilization of supply boats decreased to 81% in 1995 from 84% in 1994 and the utilization of crew boats decreased to 85% in 1995 from 88% in 1994 due primarily to the relatively warm winter in early 1995, which caused a decline in oil and gas prices thereby reducing exploration and production activities. There was a 5% decrease in average day rates for the Company's supply boats in 1995 from 1994, while average day rates for the Company's crew boats remained relatively stable.

     Chemical transportation revenue increased 10% in 1995 primarily due to fewer off-hire (out-of- service) days incurred by the Seabulk Magnachem in 1995 following its regularly scheduled drydocking in 1994.

     Revenue from petroleum product transportation increased 54% in 1995 primarily due to a full year of operating results for the Sun State tug and barge fleet, which was acquired in September 1994.

     Revenue from offshore and harbor tug operations increased 13% to $12.6 million in 1995 from $11.1 million in 1994 primarily due to an increase in overall traffic in the ports served by the Company.

     Operating Expenses. Operating expenses increased 36% to $40.7 million in 1995 from $29.9 million in 1994 primarily due to increased operating expenses associated with acquisitions, although operating expenses decreased as a percentage of revenues to 58% in 1995 from 60% in 1994.

     Overhead Expenses. Overhead expenses increased 31% to $12.5 million in 1995 compared with $9.6 million in 1994 primarily due to increases in staffing, certain benefits, and insurance expenses directly related to new business acquisitions. Also, in addition to paying discretionary performance bonuses in April 1995 which were, in part, related to prior periods, an accrual of $400,000 was made at year end for 1995 performance bonuses. As a percentage of revenues, overhead expenses decreased to 18% in 1995 from 19% in 1994.

     Depreciation and Amortization. Depreciation and amortization expense increased 40% to $6.3 million in 1995 compared with $4.5 million in 1994 primarily due to an increase in fleet size as a result of acquisitions.

     Income from Operations. Income from operations increased 90% to $11.1 million, or 16% of revenue, in 1995 compared with $5.8 million, or 12% of revenue, in 1994. This increase was a result of a substantial increase in income from operations from the Company's offshore energy segment and an increase in the Company's fuel energy segment that were mainly the result of acquisitions. Harbor towing achieved an increase in income from operations of 25% over 1994 as a result of an overall increase in traffic in Mobile, Port Canaveral, and Port Everglades.

     Net Interest Expense. Net interest expense increased 116% to $11.5 million, or 16% of revenue, in 1995 compared with $5.3 million, or 11% of revenue, in 1994 primarily due to interest on debt incurred in the last quarter of 1994 to finance acquisitions.

     Net Income (Loss). The Company had a net loss of $(0.4) million in 1995 compared with net income of $0.4 million in 1994, primarily due to an increase in financing costs incurred in connection with acquisitions completed in 1994 and the other factors noted above.

SEASONALITY

     The Company has experienced some slight seasonality in its overall operations. The first half of the year is generally not as strong as the second half due to lower activity in offshore energy support activity and petroleum product transportation during the months of February, March, and April.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital requirements historically have arisen primarily from its working capital needs, acquisition of marine vessels, improvements to vessels, and debt service requirements. The Company's principal sources of cash have been borrowings, cash provided by operating activities, and proceeds from the IPO in August 1996, the Follow-on Offering in February 1997, and the Trust Preferred Offering in June 1997.

     In August 1996, the Company completed the IPO, which resulted in net proceeds to the Company of approximately $76.7 million. Of such net proceeds, approximately $34.7 million was used to fund the $35.5 million cash portion of the $97.5 million aggregate purchase price of three chemical carriers, ten supply boats and one crew boat (the "August 1996 Acquisitions") and approximately $42.0 million was used to repay indebtedness. The balance of the purchase price of the August 1996 Acquisitions was paid by the assumption or incurrence of $62.0 million of debt obligations. In addition, the Company agreed to indemnify certain affiliates of one of the sellers for certain liabilities up to a maximum of $7.0 million.

     In February 1997, the Company completed the Follow-on Offering, which resulted in net proceeds to the Company of approximately $94.3 million. Of such amount, approximately $36.2 million was used to repay outstanding indebtedness. Of the balance of approximately $58.1 million, $5.5 million was used to fund vessel acquisitions, $20.9 million was used to fund the remainder of the purchase price of four supply boats and one crew boat acquired in the second quarter of 1997, $1.8 million was used to fund the purchase of one crew boat in the third quarter of 1997, $6.9 million was designated to fund the refurbishment and lengthening of two supply boats which were put into service during the fourth quarter of 1997 and the remaining $23.0 million was available for general corporate purposes and to fund a portion of the costs of the vessels being constructed.

     In May 1997, the Company acquired 35 offshore energy support vessels from GMMOS for consideration of $58.7 million, consisting of cash of $49.0 million, a note payable in the amount of $6.0 million, and 141,760 shares of Class A Common Stock valued by the Company at $3.7 million. Of the cash portion of the purchase price, $10.5 million was funded from the Company's available cash and $38.5 million was drawn under the Credit Facility.

     In June 1997, the Company completed the Trust Preferred Offering, which resulted in net proceeds to the Company of approximately $111.6 million. Of that amount, approximately $94.2 million was used to repay amounts outstanding under the Credit Facility and $6.0 million was used to repay the $6.0 million note issued in the May 1997 GMMOS acquisition. The remaining $11.4 million was used for general corporate purposes.

     The Credit Facility currently provides for a $175.0 million revolving line of credit that matures on September 30, 2002. See "Description of Certain Indebtedness -- Credit Facility." At September 30, 1997, borrowings outstanding under the Credit Facility aggregated $17.0 million. In October 1997, the Company borrowed an additional $84.5 million under the Credit Facility to fund the acquisition of Bay, repay certain of Bay's indebtedness, fund the acquisition of the IMS vessels, and fund $10.0 million of new vessel construction and refurbishment costs. In December 1997, the Company borrowed $4.7 million under the Credit Facility to fund a portion of the $20.5 million purchase price of the Selat vessels. The Company intends to reduce the outstanding borrowings under the Credit Facility by approximately $46.0 million with a portion of the proceeds of the Offering.

     The Term Loan provides for a $300.0 million facility which can be drawn at any time prior to April 1, 1998 primarily to finance the Care acquisition. The Term Loan is payable in 28 equal quarterly installments from June 30, 1998 through March 31, 2005. See "Description of Certain Indebtedness -- Term Loan." In December 1997, the Company borrowed $15.8 million under the Term Loan to fund the balance of the purchase price for the acquisition of the Selat vessels and it expects to borrow $284.2 million under the Term Loan to fund the Care acquisition in January 1998. Accordingly, at the time of the Offering it is expected that $300.0 million will be outstanding under the Term Loan, of which $100.0 million will be repaid with a portion of the proceeds of the Offering.

     The Company's future capital needs are expected to relate primarily to debt service obligations, maintenance and improvements of its fleet, and acquisitions. The Company's outstanding indebtedness at September 30, 1997, after giving pro forma effect to the acquisitions occurring between that date and the

Offering, and to the Offering and the application of the proceeds therefrom, would have been $320.3 million. The Company's principal and interest payment obligations for 1998 are estimated to be approximately $50.8 million, and operating lease obligations for 1998 are estimated to be approximately $4.4 million.

     Capital requirements for vessel maintenance and improvements, including scheduled drydockings, are estimated to be approximately $20.0 million for 1997, of which $10.3 million had been expended as of September 30, 1997, and approximately $39.0 million for 1998.

     During 1997, the Company constructed one SDM(TM) at a cost of $5.0 million, one double-hull barge at a cost of $1.0 million, and purchased four additional double-hull barges for an aggregate of $2.4 million. These four barges are currently being refurbished for an estimated aggregate cost of $2.6 million and will be deployed in Sun State's operations. The Company has contracted for the construction of two additional SDMs(TM) at an estimated aggregate cost of approximately $10.0 million with delivery expected in 1998. The Company has contracted for the construction of six supply boats for delivery during 1998 at an estimated aggregate cost of $54.0 million. The Company has also agreed to purchase for an estimated aggregate cost of $15.3 million, five newly constructed 152-foot crew boats, one of which was delivered in the third quarter of 1997 and the remainder are scheduled for delivery in 1998 and 1999. The Company has also contracted for the construction of two tugs at an estimated aggregate cost of $9.0 million for delivery in the second quarter of 1998. During 1997, the Company formed a joint venture with Aker Marine Contractors, Inc. ("Aker") to construct and operate a 279-foot construction/anchor handling/tug supply vessel. The Company's capital expenditure obligation with respect to such joint venture is currently estimated to be approximately $20.8 million, of which $1.6 million was expended in 1997, and $16.9 million and $2.3 million are expected to be expended in 1998 and 1999, respectively. The Company currently intends to fund the aggregate cost of the SDMs(TM), the crew boats, the supply boats, the barges, the tugs, and the construction/anchor handling tug/supply vessel from available working capital, borrowings under the Credit Facility, lease financing, or a combination of such sources.

     The Company has a 2.4% equity interest in five 45,300 dwt double-hull petroleum product carriers currently under construction. The aggregate costs of the five carriers is estimated to be $255.0 million, of which approximately $40.0 million will constitute equity investment and $215.0 million will be financed with the proceeds of government-guaranteed Title XI ship financing bonds issued in March 1996. Subject to certain conditions, the Company has an option, exercisable through 2002, to purchase a 49.2% interest at a price equal to (i) the investor's equity investment plus a stated annual return, or (ii) if exercised after December 31, 1997, the greater of the fair market value of the interest or the amount set forth in (i). The Company also has an option, exercisable on January 15, 1998, to purchase an additional 23.4% interest at a price equal to the investor's equity investment plus a stated return. Should the Company fail to exercise the latter option, the investor has the option to acquire 1.6% of the ownership interest from the Company for nominal consideration. The total estimated cost of exercising the Company's options is up to $32.0 million (assuming the options are exercised prior to January 1, 1998). The Company currently has no understanding or agreements with respect to the financing that it would require if it were to exercise either or both of these options, and there can be no assurance that such financing will be available.

     In May 1997, the Company's board of directors authorized the repurchase of up to 1,000,000 shares of the Company's Class A Common Stock. The amount of funds required to repurchase Class A Common Stock will depend upon the actual number of shares repurchased and the market price paid by the Company for those shares. The Company has not repurchased any shares of Class A Common Stock under this authorization.

     The Company believes that the proceeds of the Offering, cash generated from operations, and amounts available under the Credit Facility will be sufficient to fund debt service requirements, planned capital expenditures, and working capital requirements for the foreseeable future. The Company also believes that such resources together with the potential future use of debt or equity financing, will allow the Company to pursue its strategy of growth through acquisitions. However, since future cash flows are subject to a number of uncertainties, including the condition of the markets served by the Company, there can be no assurance that these resources will continue to be sufficient to fund the Company's cash requirements.

FORWARD-LOOKING INFORMATION

     The Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in the MD&A, including statements regarding the Company's operating strategy, plans, objectives and beliefs of management for future operations, planned capital expenditures and vessel acquisition and construction are forward-looking statements. Although the Company believes the expectations and beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that they will prove to have been correct. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the Company's expectations. Also, see "Forward-Looking Statements."

EFFECT OF INFLATION

     The Company does not consider inflation a significant business risk in the current and foreseeable future although the Company has experienced some cost increases. In some cases, these increases have been offset by charter hire escalation clauses.

PROSPECTIVE ACCOUNTING CHANGES

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," which are effective for fiscal years beginning after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under Accounting Principles Board No. 15, "Earnings Per Share," by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation, for complex capital structures, of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. SFAS No. 129 requires disclosing information about an entity's capital structure. The Company plans to adopt SFAS No. 128 and SFAS No. 129 in 1998 and expects no material impact to the Company's EPS calculation or disclosure information.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This Statement established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that the Company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company plans to adopt SFAS No. 130 in 1998 and expects no material impact to the Company's financial statement presentation.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This Statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and amends SFAS No. 94, "Consolidation of all Majority-Owned Subsidiaries." This Statement requires annual financial statements to disclose information about products and services, geographic areas and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. This new management approach may result in more information being disclosed than presently presented and require new interim information not previously presented. The Company plans to adopt SFAS No. 131 in 1998 with impact only to the Company's disclosure information and not its results of operation.

OTHER MATTERS

     In 1997, the Company purchased and is installing a software package for its significant domestic applications which is year 2000 compliant.

                                    BUSINESS

GENERAL

     Hvide is one of the world's leading providers of marine support and transportation services, serving primarily the energy and chemical industries. The Company has been an active consolidator in each of the markets in which it operates, increasing its vessel fleet from 23 vessels in 1993 to 256 vessels currently. As a result, the Company is the third largest operator of offshore energy support vessels in the U.S. Gulf of Mexico and, as a result of several recent and pending acquisitions, is the largest operator of offshore energy support vessels in the Arabian Gulf and a leading operator of such vessels offshore West Africa and Southeast Asia. In addition, the Company is the sole provider of commercial tug services at Port Everglades and Port Canaveral, Florida, a leading provider of such services in Mobile, Alabama, and, as a result of the recent acquisition of Bay, the sole provider of such services in Tampa, Florida. The Company also transports petroleum products and specialty chemicals in the U.S. domestic trade, a market insulated from international competition under the Jones Act.

     During 1997, the Company substantially expanded its offshore energy support operations into several new international markets and increased its deepwater capability. The acquisition of vessels from GMMOS, IMS, and Selat for aggregate consideration of $115.2 million, positioned Hvide as the largest operator of offshore energy support vessels in the Arabian Gulf. The Care acquisition will expand the Company's international operations to offshore West Africa and Southeast Asia. The resulting international fleet of 124 offshore energy support vessels provides a platform for further international expansion in regions in which the Company believes demand for offshore energy support services will continue to increase. The diversity of the Company's overall fleet enables the Company to provide a broad range of services and to take advantage of market upturns while reducing its exposure to downturns in any particular market sector or geographic region.

RECENT AND PENDING ACQUISITIONS AND NEW VESSEL CONSTRUCTION

     Consistent with its business strategy, the Company has entered into a series of consolidating acquisitions during 1997 that have substantially expanded its international offshore energy support fleet and increased its domestic offshore and harbor towing operations.

     Care. In November 1997, the Company entered into a definitive agreement to purchase a diversified fleet of 36 offshore energy support vessels, including 22 deepwater-capable anchor handling tug/supply vessels, from Care. As currently deployed, the fleet consists of 21 vessels offshore in West Africa, eight vessels offshore Southeast Asia, two vessels in the North Sea, two vessels offshore Argentina, two vessels offshore South Africa, and one vessel in the Arabian Gulf. The aggregate purchase price for the fleet is $284.2 million in cash to be funded with borrowings under the Term Loan. The transaction is expected to close in early January 1998.

     GMMOS. In May 1997, the Company completed the acquisition of a diversified fleet of 35 offshore energy support vessels from GMMOS for consideration of $58.7 million. The GMMOS acquisition established the Company's position as the leading offshore energy support provider in the Arabian Gulf.

     IMS. In October 1997, the Company acquired a diversified fleet of 30 offshore energy support vessels operating primarily in the Arabian Gulf, a topside vessel repair facility, and certain related assets from IMS for $36.0 million.

     Selat. In December 1997, the Company acquired a diversified fleet of 14 offshore energy support vessels, operating primarily in the Arabian Gulf, and certain related assets from Selat for $20.5 million.

     Bay. In October 1997, the Company acquired all of the outstanding stock of Bay, a harbor towing company that operates a fleet of six tractor tugs and eight conventional harbor tugs. Bay is the sole provider of harbor towing services in the port of Tampa, Florida, where nine of its tugs operate. An additional two tugs are to be deployed in towing operations offshore Mexico, and the remaining three tugs are chartered to operators in California. The acquisition of Bay's fleet of 14 vessels increased the Company's domestic tug fleet to 30 tugs, including eight tractor tugs. The aggregate purchase price for such acquisition was $56.0 million, including the assumption of approximately $19.5 million of debt.

     MPL. In October 1997, the Company entered into an agreement in principle to purchase two anchor handling tug/supply vessels from a subsidiary of MPL for an aggregate purchase price of $12.3 million, which transaction is expected to close in December 1997. These vessels are currently operating offshore Southeast Asia.

     Digicon. In December 1997, the Company entered into an agreement in principle to acquire one geophysical survey vessel from Digicon for $5.9 million in cash in a transaction expected to close in the first quarter of 1998.

     New Vessel Construction. The Company has entered into agreements to (i) construct six 205-foot dynamically positioned supply boats and five 152-foot high-speed crew boats in response to the increasing demand for deepwater support vessels in the U.S. Gulf of Mexico, (ii) construct two SDMs(TM) for use in the Company's harbor towing operations, (iii) construct two offshore tugs, and (iv) construct and operate a 279-foot construction/anchor handling tug/supply vessel pursuant to a joint venture. It is currently estimated that these construction projects will require capital expenditures of up to $100.0 million through 1999.

STRATEGY

     The Company's strategy is to grow through selected acquisitions that (i) further consolidate the marine support and transportation services markets in which the Company operates and (ii) establish a meaningful presence in new markets that will benefit from consolidation. The Company believes it will continue to have numerous opportunities to make additional accretive acquisitions in its core business segments. In addition, to satisfy increasing demand in certain of its market segments, the Company intends to grow through new construction of premium assets such as deepwater-capable, dynamically positioned supply boats, high-speed crew boats, a construction/anchor handling tug/supply vessel, innovative SDMs(TM), and double-hull petroleum product carriers. Critical elements of the Company's strategy include continuing to (i) utilize its demonstrated expertise in acquiring vessels, thereby further consolidating its target markets, (ii) focus on domestic and international markets that the Company believes will benefit from consolidation, (iii) develop and apply marine technology to meet customers' needs in an innovative and cost-effective manner, (iv) maintain and pursue long-term customer relationships that may reduce the risk associated with the investment required for new vessels and mitigate the effects of industry cyclicality, and (v) enhance its record of quality service and safety.

     Demonstrated Expertise in Acquiring Vessels in its Target Markets. Many international and domestic marine transportation markets, including offshore energy support and towing, are undergoing consolidation. Small, privately owned companies face increasing difficulty competing for market share, obtaining adequate insurance coverage at economically viable rates, and meeting increasingly more stringent customer and regulatory safety and environmental requirements. The Company believes it is well positioned to take advantage of this consolidation trend. The Company's recent acquisitions have (i) substantially increased the size of its fleet, (ii) established it as one of the leading operators in the U.S. Gulf of Mexico and certain international energy markets, and (iii) given it a reputation as a successful consolidator in its target markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Growth" and "-- Recent and Pending Acquisitions and New Vessel Construction."

     Focus on Domestic and International Markets that the Company Believes Will Benefit from Consolidation. The Company has operated a substantial number of vessels in the U.S. domestic trade since its inception. During 1997, the Company has expanded into several international markets through a series of consolidating acquisitions. The Company intends to continue to pursue selected domestic and international opportunities where significant consolidation savings and economies of scale can be achieved.

     Technological Leadership and Business Innovation. The Company believes it has been a leader in developing and applying marine technology to meet its customers' needs in a cost-effective manner. Principals of the Company designed, engineered, and developed the CATUG(R) integrated tug/barge ("ITB"), in which a catamaran-hull tug is married to the stern section of a dedicated barge to achieve construction cost savings and operating efficiencies, such as lower manning requirements. The Seabulk Challenger, the Company's petroleum product carrier, was the first of 12 CATUG(R)s constructed in the world. The Company's Seabulk

America is an innovative combination of the stern portion of a wrecked oil tanker with the forebody of the chemical barge portion of a former ITB. By combining this stern and forebody, the Company obtained one of the most recently constructed chemical carriers in the U.S. domestic trade at a cost substantially lower than that of a newly constructed vessel. The Company demonstrated its business innovation in the formation of what was, prior to completion of its acquisition of the OMI Chemical Carriers, the only pool of chemical carriers in the U.S. domestic trade, in the formation of the entities that will own five new double-hull petroleum product carriers currently under construction, and most recently in the design of ship-docking modules, or SDMs(TM). See "-- Company Operations -- Marine Transportation Services."

     Long-term Relationships. The Company currently maintains and continues to pursue long-term customer relationships. Long-term contracts can both minimize the risk associated with the substantial investments frequently required for new vessels and may reduce the effects of any cyclical downturns in the industry. This element of the strategy began with the Company's long-term charter of its petroleum product carrier to Shell and continued with the acquisition of the towboat and fuel barge fleet in September 1994, which has a long-term contract with FPL that expires in September 1998.

     Quality Service and Safety. Over a span of nearly 40 years, the Company believes it has built a reputation for providing its customers with the highest quality service and safety in terms of timeliness, dependability, and technical expertise. The Company continuously seeks to improve the quality of its service both by upgrading the capabilities of its vessels and by increasing the skill levels of its employees. It believes, for example, that its chemical carriers have experienced a particularly low level of cargo degradation claims relative to its competitors; that its emphasis on preventive maintenance minimizes vessel time out of service and repair expenses; and that its reputation provides an advantage in retaining customer loyalty (particularly in times of excess capacity) and in entering new markets.

     As part of its continuing effort to maintain high standards of quality and safety, the Company has obtained certification under the voluntary quality assurance, safety, and environmental standards established under ISO 9002 and a document of compliance with the International Ship Management (ISM) Code, which becomes mandatory in July 1998. The Company's offshore energy support group is currently undergoing separate ISM/ISO certification, expected to be completed by the end of 1998. The Company's success in establishing high levels of quality and safety are further reflected by its receipt of Shell's offshore safety award for the last three years.

THE INDUSTRY

  MARINE SUPPORT SERVICES

     Offshore Energy Support. Offshore energy support vessels are used primarily to transport materials, supplies, equipment, and personnel to drilling rigs and to support the construction, positioning, and ongoing operation of oil and gas production platforms. Offshore energy support vessels are hired by oil companies and others engaged in offshore exploration and production activities.

     The market for offshore energy support services is fundamentally driven by the offshore exploration, development, and production activities of oil and gas companies worldwide. The level of exploration, development, and production activities depends primarily on the capital expenditures of oil and gas producers, which is a function of current and anticipated future oil and gas production and prices and operating costs of oil and gas producers. Oil and gas prices are influenced by a variety of factors, including worldwide demand, production levels, governmental policies regarding exploration and development of reserves, and political factors in producing countries. Fundamental economics in the oil and gas sector have improved in recent years, with demand rising and inventories comparatively low. In addition to increased production from the historically active U.S. Gulf of Mexico and North Sea, much of the incremental offshore production is emerging from activity in the frontier regions offshore West Africa and Southeast Asia and in the Arabian Gulf.

     Since 1995, offshore exploration, development, and production activity has increased considerably due to, among other factors, (i) favorable oil and gas prices, (ii) significant improvement in the financial condition of many oil and gas companies in recent years, (iii) increased worldwide demand for hydrocarbons, (iv) the potential for relatively large oil and gas discoveries in various offshore areas, particularly previously unexplored deepwater areas, (v) the opening of new offshore areas for foreign investment, including areas offshore Brazil, China, and West Africa, and (vi) royalty relief granted by the U.S. government for oil and gas produced from wells drilled in newly acquired deepwater blocks in the U.S. Gulf of Mexico. In addition, technological advances in exploration, development, and production techniques, including seismic data collection and interpretation (particularly with respect to 3-D seismic data), drilling techniques (such as the use of deviated, horizontal, and multilateral wells), subsea completion and production equipment, and mobile production units have contributed to increased offshore activity by oil and gas companies. These factors have facilitated exploration for and development of new reserves in deepwater and environmentally harsh offshore areas, allowed the development of oil and gas fields that were previously considered commercially marginal, and extended development and production of reserves from existing fields.

     The types of vessels primarily utilized in offshore energy support activities are supply boats, crew boats, and anchor handling vessels.

          Supply boats (also called workboats) are generally at least 150 feet in length and serve exploration and production facilities and support offshore construction and maintenance activities. Supply boats are differentiated from other vessel types by cargo flexibility and capacity. In addition to transporting deck cargo, such as drill pipe and heavy equipment, supply boats transport liquid mud, potable and drilling water, diesel fuel, dry bulk cement, and dry bulk mud. With their relatively large liquid mud and dry bulk cement capacity and large areas of open deck space, they are generally in greater demand than other types of support vessels for exploration and workover drilling activities.

          Crew boats (also called crew/supply boats) are faster and smaller than supply boats and are utilized primarily to transport light cargo, including food and supplies, and personnel to and among production platforms, rigs, and other offshore installations. They can be chartered together with supply boats to support drilling or construction operations or separately to serve the various requirements of offshore production platforms. Crew boats are typically constructed of aluminum and generally have longer useful lives than steel-hull supply boats. Crew boats also provide a cost-effective alternative to helicopter transportation services and can operate reliably in all but the most severe weather conditions.

          Anchor handling vessels, which include anchor handling tug/supply vessels and some tugs, are more powerful than supply boats and are utilized in towing and positioning drilling rigs, production facilities, and construction barges. Some are specially equipped to assist tankers while they are loading from single-point buoy mooring systems, and some are used in limited supply roles when not performing towing and positioning functions.

     There has been substantial worldwide vessel attrition over the past ten years as many vessels have reached the end of their useful lives. Management estimates that the number of offshore supply boats of at least 150 feet in length available for service in the U.S. Gulf of Mexico decreased from a peak of approximately 700 in 1985 to approximately 330 in November 1997. Management also estimates that during the same period, the number of companies operating supply boats of at least 150 feet in length decreased from approximately 40 to 19. Day rates declined in the mid-1980s and have since improved from an average of $1,730 in August 1987 to an average of $7,636 in the third quarter of 1997. Although some supply boats were redeployed from the U.S. Gulf of Mexico to overseas locations, management believes that existing regulations, mobilization costs, and overseas opportunities will limit the number of such vessels returning to the U.S. Gulf of Mexico in the foreseeable future. Management estimates there are currently approximately 70 supply boats under construction in U.S. shipyards, the majority of which are at least 200 feet in length. Management believes several of these boats will be placed into service in geophysical-related roles and several will be placed into service overseas. The remainder will likely be placed into service in deepwater activity in the U.S. Gulf of Mexico.

     The Company estimates that there are currently approximately 14 crew boat operators in the U.S. Gulf of Mexico operating an estimated 215 vessels. The Company also estimates there are approximately 42 crew boats greater than 120 feet in length currently under construction (not all of which are expected to be utilized in the U.S. Gulf of Mexico), and the Company believes that current demand created by exploration for oil in the deeper waters of the U.S. Gulf of Mexico may support construction of a limited number of additional crew boats.

     The following table sets forth as of November 30, 1997, the Company's estimate of the number of supply boats and crew boats operating in the U.S. Gulf of Mexico.

                                                                                CREW
OPERATOR                                                      SUPPLY BOATS     BOATS      TOTAL
Tidewater, Inc..............................................      122            27        149
Seacor Smit Inc.............................................       30            75        105
HVIDE MARINE INCORPORATED...................................       28            39         67
Trico Marine Services, Inc..................................       53            14         67
Ensco International Incorporated............................       29             0         29
Others......................................................       66            61        127

     While existing exploration and production activities create an ongoing demand for offshore energy support vessels, incremental vessel demand depends primarily upon the level of drilling activity, which in turn depends on oil and gas prices. As a result, drilling rig day rates and utilization are influenced by oil and gas prices, which are highly cyclical. The relationship since 1995 between natural gas prices and drilling rig utilization in the U.S. Gulf of Mexico and, similarly, average vessel utilization, is displayed in the following table.

                                                1995                                1996
                                  ---------------------------------   ---------------------------------
                                    Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
Natural gas prices(1)...........  $ 1.51   $ 1.63   $ 1.54   $ 2.06   $ 3.44   $ 2.45   $ 2.18   $ 2.96
Competitive mobile rig
  utilization(2)................    70.3%    73.6%    81.8%    85.2%    83.3%    87.5%    89.4%    90.7%
Offshore service vessels(3)
  Utilization...................    84.2%    89.7%    91.7%    94.8%    95.3%    92.9%    94.5%    95.5%
  Day rates.....................  $2,917   $2,975   $3,307   $3,543   $3,793   $4,933   $5,683   $6,683
Anchor handling tug/supply
  vessels utilization(4)........    86.0%    81.5%    92.6%    92.5%    94.9%    90.1%    94.4%    91.2%

                                                                        1997
                                                              ------------------------
                                                                Q1       Q2       Q3
Natural gas prices(1).......................................  $ 2.63   $ 2.08   $ 2.37
Competitive mobile rig utilization(2).......................    90.1%    92.3%    96.0%
Offshore service vessels(3)
  Utilization...............................................    96.0%    93.4%    94.1%
  Day rates.................................................  $7,283   $7,783   $8,400
Anchor handling tug/supply vessels utilization(4)...........    92.3%    95.5%    95.5%

------------------------------

(1) Average monthly natural gas cash price delivered at Henry Hub in $/MMBtu, as reported in Natural Gas Week.

(2) Includes all jack-up rigs, semi-submersible rigs, submersible rigs, drillships, and other mobile rig units operating in the U.S. Gulf of Mexico, as compiled by Offshore Data Services.

(3) Includes all supply boats and other offshore service vessels greater than or equal to 150 feet in length operating in the U.S. Gulf of Mexico, as compiled by Offshore Data Services.

(4) Includes all anchor handling tug/supply vessels operating in the U.S. Gulf of Mexico, as compiled by Offshore Data Services. Day rates are not included as they are not considered meaningful (i.e., tugs work on a per-job basis, not a daily basis).

     The Company estimates there are in excess of 100 vessels being employed in each of the following major international markets: the Arabian Gulf, offshore West Africa, offshore Southeast Asia, and the North Sea. The industry remains relatively fragmented, with more than 25 major participants and numerous small regional competitors. Historically, few of these competitors have participated in all five of the major markets.

     The primary international markets in which the Company currently operates are the Arabian Gulf (84 vessels) and offshore West Africa (21 vessels) and Southeast Asia (11 vessels). The Arabian Gulf market consists primarily of the waters along the coasts of the United Arab Emirates, Yemen, Qatar, Saudi Arabia, and Kuwait. The offshore West Africa market includes the waters offshore Nigeria, Cameroon, Congo, Angola, and Guinea. The offshore Southeast Asia market encompasses the general area bounded on the west by the Indian subcontinent and on the north by China and includes offshore Brunei, Cambodia, Indonesia, Malaysia, Myanmar, the Phillipines, Singapore, Thailand, and Vietnam.

     The design requirements for vessels in the Arabian Gulf and offshore Southeast Asia are generally similar to those in the U.S. Gulf of Mexico. However, advanced exploration technology and rapid growth in energy demand in emerging international economies have led to more drilling activity in remote locations. As a result, demand for vessels has increased around the world, especially for those with improved technical capabilities. The offshore West Africa market, for example, typically demands vessels with increased cargo capacity and anchor handling capability, such as the fleet of anchor handling tug/supply vessels being acquired by the Company from Care.

     Day rates offshore West Africa are at levels approaching those in the U.S. Gulf of Mexico. Day rates in the Arabian Gulf and offshore Southeast Asia, which the Company believes have been among the lowest in the world, have been gradually increasing as a result of increased exploration and production activity. The Company expects that increasing demand, combined with continuing consolidation of the offshore energy support industry, in both of these markets will result in continued increases in day rates. Political developments in any of these markets, particularly West Africa and the Arabian Gulf, however, could have an adverse effect on exploration and production activity, which in turn would adversely affect the Company's operations in these markets.

     Offshore and Harbor Towing. Offshore and harbor towing services are provided by tugs to vessels utilizing the ports in which the tugs operate and to vessels at sea to the extent required by environmental regulations, casualty, or other emergency. The Company's anchor handling tug/supply boats and offshore towing-equipped tugs have been engaged in towing a wide variety of barges carrying heavy equipment, refinery modules, and petroleum products for the energy industry in the U.S. Gulf of Mexico, the Atlantic Ocean, and the Mediterranean Sea. In the case of docking services, charges are based on a fixed rate per job, and in the case of towing services, on hourly or daily rates. In most ports, including Tampa, Florida, competition is unregulated, although a few ports -- including Port Canaveral and Port Everglades, where the Company is the sole franchisee -- grant non-exclusive franchises to harbor tug operators. Rates are unregulated in the franchised ports served by the Company. See "-- Customers and Charter Terms." Each port is generally a distinct market for harbor tugs, even though harbor tugs can be moved from port to port. Demand for towing services depends on vessel traffic, which is in turn generally dependent on local and national economic conditions. OPA 90 and current state legislation require oil tankers to be escorted in and around certain ports located in Alaska and the U.S. Pacific coast. The Company anticipates that such regulatory requirements will be expanded, increasing the demand for specially designed tractor tugs to perform escort services.

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation. In the domestic chemical transportation trade, vessels carry chemicals primarily from chemical manufacturing plants and storage tank facilities along the U.S. Gulf of Mexico coast to industrial users in and around the Atlantic and Pacific coast ports. The chemicals primarily transported are caustic soda, alcohols, chlorinated solvents, paraxylene, alkylates, toluene, methyl tertiary butyl ether (MTBE), phosphoric acid, and lubricating oils. Since 1989, coastwise chemical tonnage demand has increased as a result of the general expansion of the U.S. economy and as gasoline additives have begun to move coastwise. Certain of the chemicals transported must be carried in vessels with specially coated or stainless steel cargo tanks. Many are very sensitive to contamination and require special cargo-handling equipment.

     The Company estimates that approximately 11% (in terms of tonnage) of bulk domestic chemical transportation is waterborne, with the remainder transported by rail. The Company also estimates that approximately 60% of that waterborne trade is in specialty chemicals, such as caustic soda, which can be transported only by specially designed vessels. Although chemical carriers and petroleum product carriers are similar in design, vessels engaged in the transportation of petroleum products generally lack the large number of small tanks, special tank coatings, and sophisticated cargo-handling capability necessary to operate in the parcel or specialty chemical trade. Parcel shipments are usually carried pursuant to contracts of affreightment by which a shipper contracts for the use of a portion of a vessel's cargo capacity. See "-- Customers and Charter Terms."

     Vessels engaged in domestic chemical transportation that are owned by major chemical or other companies that use the vessels to transport cargoes for their own accounts are referred to as "captive" or proprietary vessels. Management believes that there are 12 specialty chemical carriers active in the domestic chemical trade, of which nine are non-proprietary, or independently operated, and three are proprietary. Some of these vessels also transport petroleum products, and all but one of them will be ineligible to do so after the year 2015 in accordance with OPA 90 double-hull requirements. See "-- Environmental and Other Regulation -- Clean Water Regulations." The Seabulk America is the only chemical carrier to enter service in the domestic trade since 1984, and no new specialty chemical carriers are currently under construction. In addition to the specialty chemical tankers, there are 44 tankers and 90 barges in the U.S.-flag domestic fleet over 10,000 gross tons that are capable of carrying some so-called "easy chemicals," such as gasoline additives (e.g. MTBE), and that compete with specialty chemical carriers for the transportation of those chemicals. There are also four newly converted double-hull product carriers (the Capt. H.A. Downing, the Anasazi, the New River, and the Monseigneur) that are capable of carrying additional chemicals. See "-- Petroleum Product Transportation."

     The following table sets forth certain information concerning mandatory OPA 90 retirement dates (from transportation of petroleum products) for the 12 tankers eligible to participate in the U.S. domestic chemical trade that are actively engaged in transporting specialty chemicals. The Company believes that certain of these vessels will be retired once they are no longer able to augment their cargoes with petroleum products and that some may be retired in advance of their OPA 90 retirement dates as required capital investments may not be economically justifiable over the remaining lives of the vessels. The retirement dates of others have been extended by reducing their gross registered tonnage and cargo capacity.

                                                                          OPA 90
                                                           YEAR BUILT/  RETIREMENT       DEADWEIGHT
VESSEL NAME                          OWNER/OPERATOR          REBUILT       DATE             TONS
                                                                                       (IN THOUSANDS)
HMI ASTRACHEM................  HVIDE MARINE INCORPORATED      1970         2000             37.5
Marine Chemist...............  Marine Transport Lines         1970         2000             35.9
Guadalupe(1).................  Sabine/Kirby Corp.           1945/1978      2004             30.4
Chilbar......................  Keystone Shipping Co.        1959/1981      2006             39.4
SEABULK MAGNACHEM............  HVIDE MARINE INCORPORATED      1977         2007             39.3
HMI DYNACHEM(2)..............  HVIDE MARINE INCORPORATED      1981         2011             50.9
HMI PETROCHEM................  HVIDE MARINE INCORPORATED      1981         2011             50.9
SeaRiver Charleston(3).......  SeaRiver Maritime              1983         2013             48.1
SeaRiver Wilmington(3).......  SeaRiver Maritime              1984         2014             48.0
Sea Venture..................  Atlantic Tankships           1972/1983      2013             18.7
SEABULK AMERICA..............  HVIDE MARINE INCORPORATED    1975/1990      2015             46.3
Chemical Pioneer(3)..........  Marine Transport Lines       1968/1983       n/a(4)          34.9
                                                                                           -----
          Total capacity.....                                                              480.3
                                                                                           =====

------------------------------

Source: Lloyd's Maritime Directory 1994 (for owner/operators, year built/rebuilt, and deadweight tons); U.S. Maritime Administration (for OPA 90 retirement dates)

(1) Currently in lay-up.

(2) Chemical capable, but currently under charter carrying clean petroleum products.

(3) Proprietary.

(4) Double-hull vessel.

     Although single-hull chemical carriers may be permitted to continue to carry chemicals in the U.S. domestic and foreign trade after their OPA 90 retirement dates, the Company believes that the inability of single-hull carriers to augment chemical cargoes with petroleum products (such as lubricating oils) after such dates will, in light of the current near balance between supply and demand and assuming increasing chemical shipment volume as a result of improvements in the economy, result in increased charter rates for the Company's chemical carriers.

     Petroleum Product Transportation. In the domestic energy transportation trade, oceangoing and inland-waterway vessels transport fuel and other petroleum products, primarily from the U.S. Gulf of Mexico coast refineries and storage facilities, to utilities, waterfront industrial facilities, and distribution facilities along the U.S. Gulf of Mexico, the Atlantic and Pacific coasts, and inland rivers. The inventory of U.S.-flag oceangoing vessels eligible to participate in the U.S. domestic trade and capable of transporting fuel or petroleum products has steadily decreased since 1980 as vessels have reached the end of their useful lives and the cost of constructing a vessel in the United States (a requirement for U.S. domestic trade participation) has exceeded the level at which it was economically feasible to order a new vessel.

     As a result of the retirement dates for single-hull tankers mandated by OPA 90, the Company believes that, of the 69 single-hull U.S.-flag product and chemical carriers and product and chemical barges from 20,000 dwt to 55,000 dwt currently operating, eight will have to be retired by the end of year 2000. See "-- Environmental and Other Regulation -- Clean Water Regulations." Replacement vessels recently delivered consist of four late 1950s-built steam-powered single-hull product carriers converted to double-hull vessels and the five new diesel-powered double-hull product carriers currently under construction in which the Company has an interest. See "-- Company Operations -- Marine Transportation Services -- Petroleum Product Transportation -- New Product Carriers." The Company believes that the mandatory replacement of single-hull carriers by environmentally safer double-hull vessels will result in a gradual increase in charter rates for product carriers over the next few years.

THE COMPANY

  FLEET OVERVIEW

                                                              NUMBER OF
                                                               VESSELS
Marine Support Services
  Domestic Offshore Energy Support
     Supply Boats...........................................      27
     Crew/Utility Boats.....................................      41
     Geophysical Boats......................................       2
  International Offshore Energy Support
     Anchor Handling Tug/Supply Vessels.....................      40
     Anchor Handling Tugs...................................      24
     Supply Boats...........................................      12
     Crew/Utility Boats.....................................      33
     Geophysical Boats......................................       4
     Other..................................................      11
  Offshore and Harbor Towing
     Tugs...................................................      30
Marine Transportation Services
     Chemical/Petroleum Product Carriers....................       6
     Fuel Barges............................................      16
     Towboats...............................................      10
                                                                 ---
          Total.............................................     256
                                                                 ===

  MARINE SUPPORT SERVICES

     Offshore Energy Support. The Company has provided services to the oil and gas drilling industry since 1989, when it acquired its first eight offshore supply boats. In a series of acquisitions from September 1994 through April 1997, the Company expanded its fleet to 70 vessels, consisting of 27 supply boats, including six anchor handling tug/supply vessels, 39 crew boats, two utility boats, and two geophysical boats. These vessels have primarily served exploration and production operations in the U.S. Gulf of Mexico, operating from the Company's facilities in Lafayette, Louisiana.

     Beginning in May 1997, the Company began the substantial expansion of its international offshore energy support fleet. Following consummation of the Care acquisition in January 1998, the primary international markets served by the Company will be the Arabian Gulf and offshore West Africa and Southeast Asia, and the Company's international fleet will aggregate 124 vessels, including 40 anchor handling tug/supply vessels, 24 anchor handling tugs, 12 supply boats, 16 crew boats, and 17 utility vessels. The Company's Arabian Gulf operations are directed from its facilities in Dubai, United Arab Emirates. Operations offshore West Africa, as well as those of eight other vessels included in the Care acquisition that currently operate in Southeast Asia, will be conducted at least through June 1998 by an affiliate of Care based in Geneva, Switzerland, pursuant to a management agreement with the Company. See "The Care Acquisition." The remaining operations in Southeast Asia are directed from the Company's facilities in Brunei.

     U.S. Operations. The following tables set forth certain information concerning the offshore energy support vessels currently owned or operated by the Company in the U.S. Gulf of Mexico.

                                                      LENGTH   YEAR BUILT/                 AREA OF
SUPPLY BOAT NAME(1)                                   (FEET)     REBUILT     HORSEPOWER   OPERATION
Seabulk New York....................................   234      1975/1997      4,300      U.S. Gulf
Seabulk New Jersey..................................   234      1975/1997      4,300      U.S. Gulf
Seabulk Minnesota...................................   205      1976/1997      2,250      U.S. Gulf
Seabulk Montana(2)..................................   205      1974/1994      5,350      U.S. Gulf
Seabulk Nevada(2)(3)................................   200      1977/1992      5,750      U.S. Gulf
Seabulk Massachusetts(2)............................   191        1980         3,900      U.S. Gulf
Seabulk North Carolina(2)(4)........................   190      1979/1993      4,000      U.S. Gulf
Seabulk Arkansas....................................   185      1982/1997      2,250      U.S. Gulf
Seabulk Missouri....................................   185      1982/1997      2,250      U.S. Gulf
Seabulk Colorado....................................   185      1982/1994      2,250      U.S. Gulf
Seabulk Connecticut(2)..............................   185        1981         3,900      U.S. Gulf
Seabulk Pennsylvania(2).............................   185        1979         3,900      U.S. Gulf
Seabulk Hawaii......................................   180      1979/1995      3,000      U.S. Gulf
Seabulk Georgia.....................................   180        1984         3,000      U.S. Gulf
Seabulk California..................................   180        1982         2,250      U.S. Gulf
Seabulk Florida.....................................   180        1982         2,250      U.S. Gulf
Seabulk Alabama.....................................   180        1982         2,250      U.S. Gulf
Seabulk Texas.......................................   180        1982         2,250      U.S. Gulf
Seabulk Louisiana...................................   180        1982         2,250      U.S. Gulf
Seabulk Rhode Island................................   180        1980         2,700      U.S. Gulf
Seabulk New Hampshire...............................   180        1980         1,950      U.S. Gulf
Seabulk Kentucky....................................   175      1983/1997      2,400      U.S. Gulf
Seabulk Washington..................................   175      1978/1997      2,250      U.S. Gulf
Seabulk Tennessee...................................   175        1983         2,400      U.S. Gulf
Seabulk Oregon......................................   175        1979         2,250      U.S. Gulf
Seabulk Maryland(4).................................   165        1980         1,860      U.S. Gulf
Seabulk Virginia(4).................................   165        1979         1,860      U.S. Gulf

                                                      LENGTH   YEAR BUILT/                 AREA OF
CREW BOAT NAME(1)                                     (FEET)     REBUILT     HORSEPOWER   OPERATION
Seabulk St. Tammany.................................   152        1997         4,400      U.S. Gulf
Seabulk St. Frances.................................   152        1996         4,400      U.S. Gulf
Seabulk St. Charles(5)..............................   152        1993         3,820      U.S. Gulf
Seabulk Acadia......................................   135        1995         3,300      U.S. Gulf
Seabulk Monroe......................................   135        1993         3,056      U.S. Gulf
Seabulk Grant.......................................   135        1991         3,056      U.S. Gulf
Seabulk DeSoto......................................   135        1991         3,056      U.S. Gulf
Seabulk Lexington...................................   135        1991         3,056      U.S. Gulf
Seabulk Winn........................................   135        1991         3,056      U.S. Gulf
Seabulk Galveston...................................   135        1990         3,056      U.S. Gulf
Seabulk Bossier.....................................   135        1990         3,056      U.S. Gulf
Seabulk LaFourche...................................   130        1991         2,040      U.S. Gulf
Seabulk Houston.....................................   125        1985         2,600      U.S. Gulf
Seabulk Lafayette...................................   125        1985         2,040      U.S. Gulf
Seabulk Starr.......................................   120        1984         2,040      U.S. Gulf
ThunderU.S.A........................................   120        1984         2,040      U.S. Gulf
Seabulk Lamar.......................................   120        1980         2,040      U.S. Gulf
Seabulk Liberty.....................................   110        1985         2,040      U.S. Gulf
Seabulk Jefferson...................................   110        1982         2,040      U.S. Gulf
Seabulk Mobile......................................   110        1982         2,040      U.S. Gulf
Seabulk Evangeline..................................   110        1981         2,040      U.S. Gulf
Thunderwar..........................................   110        1981         2,040      U.S. Gulf
Seabulk Duval(6)....................................   110        1980         2,820      U.S. Gulf
Seabulk Jasper(6)...................................   110        1980         2,820      U.S. Gulf
Seabulk Madison.....................................   110        1980         2,040      U.S. Gulf
Seabulk Bay.........................................   110        1980         2,040      U.S. Gulf
Seabulk Beauregard..................................   110        1980         2,040      U.S. Gulf
Seabulk Nassau......................................   110        1979         2,040      U.S. Gulf
Ralph Thompson(6)...................................   110        1978         2,820      U.S. Gulf
Seabulk Albany(6)...................................   110        1978         2,820      U.S. Gulf
Seabulk Aransas.....................................   110        1978         2,100      U.S. Gulf
Seabulk Baldwin(6)..................................   110        1976         2,400      U.S. Gulf
Seabulk Claiborne(6)................................   110        1975         2,400      U.S. Gulf
Thundereagle........................................   100      1977/1995      1,530      U.S. Gulf
Seabulk Cameron.....................................   100      1976/1995      1,530      U.S. Gulf
Thundercat..........................................   100      1976/1995      1,530      U.S. Gulf
Seabulk Sabine......................................   100      1976/1995      1,530      U.S. Gulf
Seabulk Bolivar(6)..................................    90        1974         1,650      U.S. Gulf
Seabulk Maverick....................................    85        1976         1,200      U.S. Gulf

                                                      LENGTH   YEAR BUILT/                 AREA OF
UTILITY VESSEL NAME(1)                                (FEET)     REBUILT     HORSEPOWER   OPERATION
Seabulk Tallahassee.................................   135        1978         2,250      U.S. Gulf
Seabulk Baton Rouge(6)..............................   100        1981           910      U.S. Gulf

                                                      LENGTH   YEAR BUILT/                 AREA OF
GEOPHYSICAL BOAT NAME                                 (FEET)     REBUILT     HORSEPOWER   OPERATION
Seabulk Veritas(7)..................................   194      1973/1997      4,400      U.S. Gulf
Seabulk Austin(8)...................................   110        1978         1,080      U.S. Gulf

------------------------------

(1) Certain names reflect name changes currently in process.
(2) Anchor handling tug/supply vessel.
(3) Vessel expected to be put into service during December 1997. Vessel data reflect upgrading and refurbishment.
(4) The Company is bareboat charterer and operator with an option to purchase the vessel at the end of the bareboat charter for a nominal amount.
(5) The Company is bareboat charterer and operator with an option to purchase the Seabulk St. Charles, at the end of the bareboat charter in 2002 for $400,000.
(6) The Company is bareboat charterer and operator with an option to purchase the vessel at the end of the bareboat charter for a nominal amount.
(7) Supply boat.
(8) Utility vessel.

     International Operations. The following tables set forth certain information concerning the offshore energy support vessels currently owned or operated by the Company in international waters.

ANCHOR HANDLING                                   LENGTH   YEAR BUILT/                   AREA OF
TUG/SUPPLY VESSEL NAME(1)                         (FEET)     REBUILT     HORSEPOWER     OPERATION
Red Tern(2).....................................   236        1982         10,560       Argentina
Red Raven(2)....................................   223        1980         10,560      West Africa
Red Rooster(2)..................................   223        1980         10,560       North Sea
Red Falcon II(2)................................   213        1975          7,040      West Africa
Red Condor(2)...................................   213        1975          7,040      West Africa
Red Cormorant(2)................................   212        1980          7,040      West Africa
Red Hawk(2).....................................   211        1975          8,000     Southeast Asia
Red Coot I(2)...................................   211        1975          7,040      West Africa
Red Coot II(2)..................................   211        1975          7,040      West Africa
Seabulk Betsy(2)................................   210        1982          8,620      Arabian Gulf
Seabulk Persistence(2)..........................   204        1975          5,750      Arabian Gulf
Red Dove(2).....................................   203        1991          5,800      West Africa
Red Toucan(2)...................................   203        1985          8,430       Argentina
Seabulk Treasure Island.........................   202        1982          6,000      Arabian Gulf
Seabulk Emerald.................................   202        1981          6,100      Arabian Gulf
Red Penguin II..................................   201        1975          8,600      West Africa
Red Petrel(2)...................................   201        1975          8,600     Southeast Asia
Red Plover(2)...................................   201        1975          8,600     Southeast Asia
Red Puffin(2)...................................   201        1975          8,600     Southeast Asia
Red Penguin(2)..................................   201        1975          8,600      South Africa
Red Snipe(2)....................................   197        1982          5,300      South Africa
Seabulk Lulu(2).................................   197        1974          5,600      Arabian Gulf
Seabulk Neptune.................................   197        1973          6,160      Arabian Gulf
Seabulk Discovery...............................   195        1993          5,600      Arabian Gulf
GMMOS Defender..................................   193        1983          4,610      Arabian Gulf
Seabulk Liberty.................................   193        1973          4,500      Arabian Gulf
Seabulk Energy..................................   191        1990          5,300      Arabian Gulf
Seabulk Carol(2)................................   190        1982          8,620      Arabian Gulf
Seabulk Danah...................................   190        1976          3,900      Arabian Gulf
GMMOS Toota.....................................   190        1975          3,900      Arabian Gulf

ANCHOR HANDLING                                   LENGTH   YEAR BUILT/                   AREA OF
TUG/SUPPLY VESSEL NAME(1)                         (FEET)     REBUILT     HORSEPOWER     OPERATION
Red Lark(2).....................................   189        1973          4,600     Southeast Asia
Red Osprey(2)...................................   186        1983          4,200      West Africa
Red Kestrel(2)..................................   186        1982          4,200      West Africa
Red Merlin(2)...................................   186        1982          4,200      West Africa
Red Pelican(2)..................................   186        1982          4,200      West Africa
Seabulk Saphire.................................   182        1983          3,000      Arabian Gulf
Seamark South Carolina(3).......................   180        1983          3,000     Southeast Asia
Seabulk Nada....................................   180        1974          3,000      Arabian Gulf
Seabulk Ruby(2).................................   180        1974          3,000      Arabian Gulf
Seabulk Command.................................   175        1992          3,800      Arabian Gulf

                                                  LENGTH   YEAR BUILT/                   AREA OF
ANCHOR HANDLING TUG NAME(1)                       (FEET)     REBUILT     HORSEPOWER     OPERATION
Tims 1..........................................   230        1979          4,900      Arabian Gulf
Red Gannet I....................................   163        1977          7,500     Southeast Asia
Red Gannet II...................................   163        1977          7,500     Southeast Asia
Red Harrier(2)..................................   162        1977          8,480      Arabian Gulf
Seabulk Duke....................................   155        1983          5,750      Arabian Gulf
Red Eagle.......................................   150        1976          8,400     Southeast Asia
Red Skua I(2)...................................   147        1977          8,000      West Africa
Seabulk Master..................................   146        1993          3,500      Arabian Gulf
Red Cygnet I(2).................................   146        1974          6,000      West Africa
Red Cygnet II(2)................................   146        1974          6,000      West Africa
Seabulk Alkatar.................................   144        1981          6,000      Arabian Gulf
Seabulk Titan...................................   142        1976          7,200      Arabian Gulf
Seabulk Gabrielle ..............................   140        1981          2,000      Arabian Gulf
Seabulk Sarah...................................   140        1981          2,000      Arabian Gulf
Seabulk Debbie..................................   132        1983          2,000      Arabian Gulf
GMMOS Pride.....................................   126        1978          5,000      Arabian Gulf
Seabulk Champ...................................   122        1993          2,300      Arabian Gulf
Seabulk Prince..................................   116        1988          2,400      Arabian Gulf
Aries II........................................   110        1983          3,477      Arabian Gulf
Seabulk Power...................................   105        1990          2,400      Arabian Gulf
Seabulk Isabel..................................    97        1977          1,130      Arabian Gulf
Seabulk Knight..................................    94        1975          2,200      Arabian Gulf
Seabulk Christopher.............................    86        1977          1,800      Arabian Gulf
Seabulk Taurus..................................    80        1982          1,400      Arabian Gulf

                                                  LENGTH   YEAR BUILT/                   AREA OF
SUPPLY BOAT NAME(1)                               (FEET)     REBUILT     HORSEPOWER     OPERATION
Red Swan(2)(6)..................................   220        1976          4,200      West Africa
Red Martin I(2)(6)..............................   200        1976          4,200      West Africa
Red Martin II(2)(6).............................   200        1976          4,200       North Sea
Seamark Mississippi(3)..........................   180        1982          2,250     Southeast Asia
Seabulk Service.................................   180        1977          2,700      Arabian Gulf
Seabulk Trader(2)...............................   180        1975          2,318      Arabian Gulf
GMMOS Lara......................................   180        1975          2,250      Arabian Gulf
Seabulk Voyager(2)..............................   174        1974          2,000      Arabian Gulf
Seabulk Arabian(2)..............................   173        1972          1,900      Arabian Gulf
Shell Star......................................   168        1982          1,800      Arabian Gulf
GMMOS King......................................   166        1970          1,700      Arabian Gulf
Seabulk Clipper(4)..............................   165      1971/1992       3,000      Arabian Gulf

                                                  LENGTH   YEAR BUILT/                   AREA OF
CREW BOAT NAME(1)                                 (FEET)     REBUILT     HORSEPOWER     OPERATION
Red Mallard(2)(5)...............................   145        1986          3,250      West Africa
Seabulk Tender..................................   125        1978          2,240      Arabian Gulf
Capricorn III...................................   120        1983          2,040      Arabian Gulf
Red Swift(2)(5).................................   120        1980          2,040      West Africa
Seabulk Jebel Ali ..............................   110        1991          1,550      Arabian Gulf
Seabulk Arzana..................................   110        1991          1,550      Arabian Gulf
Virgo One.......................................   110        1982          2,040      Arabian Gulf
Seabulk Mubarrak................................   110        1982          1,550      Arabian Gulf
Arctic Express..................................   110        1981          2,040      Arabian Gulf
Lake Express....................................   110        1981          2,040      Arabian Gulf
Red Heron(2)(5).................................   107        1981          1,530      West Africa
Seabulk Zakum(2)................................   105        1982          1,875      Arabian Gulf
Seabulk Penny...................................   105        1977          1,606      Arabian Gulf
Seabulk BulHanin(2).............................   102        1984          1,630      Arabian Gulf
Seabulk Explorer................................   102        1979          1,530      Arabian Gulf
Seabulk Umm Shaif...............................    78      1973/1988       1,020      Arabian Gulf

CONSTRUCTION &                                    LENGTH   YEAR BUILT/                   AREA OF
MAINTENANCE VESSEL NAME                           (FEET)     REBUILT     HORSEPOWER     OPERATION
Seabulk Giant...................................   207      1974/1990       4,200      Arabian Gulf
Seabulk Hercules................................   200      1969/1986       4,300      Arabian Gulf
Seabulk Freedom.................................   194      1973/1996       4,600      Arabian Gulf

                                                  LENGTH   YEAR BUILT/                   AREA OF
UTILITY VESSEL NAME(1)                            (FEET)     REBUILT     HORSEPOWER     OPERATION
GMMOS Queen.....................................   159        1969          1,500      Arabian Gulf
Seabulk Ibex(2).................................   135        1972          2,400      Arabian Gulf
Seabulk Barracuda...............................   132        1984          2,000      Arabian Gulf
Seabulk Gazelle(2)..............................   130        1982          1,200      Arabian Gulf
Seabulk Shindaga(2).............................   128        1982          1,200      Arabian Gulf
Seabulk Hatta...................................   120      1976/1993       1,140      Arabian Gulf
Seabulk Salihu..................................   120      1976/1992       1,140      Arabian Gulf
Seabulk Falcon..................................   120      1974/1992       1,140      Arabian Gulf
Seabulk Hamour..................................   120      1974/1992       1,140      Arabian Gulf
Seabulk Eagle...................................   120        1989          1,500      Arabian Gulf
Seabulk Singali.................................   120        1981          1,272      Arabian Gulf
Seabulk Habara..................................   120        1980          1,272      Arabian Gulf
Seabulk Shari...................................   120        1980          1,272      Arabian Gulf
Seabulk Houbare.................................   120        1980          1,272      Arabian Gulf
Seabulk Becky...................................   120        1980          1,130      Arabian Gulf
Seabulk Oryx....................................   110      1980/1988       1,200      Arabian Gulf
Seabulk Seahorse................................   100      1983/1992       1,000      Arabian Gulf

                                                  LENGTH   YEAR BUILT/                   AREA OF
GEOPHYSICAL BOAT NAME                             (FEET)     REBUILT     HORSEPOWER     OPERATION
Acadian Searcher(2).............................   220        1981          3,600       Australia
Seabulk Wyoming.................................   185        1979          2,250      West Africa
Ross Seal.......................................   176      1977/1987       1,700     Southeast Asia
Seabulk Vermont.................................   176        1977          1,700      Arabian Gulf

ACCOMMODATION                                     LENGTH   YEAR BUILT/                   AREA OF
JACK-UP RIG NAME                                  (FEET)     REBUILT     HORSEPOWER     OPERATION
Seabulk Bravo................................      150        1973            N/A      Arabian Gulf

ACCOMMODATION                                     LENGTH   YEAR BUILT/                   AREA OF
CRANE BARGE NAME                                  (FEET)     REBUILT     HORSEPOWER     OPERATION
Seabulk Maintainer...........................      280      1966/1982         N/A      Arabian Gulf
Seabulk Constructor..........................      180      1973/1994         N/A      Arabian Gulf

                                                  LENGTH   YEAR BUILT/                   AREA OF
SURVEY VESSEL NAME                                (FEET)     REBUILT     HORSEPOWER     OPERATION
Red Fulmar(2)................................      190        1968          2,400      West Africa

                                                                LENGTH      YEAR BUILT/
TUG NAME(1)                                      HORSEPOWER     (FEET)        REBUILT          PORT
Ocean Admiral(7).............................      6,600          230            1974      Arabian Gulf
Seabulk Dayna(2).............................      3,200           96            1973      Arabian Gulf
Seabulk Marlene(2)...........................      2,640          103            1976      Arabian Gulf
Seabulk Diana(2).............................      2,200           99            1973      Arabian Gulf

------------------------------

(1) Certain names reflect name changes currently in process.

(2) To be acquired.

(3) These offshore supply boats are currently chartered to a joint venture in which the Company has a 49% interest and are operated by the joint venture in Southeast Asia. The Company receives bareboat charter hire, which is at a rate that is approximately equivalent to the capital costs of the vessels, and has the right to receive a 49% share of net income from the venture. The joint venture has the right to purchase each vessel for $300,000 upon expiration of the charters in August 1998.

(4) Survey vessel.

(5) Utility vessel.

(6) Platform/supply vessel.

(7) Salvage vessel.

     Offshore and Harbor Towing. The harbor tugs currently owned or operated by the Company serve Port Everglades, Tampa, and Port Canaveral, Florida, and Mobile, Alabama, where they primarily assist product carriers, barges, other cargo vessels, and cruise ships in docking and undocking and in proceeding in confined waters. The Company also operates eight tugs with offshore towing capabilities that conduct a variety of offshore towing services in the U.S. Gulf of Mexico and the Atlantic Ocean. In addition, the Company has completed the construction of one SDM(TM) and has contracted for the construction of two additional SDMs(TM) for delivery in 1998 which will augment the Company's harbor towing operations. The Company also charters three of its tugs to third-party operators in California.

     Port Everglades. Port Everglades has the second largest petroleum non-refining storage and distribution center in the United States, providing substantially all of the petroleum products for South Florida. Since 1958, when the Company's tug operations were established, the Company has enjoyed a franchise as the sole provider of docking services in the port. That franchise specifies, among other things, that three tugs serving the port be less than 90 feet in length, because of the narrowness of slips in the port, and that tugs have firefighting capability. The franchise is not exclusive and another operator could be granted an additional franchise. Although a significantly larger potential competitor sought a franchise in 1992, the Company won unanimous endorsement from the Port Authority to continue its sole-franchise relationship with the port when that competitor failed to make the requisite showing of public need and necessity. The current franchise expires in 2007, and there can be no assurance that it will be renewed.

     Tampa. The Company recently expanded its harbor towing services to Tampa, Florida with the October 1997 acquisition of Bay. Tampa is the tenth largest port in the continental United States in terms of tonnage. Because the port is comprised of three "sub-ports" and a distant sea-buoy, a greater number of tugs is required in order to be a competitive operator in Tampa than in other ports of similar size. The Company currently operates nine tugs, including one tractor tug, in the port and is Tampa's sole provider of harbor towing services.

     Port Canaveral. The Company expanded its services in the early 1960s to Port Canaveral, Florida where, like Port Everglades, it also has the sole franchise from the port authority to provide harbor docking services. Port Canaveral is the smallest of the Company's harbor tug operations, providing docking and undocking services for commercial cargo vessels serving central Florida and for cruise ships visiting the Disney World/Kennedy Space Center attractions. The Company's franchise is a month-to-month arrangement and, although there can be no assurance that the Company will be able to retain its franchise in Port Canaveral, there has been no challenge to the franchise since 1984.

     Mobile. In 1988, the Company purchased a division of a towing company operating in the port of Mobile, Alabama. The port provides docking and undocking services primarily for commercial cargo vessels, including vessels transporting coal and other bulk exports. At the time, that division operated three harbor tugs in Mobile. The Company added additional equipment and believes it significantly upgraded the quality and performance of the tug service, thus enabling the Company to increase its market share to over 50% of the harbor tug business in that port.

     The following table sets forth certain information with respect to the 29 tugs and one SDM(TM) owned or operated by the Company in U.S. waters.

                                                        LENGTH     YEAR BUILT/
VESSEL NAME(1)                             HORSEPOWER   (FEET)       REBUILT             PORT
Kinsman Eagle II(2)(3)...................    6,700       110          1996              Tampa
Kinsman Condor(2)(3).....................    6,700       110          1995              Tampa
Hawk(2)..................................    6,700       110          1995              Tampa
Tampa....................................    6,000       100          1985              Tampa
Broward(2)(4)............................    5,100       100          1995         Port Everglades
Vigilant(4)..............................    4,600       120        1981/1994          Offshore
New River(5).............................    4,400        90          1997         Port Everglades
Reliant(2)...............................    4,300       100          1996            Long Beach
Ft. Lauderdale...........................    4,200        90        1971/1996      Port Everglades
Hollywood(4).............................    4,200       106          1985             Offshore
Mobile Power.............................    4,100        98        1957/1986           Mobile
Z-Two(2)(6)..............................    4,100        94          1996              Mobile
Mobile Point.............................    4,000       107        1952/1990           Mobile
Challenger(4)............................    3,600       110          1976          Tampa/Offshore
Mary Dee Sanders.........................    3,600       105        1941/1984       Port Canaveral
Mobile Pride(4)..........................    3,300       107        1969/1989          Offshore
Paragon(4)...............................    3,300       105     1978/1989/1996        Offshore
St. Petersburg...........................    3,300        95          1940              Tampa
Hillsborough.............................    3,300        94        1945/1981           Tampa
Clearwater...............................    3,300        93          1940              Tampa
Delta Deanna(2)..........................    3,200        92          1988          San Francisco
Delta Billie(2)..........................    3,200        92          1990          San Francisco
Mobile Persistence(7)....................    3,000        98        1940/1975       Port Canaveral
Brevard..................................    2,400        88     1945/1986/1996     Port Canaveral
Captain Brinn............................    2,145        88        1960/1986       Port Canaveral
Everglades...............................    2,145        88        1956/1984      Port Everglades
Manatee..................................    2,145        88        1959/1982      Port Everglades
Orange...................................    2,000        93          1903              Tampa
Ybor.....................................    1,400        85          1965              Tampa
Trooper..................................      800        63          1964              Tampa

------------------------------

(1) Certain names reflect name changes currently in process.

(2) Tractor tug.

(3) Currently scheduled to be operated offshore Mexico in 1998.

(4) Equipped for offshore towing.

(5) SDM(TM).

(6) Vessel operated under a one-year bareboat charter.

(7) Expected to be retired in the first half of 1998.

     SDMs(TM). The Company accepted delivery of its first ship-docking module or SDM(TM) in November 1997. In addition, the Company has contracted for the construction of two additional SDMs(TM) for delivery in 1998. SDMs(TM) are innovative ship-docking vessels that are designed to be more maneuverable, efficient, and flexible than harbor tugs. In addition, they are expected to have lower operating costs than harbor tugs because they require fewer crew members. Company personnel, working in conjunction with consulting marine engineers and architects, prepared the conceptual design and detailed specifications for the SDMs(TM). The Company has been awarded a patent on the design.

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation. The Company's chemical carriers are the 298,000-barrel, 39,300 dwt Seabulk Magnachem, the 297,000-barrel, 46,300 dwt Seabulk America, the 360,000-barrel, 50,900 dwt HMI Dynachem, the 360,000-barrel, 50,900 dwt HMI Petrochem, and the 260,000-barrel, 37,100 dwt HMI Astrachem, which are primarily engaged in the U.S. domestic chemical parcel trade. The Company operates the Seabulk Magnachem pursuant to a long-term bareboat charter. The Company owns a 67% economic interest, and Stolt Tankers (U.S.A.), Inc. owns the remaining 33% economic interest, in the Seabulk America.

     The Seabulk Magnachem, the Seabulk America, the HMI Dynachem, and the HMI Petrochem have full double bottoms (as distinct from double hulls) and the HMI Astrachem has a partial double bottom. Double bottoms provide increased protection over single hull vessels from a spill in the event of a mishap. The Company's chemical carriers have from 13 to 24 cargo segregations which are configured, strengthened, and coated to handle various sized parcels of a wide variety of industrial chemical and petroleum products giving them the ability to handle a broader range of chemicals than chemical-capable product carriers. Many of the chemicals transported by the Company are hazardous substances. Voyages are currently generally conducted from the Houston and Corpus Christi, Texas, and Lake Charles, Louisiana areas to such ports as New York, Philadelphia, Baltimore, Wilmington, North Carolina, Charleston, South Carolina, Los Angeles, San Francisco, and Kalama, Washington. Delivered in 1977, the Seabulk Magnachem is a CATUG(R) ITB, which requires fewer personnel to operate than a conventional carrier of equivalent size and has a higher level of dependability, propulsion efficiency, and performance than an ordinary tug and barge. Delivered in 1990, the Seabulk America is the only vessel in the U.S. domestic trade capable of carrying large cargoes of acid, as a result of its large high-grade alloy stainless steel tanks, and the only such vessel strengthened to carry relatively heavy cargoes such as phosphoric and other acids. The Seabulk America's stainless steel tanks were constructed without internal structure, which greatly reduces cargo residue from transportation and results in less cargo degradation. Stainless steel tanks, unlike epoxy-coated tanks, also do not require periodic sandblasting and recoating. The Seabulk America was one of the first U.S.-flag carriers to be equipped with state-of-the-art integrated navigation, cargo control monitoring, and automated engine room equipment.

     Pursuant to the requirements of OPA 90, the Seabulk America, the HMI Dynachem, the HMI Petrochem, and the Seabulk Magnachem, which were built with full double bottoms but not double sides, cannot be utilized to transport petroleum and petroleum products in U.S. commerce after 2015, 2011, 2011, and 2007, respectively. The HMI Astrachem, which has a partial double bottom, cannot be so utilized after 2000. See "-- Environmental and Other Regulation -- Clean Water Regulations." They may, however, be permitted to continue to carry certain chemicals in U.S. commerce and may be redocumented in another country and transport chemicals in non-U.S. trades. Although it has no current plans to do so, the ITB design of the Seabulk Magnachem would allow the Company to replace only the cargo-carrying portion of the vessel with a double-hull barge, which the Company anticipates would be substantially less expensive than constructing an entirely new double-hull conventional tank vessel.

     The Company markets the five chemical carriers through its wholly owned subsidiary OSTC. The total capacity of the five carriers represents approximately 47% of the capacity of the domestic specialty chemical carrier fleet, and four of the chemical carriers are among the last independently owned carriers scheduled to be retired under OPA 90. See "-- The Industry -- Marine Transportation Services -- Chemical Transportation."

     OSTC books cargoes either on a spot (movement-by-movement) or time basis. Approximately 75% of contracts for cargo are committed on a 12- to 30-month basis, with minimum and maximum cargo tonnages specified over the period at fixed or escalating rates per ton. The HMI Dynachem and HMI Astrachem are currently chartered to major oil companies under charters that expire in August 1998 and November 1998, respectively. Upon the expiration of these charters, the Company intends to enter into new contracts of affreightment or time charters to market those vessels. OSTC is often able to generate additional revenues by chartering cargo space on competitors' vessels and by expanding the carriers' backhaul (return voyage) opportunities.

  Petroleum Product Transportation.

     Seabulk Challenger. The Company's 320,000-barrel, 39,300 dwt CATUG(R) ITB Seabulk Challenger is engaged in the transportation of fuel and other petroleum products from refineries in Texas and Louisiana to tank farms and industrial sites primarily in Port Everglades and Tampa, Florida. Delivered in 1975, the Seabulk Challenger has six cargo segregations and was the first CATUG(R) ITB constructed in the world. Like the Seabulk Magnachem, it enjoys certain manning and other advantages over conventional tank vessels. In 1989 and 1991, the vessel had extensive steel renewals and tank recoatings. In addition, in 1991 the vessel was outfitted with an inert-gas system at the expense of the charterer.

     The Seabulk Challenger has been under continuous contract to Shell since its delivery in 1975 and to date has performed over 675 voyages for Shell. In January 1990, Shell renewed the charter for a ten-year period ending in January 2000. Under the charter, the Company is responsible for operating costs such as crew, maintenance, and insurance, and Shell pays for voyage costs such as fuel and port charges. The charter hire rate is adjusted annually for inflation. The charter may be canceled by Shell in January 1998 and January 1999 upon payment of a percentage of the charter hire due over the remaining term of the charter. Shell has in the past repeatedly renewed its charter of the Seabulk Challenger, and continues to fully utilize the vessel. Because the termination penalties are substantial, and Shell has provided significant capital enhancement to the vessel, the Company believes that Shell will continue to charter the vessel until January 2000, although there can be no assurance that it will do so. In the fourth quarter of 1996, the charter rate was renegotiated and reduced by approximately 6% to reflect the lower current market rate. The operating lease under which the Company holds the Seabulk Challenger will not extend beyond January 2000.

     Sun State. In September 1994, the Company acquired the marine assets of Sun State Marine, Inc. ("Sun State"), which then owned and operated an energy transportation fleet of ten towboats and eight fuel barges (one small barge was acquired in April 1995 and four small barges were acquired in December 1995), all of which are engaged in fuel transportation along the Atlantic intracoastal waterway and in the St. Johns River in Florida. Sun State has been in operation for over 50 years, and the Company continues to operate it as a wholly-owned subsidiary, Sun State Marine Services, Inc.

     A majority of Sun State's revenue for the year ended December 31, 1995 and 1996 was derived from a fuel transportation contract with FPL. The remainder of its revenue was derived from a fuel transportation contract with another customer and its marine maintenance, repair, and drydocking facility. See "Other Services." Under its contract with FPL, which has a term extending to September 1998, Sun State has agreed to transport fuel oil from Port Canaveral and Jacksonville to certain FPL electric power generating facilities at specified rates (a combination of per diem and variable rates based upon barrels transported) with an escalation provision. The FPL contract has a specified guaranteed minimum utilization provision.

     The following table sets forth certain information with respect to the Sun State towboats:

                                                                           LENGTH   YEAR BUILT/
VESSEL NAME                                                   HORSEPOWER   (FEET)     REBUILT
Sun River City..............................................    1,000        72        1994
Sun Commander...............................................    1,000        70     1968/1990
Sun Chief...................................................    1,000        72     1971/1990
Sun Merchant................................................    1,000        65     1966/1994
Sun Trader..................................................      850        56     1972/1980
Sun St. Johns...............................................      850        58     1961/1990
Sun Explorer................................................      800        57        1980
Sun Gypsy...................................................      800        53     1976/1992
Sun Rebel...................................................      800        60     1957/1991
Sun Venture.................................................      800        66     1956/1986

     The following table sets forth certain information with respect to the Sun State barges:

                                                                 BARGE     LENGTH   YEAR BUILT/
VESSEL NAME                                                    CAPACITY    (FEET)     REBUILT
Sun State No. 1.............................................  25,684 bbls   290      1953/1994
Sun State No. 3.............................................  25,974 bbls   290      1962/1986
Sun State No. 4.............................................  25,974 bbls   290      1962/1984
Sun State No. 6.............................................  21,408 bbls   264      1950/1982
Sun State No. 7.............................................  20,700 bbls   264      1967/1990
Sun State No. 8.............................................  23,000 bbls   272        1970
Sun State No. 9.............................................  23,000 bbls   272        1970
Sun State 501...............................................   4,880 bbls   126        1966
Sun State 701...............................................   7,000 bbls   175        1942
Sun State 902...............................................   9,500 bbls   195        1947
Sun State 1101..............................................  11,000 bbls   200        1963
Sun State 1102..............................................  12,000 bbls   200        1997
Sun State 2501..............................................  25,000 bbls   298        1973
Sun State 2701..............................................  27,000 bbls   298        1975
Sun State 2702..............................................  27,000 bbls   298        1973
Sun State 2703..............................................  27,000 bbls   298        1974

     OPA 90 requires all single-hull barges, including the Sun State barges, to discontinue transporting fuel and other petroleum products in 2015. The Company has recently constructed one double-hull barge at a cost of $1.0 million and has purchased an additional four double-hull barges for an aggregate of $2.4 million. These four barges are currently being refurbished for an aggregate cost of approximately $2.6 million.

     New Product Carriers. The Company has a 2.4% equity interest in five 45,300 dwt double-hull petroleum product carriers currently under construction by Newport News Shipbuilding and Drydock Co. for delivery during 1999 and 2000. The aggregate cost of the five carriers is estimated to be $255.0 million, of which approximately $40.0 million will constitute equity investment and $215.0 million will be financed with the proceeds of government-guaranteed Title XI ship financing bonds issued in March 1996. In addition to the Company's interest, 25% of the equity interest in the vessels is held by Van Ommeren International BV and 49.2% and 23.4%, respectively, by two other investors. Subject to the condition that the current owner of the 49.2% interest has not previously sold such interest to a third party, the Company has an option, exercisable through 2002, to purchase the 49.3% interest at a price equal to (i) the investor's equity investment plus a stated annual return, or (ii) if exercised after December 31, 1997, the greater of the fair market value of the interest or the amount set forth in (i). The Company also has an option, exercisable on January 15, 1998, to purchase the additional 23.4% interest at a price equal to the investor's equity investment plus a stated return. Should the Company fail to exercise the latter option, the investor has the option to acquire 1.6% of the ownership interest from the Company for nominal consideration. The total estimated cost of exercising the Company's options is up to $32.0 million (assuming the options are exercised prior to January 1, 1998). The

Company currently has no understandings or agreements with respect to the financing that it would require if it were to exercise either or both of these options, and there can be no assurance that such financing will be available.

     The five double-hull product carriers, the operations of which will be managed by the Company, are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by OPA 90. The vessels will operate in the U.S. domestic trade and may be operated pursuant to long- or short-term charters, depending upon market conditions during the period prior to their delivery and thereafter. The Company is serving as the construction supervisor during the construction period.

  OTHER SERVICES

     Through its Sun State subsidiary, the Company owns a small marine maintenance, repair, and drydocking facility in Green Cove Springs, Florida, which is engaged principally in the maintenance of tugs and barges, offshore support vessels, and other small vessels. The lease for the facility, including options, expires in 2000. The towboat Sun River City was constructed in the Green Cove Springs facility. This facility is capable of drydocking vessels up to 300 feet in length for repair and can make dockside repairs on vessels up to 320 feet in length. Since October 1994, the Green Cove Springs facility has been utilized to overhaul or rebuild a number of the Company's harbor tugs and offshore energy support vessels. The facility (originally a U.S. government naval repair and operations station) has covered steel fabrication facilities, workshops, and office spaces adjacent to a 1,840-foot finger pier and mooring basins, where the facility's three floating drydocks are located. The drydocks are 60, 80, and 108 feet in length, and are capable of lifting 350, 200, and 500 tons, respectively. The 60 and 108 foot drydocks are capable of being joined together for lifting a vessel or barge with a nominal capacity of 1,175 long tons.

  CUSTOMERS AND CHARTER TERMS

     The Company offers its offshore energy support services primarily to oil companies and large drilling companies. Consistent with industry practice, the Company's U.S. Gulf of Mexico operations are conducted primarily in the "term" market pursuant to short-term (less than six months) charters at varying day rates. Generally, such short-term charters can be terminated by either the Company or its customer upon notice of five days or less. Charters in the international markets served by the Company have terms ranging from a few days to several years.

     The Company offers its offshore and harbor towing services to vessel owners and operators and their agents. The Company's rates for harbor towing services are set forth in the Company's published tariffs and are subject to modification by the Company at any time, limited by competitive factors. The Company also grants volume discounts to major users of harbor services. Offshore towing services are priced based upon the service required on an ad hoc basis.

     The primary purchasers of chemical transportation services are chemical and oil companies. The primary purchasers of petroleum product transportation services are utilities, oil companies, and large industrial consumers of fuel with waterfront facilities. Both services are generally contracted for on the basis of short- or long-term time charters, voyage charters, contracts of affreightment, or other transportation agreements tailored to the shipper's requirements. Shell is the Company's largest single customer and the long-term charterer of the Seabulk Challenger. In addition, Chevron Corporation ("Chevron") is a purchaser of the Company's offshore energy support and chemical transportation services, FPL is a purchaser of the Company's petroleum product transportation services and each of Phillips Petroleum Company ("Phillips") and Amoco Corporation ("Amoco") currently charters one of the Company's chemical carriers.

COMPETITION

     The Company operates in a highly competitive environment in all its operations. The principal competitive factors in each of the markets in which the Company operates are suitability of equipment, personnel, price, service, and reputation. Competitive factors in the offshore energy support segment also include operating conditions and intended use (both of which determine the suitability of vessel type), complexity of maintaining logistical support, and the cost of transferring equipment from one market to another. The Company's vessels that provide chemical and petroleum products transportation services compete with both other vessel operators and, in some areas and markets, with alternative modes of transportation, such as pipelines, rail tank cars, and tank trucks. Moreover, the users of such services are placing increased emphasis on safety, the environment, and quality, partly due to heightened liability for the cargo owner in addition to the vessel owner/operator under OPA 90. See "-- Environmental and Other Regulation -- Clean Water Regulations." With respect to towing services, the Company's vessels compete not only with other providers of tug services, but with the providers of tug services in nearby ports. Many of the companies with which the Company competes have substantially greater financial and other resources than the Company. Additional competitors may enter the Company's markets in the future. Moreover, should U.S. coastwise laws be repealed, foreign-built, foreign-manned, and foreign-owned vessels could be eligible to compete with the Company's vessels. See "-- Environmental and Other
Regulation -- Coastwise Laws."

ENVIRONMENTAL AND OTHER REGULATION

     The Company's operations are subject to significant federal, state, and local regulation, the principal provisions of which are described below.

     Clean Water Regulations. OPA 90 established an extensive regulatory and liability regime for the protection of the environment from oil spills. OPA 90 affects all owners and operators of vessels in United States waters, which include the United States territorial sea and the 200-mile exclusive economic zone of the United States. Although it applies in general to all vessels, for purposes of its liability limits and financial-responsibility and response-planning requirements, OPA 90 differentiates between tank vessels (which include the Company's chemical carriers, product carrier, and fuel barges) and "other vessels" (which include the Company's tugs and offshore energy service vessels).

     Under OPA 90, owners, operators, and certain charterers of vessels are "responsible parties" and are jointly, severally, and strictly liable for containment and cleanup costs and other damages arising from oil spills relating to their vessels, unless the spill results solely from the act or omission of a third party, an act of God, or an act of war. Such "other damages" are defined broadly to include (i) natural resources damages and the costs of assessment thereof; (ii) damages for injury to, or economic losses resulting from the destruction of, real and personal property; (iii) net loss of taxes, royalties, rents, fees, and other lost revenues by the U.S. government, a state, or political subdivision thereof; (iv) lost profits or impairment of earning capacity due to property or natural resources damage; (v) net cost of public services necessitated by a spill response, such as protection from fire or other hazards; and (vi) loss of subsistence use of natural resources.

     For tank vessels, the statutory liability of responsible parties is limited to the greater of $1,200 per gross ton or $10 million ($2 million for a vessel of 3,000 gross tons or less) per vessel; for "other vessels," such liability is limited to the greater of $600 per gross ton or $500,000 per vessel. Such liability limits do not apply, however, to an incident proximately caused by violation of federal safety, construction, or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails to report the incident or to cooperate and assist in connection with oil removal activities. Although the Company currently maintains pollution liability insurance with coverage of $700 million per incident for its tank vessels ($500 million per incident for its fuel barges), a catastrophic spill could result in liability in excess of available insurance coverage, resulting in a material adverse effect on the Company.

     Under OPA 90, with certain limited exceptions, all newly built or converted tankers operating in United States waters must be built with double hulls, and existing single-hull vessels must be phased out at some point, depending upon their size, age and place of discharge, between 1995 and 2015 unless retrofitted with double hulls. As a result of this phase-out requirement, as interpreted by the U.S. Coast Guard, the Company's chemical carriers and its petroleum product carrier will be required to cease transporting petroleum products over the next 18 years, and its fuel barges will cease transporting fuel in 2015.

     OPA 90 expanded pre-existing financial responsibility requirements and requires vessel owners and operators to establish and maintain with the United States Coast Guard evidence of insurance or qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under

OPA 90. U.S. Coast Guard regulations require evidence of financial responsibility demonstrated by insurance, surety bond, self-insurance, or guaranty. The regulations also implement the financial responsibility requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), which imposes liability for discharges of hazardous substances such as chemicals, by increasing the amount of financial responsibility from $1,200 to $1,500 per gross ton. The Company has obtained COFRs pursuant to the Coast Guard regulations for its product carrier and for its chemical carriers through self-insurance and commercial insurance and as guarantor for the fuel barges.

     OPA 90 also amended the Federal Water Pollution Control Act to require the owner or operator of a tank vessel to prepare vessel response plans and to contract with oil spill response organizations to remove to the maximum extent practicable a worst-case discharge (loss of all cargo). The Company has complied with both requirements. As is customary, the Company's oil spill response contracts are executory in nature and are not activated unless required. Once activated, the Company's pollution liability insurance covers the cost of spill removal subject to overall coverage limitations and deductibles.

     OPA 90 expressly permits individual states to impose their own liability regimes with respect to oil pollution incidents occurring within their boundaries, and many states have enacted legislation providing for unlimited liability for oil spills. Some states that have enacted such legislation have not yet issued implementing regulations defining tanker owners' responsibilities under the legislation. The Company does not anticipate that such legislation or regulations will have any material impact on its operations.

     The Company manages its exposure to losses from potential discharges of pollutants through the use of well-maintained and well-equipped vessels, safety and environmental programs, and its insurance program, and believes that it will be able to accommodate reasonably foreseeable environmental regulatory changes.

     There can be no assurance, however, that any new regulations or requirements or any discharge of pollutants by the Company will not have an adverse effect on the Company.

     Clean Air Regulations. The federal Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1990, requires the Environmental Protection Agency to promulgate standards applicable to the emission of volatile organic compounds and other air pollutants. These standards are designed to reduce hydrocarbon emissions released in the atmosphere and are implemented by the states through State Implementation Plans for areas that are not in compliance with those standards. The Company's vessels are subject to vapor control and recovery requirements when loading petroleum cargoes in Louisiana and when loading, unloading, ballasting, cleaning, and conducting other operations in certain ports in Texas. The Company's chemical and petroleum product carriers are equipped with vapor control systems that satisfy these states' requirements. The fuel barges are not equipped with, and are not operated in areas that require, such systems.

     Coastwise Laws. A substantial portion of the Company's operations are conducted in the U.S. domestic trade, which is governed by the coastwise laws of the United States (principally, the Jones Act). The coastwise laws reserve marine transportation (including harbor tug services) between points in the United States (including drilling rigs fixed to the ocean floor in U.S. territorial waters) to vessels built in and documented under the laws of the United States (U.S. flag) and owned and manned by U.S. citizens. Generally, a corporation is deemed a citizen for these purposes so long as (i) it is organized under the laws of the U.S. or a state thereof, (ii) each of its president or other chief executive officer and the chairman of its board of directors is a citizen, (iii) no more than a minority of the number of its directors necessary to constitute a quorum for the transaction of business are non-citizens, and (iv) 75% of the interest and voting power in the corporation are held by citizens. Because the Company would lose its privilege of operating its vessels in the U.S. domestic trade if non-citizens were to own or control in excess of 25% of the Company's outstanding capital stock, the Company's Articles of Incorporation contain restrictions concerning foreign ownership of its stock. There have been repeated efforts aimed at repeal or significant change of the Jones Act. Although the Company believes that it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that Congress will not substantially modify the Jones Act or repeal it. Such changes could have a material adverse effect on the Company's operations and financial condition.

     Occupational Health Regulations. The Company's vessel operations are subject to occupational safety and health regulations issued by the Coast Guard. Such regulations currently require the Company to perform extensive monitoring, medical testing, and record keeping with respect to seamen engaged in the handling of the various cargoes transported by the Company's chemical and petroleum products carriers.

     Vessel Condition. The Company's chemical and petroleum products carriers, offshore energy support vessels, seven of its tugs, and the fuel barges are subject to periodic inspection and survey by, and dry-docking and maintenance requirements of, the Coast Guard and/or the American Bureau of Shipping, a marine classification society whose periodic certification as to the construction and maintenance of certain vessels is required in order to maintain insurance coverage. All of the Company's vessels requiring certification to maintain insurance coverage are certified.

     Oil Tanker Escort Requirements. Implementation of oil tanker escort requirements of OPA 90 and pending state legislation are expected to introduce certain performance or engineering standards on tugs to be employed as tanker escorts. The Company believes its tractor tug will be able to comply with any existing or currently anticipated requirements for escort tugs. Adoption of such new standards could require modification or refitting of the tugs currently operated by the Company to the extent such tugs are employed as tanker escorts. The Company does not anticipate OPA 90 or state requirements to require modification of tugs, such as the Company's, involved in harbor tug operations.

     The Company believes that it is currently in compliance in all material respects with the environmental and other laws and regulations, including OSHA shipyard requirements, to which its operations are subject and is unaware of any pending or threatened litigation or other judicial, administrative, or arbitral proceedings against it occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities, and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities, or penalties will not be incurred by or imposed on the Company in the future.

     International Laws and Regulations. The Company's vessels that operate internationally are subject to various international conventions, including certain safety, environmental, and construction standards. Among the more significant of the conventions applicable to the fleet are: (i) the International Convention for the Prevention of Pollution of the Sea, 1973, 1979 Protocol, (ii) the International Convention on the Safety of Life at Sea, 1974, 1978, and 1981/1983 Protocol, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers. These regulations govern oil spills and other matters of environmental protection, worker health, and safety and the manning, construction, and operation of vessels. The Company believes that it presently is in material compliance with the international environmental laws and regulations to which the Company's operations are subject. In addition, the countries under which the vessels are flagged require certain periodic inspections and drydock examinations. Generally, surveys and inspections are performed by internationally recognized classification societies. Most of the vessels that operate internationally are flagged in the Marshall Islands. The Company is not a party to any pending environmental litigation or other proceeding, and is unaware of any threatened environmental litigation or proceeding which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Company. However, the risks of incurring substantial compliance costs and liabilities and penalties for noncompliance are inherent in offshore energy support operations. There can be no assurance that significant costs, liabilities, and penalties will not be incurred by or imposed on the Company in the future. See "Risk Factors -- Environmental and Government Regulation."

INSURANCE

     The Company's marine transportation services operations are subject to the normal hazards associated with operating vessels carrying large volumes of cargo or rendering services in a marine environment. These hazards include the risk of loss of or damage to the Company's vessels, damage to third parties as a result of collision, loss, or contamination of cargo, personal injury of employees, pollution, and other environmental damages. The Company maintains insurance coverage against these hazards. Risk of loss of or damage to the Company's vessels is insured through hull insurance policies in amounts that approximate fair market value. Vessel operating liabilities, such as collision, cargo, environmental, and personal injury, are insured primarily through the Company's participation in the Steamship Mutual Underwriting Association (Bermuda Limited), a mutual insurance association under which the coverage against such hazards is currently unlimited for each incident except in the case of pollution, which is limited to $700 million (the maximum amount available) for each incident involving the Company's chemical and petroleum products carriers and $500 million with respect to its other vessels. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience.

LEGAL PROCEEDINGS

     The Seabulk America was completed in 1990 by combining the stern portion of the wrecked oil tanker Fuji with the forebody of the chemical barge portion of the former integrated tug/barge Oxy Producer/Oxy 4102. In Norfolk Shipbuilding and Dry Dock Corporation v. Seabulk Transmarine Partnership, Ltd., pending in the U.S. District Court for the Eastern District of Louisiana (Civil Action No. 93-1312), one of the shipyards that contracted to complete the Seabulk America for the Company is seeking to recover from the Company approximately $6.1 million for alleged additions and changes to the contract work and costs of alleged delay and disruption, in addition to $2.4 million of the $5.9 million contract price that the Company has withheld. In addition, the shipyard is seeking legal fees and expenses. The Company has asserted counterclaims aggregating $5.6 million for contract deletions, unfinished and defective work, and liquidated damages for late delivery. In 1993, when this suit was filed, the Company obtained a $5.6 million letter of credit in order to furnish a bond required to obtain the release of the Seabulk America, which had been arrested pursuant to customary procedures in litigation involving vessels. The suit, which involves numerous complex factual issues, is currently in the trial stage. While the Company believes that the plaintiff's claims are without merit and that its counterclaims are meritorious, there can be no assurance that the ultimate resolution of the suit will not require some payment by the Company in addition to the $3.6 million previously paid.

     From time to time the Company is also party to litigation arising in the ordinary course of its business, most of which is covered by insurance.

EMPLOYEES

     As of November 30, 1997, the Company had approximately 2,250 employees. Management considers relations with employees to be satisfactory. The Seabulk America, Seabulk Challenger, and Seabulk Magnachem are manned by approximately 108 officers and crew who are subject to two collective bargaining arrangements. In addition, the HMI Dynachem, HMI Petrochem, and HMI Astrachem are manned by approximately 90 members of national maritime labor unions pursuant to an agreement between the Company and a third party employer. In connection with the Care acquisition, the Company expects to add approximately 550 additional employees.

PROPERTIES

     The Company's principal offices are located in Fort Lauderdale, Florida, where the Company leases approximately 36,000 square feet of office and shop space under a lease that expires in 2009. In addition, the Company leases facilities in Houston, Texas, Lafayette and Amelia, Louisiana, Mobile, Alabama, Tampa, Port Canaveral, and Green Cove Springs, Florida, Sharjah, Dubai, Abu Dhabi, Brunei, Yemen, Karachi, Qatar, Saudi Arabia, Kuwait, Singapore, and Thailand to support its operations. The Company expects to lease facilities in various locations in West Africa to support its offshore operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are:

NAME                                              AGE              CURRENT POSITIONS
J. Erik Hvide(1)(2).............................  49    Chairman of the Board, President, Chief
                                                          Executive Officer, and Director
John H. Blankley(1)(2)..........................  50    Executive Vice President, Chief
                                                          Financial Officer, and Director
Eugene F. Sweeney(1)............................  54    Executive Vice President -- Operations
                                                          and Director
Walter S. Zorkers...............................  51    Senior Vice President -- Corporate
                                                          Development
Andrew W. Brauninger............................  51    Senior Vice President -- Offshore
                                                          Division and President -- Seabulk
                                                          Offshore, Ltd
Leo T. Carey....................................  45    Vice President -- Ship Management
Arthur T. Denning...............................  43    Vice President -- Engineering
Gene Douglas....................................  50    Vice President -- Legal & General
                                                          Counsel and Secretary
William R. Ludt.................................  50    Vice President -- Inland Services
                                                          Division and President -- Sun State
                                                          Marine Services, Inc.
John J. O'Connell, Jr...........................  53    Vice President -- Corporate
                                                          Communications
Robert A. Santos................................  65    Vice President -- Offshore and Harbor
                                                          Towing Operations
Christopher D. Strong...........................  39    Vice President -- Finance and Treasurer
Robert B. Calhoun, Jr.(2)(3)....................  55    Director
Gerald Farmer(3)(4).............................  52    Director
Jean Fitzgerald(1)(4)...........................  71    Director
John J. Lee(4)..................................  61    Director
Walter C. Mink(3)...............................  71    Director
Robert Rice(3)..................................  75    Director
Raymond B. Vickers(4)...........................  48    Director

------------------------------

(1) Member of the Executive Committee.

(2) Member of the Special Acquisitions Committee.

(3) Member of the Audit Committee.

(4) Member of the Compensation Committee.

     MR. HVIDE has been the Company's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. He has been a director of the Company since 1973. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of the Company. He has been employed by the Company in various capacities since 1970 and became Vice President in 1973. He is also a director of the American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping, a past appointee to the U.S. Coast Guard's Towing Safety Advisory Committee, and a director of Seal Holdings Corporation, a publicly traded company seeking to make acquisitions. Mr. Hvide is the son of Hans J. Hvide, the founder of the Company.

     MR. BLANKLEY has been a director of the Company since September 1991 and has been Executive Vice President -- Chief Financial Officer since September 1995. He previously served as a director and Chief Financial Officer of Harris Chemical Group Inc., a chemical manufacturing company, from April 1993 to

August 1994. Mr. Blankley is the owner of Seafirst Capital, a ship finance consulting business he founded in 1994. He served as Executive Vice
President -- Finance and Chief Financial Officer of Stolt-Nielsen, Inc., a publicly traded international operator of specialty chemical tankers, from 1985 to 1991. From 1983 until 1985, Mr. Blankley was a director, Senior Vice President, and Chief Financial Officer of BP North America Inc. Mr. Blankley is also a director of MC Shipping, a publicly traded operator of container feeder vessels.

     MR. SWEENEY has been Executive Vice President -- Operations of the Company since September 1994 and a director since 1984. He was Senior Vice
President -- Operations of the Company from 1991 to September 1994. He joined the Company in 1981 as Vice President -- Ship Management. Prior to joining the Company, Mr. Sweeney was employed for 17 years by Texaco, Inc., where he served in seagoing and shore management positions, including operations manager of Texaco's U.S. tanker fleet. Mr. Sweeney is past President of the Chemical Carriers Association, a member of the Society of Naval Architects and Marine Engineers and served as a member of a National Academy of Sciences Committee to study marine navigation and pilotage.

     MR. ZORKERS has been Senior Vice President -- Corporate Development since April 1997. Prior to joining the Company, Mr. Zorkers was the principal of Commonwealth Management Group, a management consulting firm. From 1993 to 1995 he served as Executive Vice President of Boston Pacific Medical, Inc., a manufacturer of disposable medical products, and from 1991 to 1993 he was a Senior Vice President of Metcalf & Eddy, Inc., an environmental engineering and consulting firm.

     MR. BRAUNINGER has been Senior Vice President -- Offshore Division since August 1997. He was Vice President -- Offshore Division since March 1990 until July 1997 and the President of Seabulk Offshore, Ltd., the Company's offshore energy support services subsidiary, since September 1994. He was Vice President of Offshore Operations from May 1990 to September 1994 and Vice
President -- Development from 1989 to 1990. From 1987 to 1989, Mr. Brauninger was President of OMI Offshore Services, Inc., an operator of offshore service vessels. Previously, he was employed by Sabine Towing and Transportation Company, where he held a variety of posts including Vice President -- Harbor Division.

     MR. CAREY has been Vice President -- Ship Management since November 1996. He previously served as Director of Operations for the Company's fleet of chemical and petroleum product carriers. He joined the Company in 1981 as Superintendent Engineer. Prior to that, he served with El Paso Marine Co. as a deck officer and maintenance manager.

     MR. DENNING has been Vice President -- Engineering since August 1997. He previously served as Director of Engineering of the Company from November 1994 to July 1997, and as Superintendent Engineering from September 1986 to October 1994.

     MR. DOUGLAS has been Vice President -- Legal & General Counsel and Secretary of the Company since 1975. He was an attorney with the Fort Lauderdale, Florida law firm of Spear and Deuschle, P. A. prior to joining the Company. He has been admitted to the Florida Bar since 1972 and is admitted to practice before various federal courts. He is also a member of the American Bar Association, the Maritime Law Association of the United States, and other professional organizations.

     MR. LUDT has been Vice President -- Inland Services Division since January 1995 and the President of Sun State Marine Services, Inc., the Company's energy tug and barge subsidiary, since September 1994. He was Director -- Fleet Operations of the Company from 1982 to September 1994. Since joining the Company in 1979, he has also served as Fleet Manager and Port Engineer. He served as President of the Chemical Carriers Association from 1989 to 1990 and as Vice President of that association from 1990 to 1992. Mr. Ludt has also served on various working groups within the U.S. Coast Guard's Chemical Transportation Advisory Committee concerning issues such as vapor control and marine occupational safety and health. Mr. Ludt holds a dual license as a Third Mate and Third Assistant Engineer, Steam and Motor Vessels.

     MR. O'CONNELL has been Vice President -- Corporate Communications since August 1996, when he joined the Company. From September 1995 to August 1996 he was an independent consultant. Previously, he served in a variety of management positions with W. R. Grace & Co. for 20 years, most recently as Director of

Public Affairs. Mr. O'Connell was a member of the President's Private Sector Survey on Cost Control in the Federal Government from 1982 to 1984.

     MR. SANTOS has been Vice President -- Towing Operations of the Company since 1983. Mr. Santos joined the Company as its Towing Operations Manager in 1962. He has served as a Commissioner of Florida's Board of Pilot Commissioners, Chairman of the Escort Vessel Subcommittee of the American Waterways Operators and as a member of various marine-related trade associations and boards.

     MR. STRONG has been Vice President -- Finance of the Company since August 1997, Treasurer since November 1996 and Director of Finance since joining the Company in December 1994. From January 1990 to December 1994, he was Treasurer of the Port Everglades Authority. From 1986 to 1989, he served in several management positions with Kislak Mortgage Corporation and Kislak National Bank including Vice President -- Finance and Investment Officer. Mr. Strong previously served as an officer in the U.S. Navy.

     MR. CALHOUN has been a director of the Company since September 1994. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L. P., a private investment firm, since 1991. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm. Mr. Calhoun serves as a director of Avondale Mills, Inc., a textile company, Interstate Bakeries Corporation, a national distributor of baked goods, and Sterling Chemicals Holdings, Inc., a chemical producer. He also serves as a director of several privately held companies.

     MR. FARMER has served as a director of the Company since 1975. He was Executive Vice President -- Chief Financial Officer and Treasurer of the Company from September 1994 until September 1, 1995. In September 1995 Mr. Farmer retired as Chief Financial Officer and Treasurer and continued to serve as an Executive Vice President of the Company through December 15, 1995. He was Senior Vice President -- Finance and Administration from January 1991 to September 1994, having joined the Company in 1973 as Vice President -- Finance.

     MR. FITZGERALD has been a director of the Company since March 1994. Since 1992, he has served as the Chairman of Florida Alliance, Inc., a consortium of maritime interests. From 1990 to 1992, he was Executive Vice President of NDE Testing & Equipment, Inc., a nationwide storage-tank testing company. From 1988 to 1990, he was with Frederic R. Harris, Inc., an international consulting engineering firm. Mr. Fitzgerald was a co-founder and the President of American Tank Testing Service, Inc., a firm that was subsequently acquired by NDE Environmental Corporation, from 1986 to 1987. In 1982 and 1983, he served as the Company's Vice President for Governmental Affairs. His other business experience includes service as President of Tracor Marine, Inc. from 1976 to 1979 and Director of Engineering of Tracor's Systems Technology Division from 1974 to 1976. Mr. Fitzgerald retired from the U.S. Navy in 1974 in the rank of Captain. During his naval career he commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He is a past Commissioner and Chairman of the Port Everglades Authority.

     MR. LEE has been a director of the Company since September 1994 and is Chairman and Chief Executive Officer of Hexcel Corporation, an advanced materials manufacturer. Mr. Lee joined the Board of Hexcel Corporation in May of 1993 as an outside independent director. In August 1993, Mr. Lee was asked to become the Chairman and Co-Chief Executive Officer of Hexcel Corporation, which was experiencing financial difficulties, in order to effect a consensual reorganization. In December 1993, having concluded that a consensual reorganization could not be accomplished, Hexcel Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code and appointed Mr. Lee sole Chief Executive Officer to effect a Plan of Reorganization. The reorganization was completed in February 1995 and Hexcel emerged from Chapter
11. Mr. Lee has been a Director of Aviva Petroleum, Inc. since August 1993, and has been Chairman, President and Chief Executive Officer of Lee Development Corporation, a corporation providing investment and merchant banking services, since 1987. He was a director of XTRA Corporation, a Massachusetts-based transportation and equipment leasing company, from 1990 through January 1996. Mr. Lee also served as Chairman and Chief Executive Officer of Seminole Corporation, a fertilizer manufacturer, from July 1989 through April 1993 and director of Tosco Corporation, a refiner, from April 1988 through April 1993 and was

President and Chief Operating Officer of Tosco Corporation from April 1990 through April 1993. Mr. Lee is an advisor to The Clipper Group, L.P. and is a trustee of Yale University.

     MR. MINK has been a director of the Company since October 1990. He is President of Walter C. Mink & Associates, a maritime advisory and consulting firm in Las Vegas, Nevada. From 1978 to 1986, Mr. Mink was President of Mobil Shipping and Transportation Company. Previously, he was President of Seabrokers, Inc., a marine brokerage firm, and was earlier employed by Lago Oil, Esso Tankers, and Mobil Oil Transport. Mr. Mink is a director of First Olsen Tankers, Ltd. He served on the Board of Managers of the American Bureau of Shipping and is a member of the Society of Naval Architects and Marine Engineers.

     MR. RICE has been a director of the Company since January 1992. A financial consultant, he was Senior Vice President of Citibank, N.A. from 1954 to his retirement in 1983. Mr. Rice is a director of ATCO Ltd., First Olsen Tankers Ltd., and Pride Refining Inc.

     DR. VICKERS has been a director of the Company since March 1994. An attorney in private practice in Florida, he has represented more than a hundred financial institutions. He is the author of Panic in Paradise: Florida's Banking Crash of 1926 and an adjunct professor of U.S. economic and business history at Florida State University. From 1975 to 1979, he served as Assistant Comptroller of the State of Florida.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock immediately prior to the Offering and as adjusted to give effect to the sale of 5,000,000 shares of Class A Common Stock by the Company in the Offering, by (i) certain of the Company's executive officers,
(ii) each director of the Company, (iii) each of the Company's shareholders who is known by the Company beneficially to own at least five percent of any class of Common Stock of the Company or at least five percent of the voting power of the Company's Common Stock, and (iv) all executive officers and directors of the Company as a group. Management believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable, the provisions of the Shareholders Agreement, and the information contained in the footnotes to the table below.

                                                                                      COMMON STOCK
                                                                                   -------------------
                                                       CLASS A        CLASS B          PERCENTAGE
                                                     COMMON STOCK   COMMON STOCK        OF TOTAL
                                                     ------------   ------------      VOTING POWER
                                                        SHARES         SHARES      -------------------
                                                     BENEFICIALLY   BENEFICIALLY    BEFORE     AFTER
NAME                                                   OWNED(1)       OWNED(1)     OFFERING   OFFERING
J. Erik Hvide(2)...................................     10,000       1,496,466       36.1%      32.2%
Hvide Family Trust I(3)............................         --       1,215,244       29.3%      26.2%
Hvide Family Trust II(3)...........................         --          78,230        1.9%       1.7%
Clipper/Park HMI, L.P.(4)..........................    213,952         650,084       16.2%      14.5%
Clipper/Hercules, L.P.(4)..........................    118,303         359,459        9.0%       8.0%
Clipper/Merban, L.P.(4)............................    305,433         112,003        3.4%       3.1%
Clipper/Merchant HMI, L.P.(4)......................     85,583         260,033        6.5%       5.8%
Clipper Capital Associates, L.P.(4)(5).............    732,708       1,410,253       35.8%      31.9%
Metropolitan Life Insurance Company(4).............     71,820              --          *          *
Olympus Growth Fund II, L.P.(4)....................     67,596              --          *          *
John H. Blankley...................................      1,276              --          *          *
Eugene F. Sweeney..................................      9,164              --          *          *
Gene Douglas.......................................      4,668              --          *          *
Walter S. Zorkers..................................         --              --          *          *
Andrew W. Brauninger...............................      8,063              --          *          *
Robert B. Calhoun, Jr.(5)..........................    733,920       1,410,253       35.8%      31.9%
Gerald Farmer......................................      5,968              --          *          *
Jean Fitzgerald....................................      2,149              --          *          *
John J. Lee........................................      1,215              --          *          *
Walter C. Mink.....................................      1,164              --          *          *
Robert Rice........................................      3,000              --          *          *
Raymond B. Vickers.................................     11,000              --          *          *
All executive officers and directors as a group
  (19 persons)(5)..................................    795,705       2,906,719       72.1%      64.3%

------------------------------------

  * Less than one percent

(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2) Includes the shares held by Hvide Family Trust I and Hvide Family Trust II, of which Mr. Hvide is the sole trustee.

(3) J. Erik Hvide is the sole trustee for both trusts. Hvide Family Trust I is a trust for the benefit of Mr. Hvide, his sister, Elsa Hvide Sowrey (now known as Elsa Hvide Mumma) and their children in which Mr. Hvide has an economic interest in 65% of the income of the trust. Hvide Family Trust II is a trust for the benefit of Elsa Hvide Sowrey and her children, in which Mr. Hvide has no economic interest.

(4) Member of the Investor Group, defined as the "Investor Shareholders" in the Company's Articles of Incorporation. The Investor Group owns an aggregate of 872,124 shares of Class A Common Stock and 1,410,253 shares of Class B Common Stock (31.5% of total voting power). The address for Clipper Capital Associates, L.P., Clipper/Hercules HMI, L.P., Clipper/Merban, L.P., Clipper/Merchant HMI, L.P., Clipper/Park HMI, L.P. is: c/o Clipper Capital Associates, L.P., 650 Madison Avenue, 9th Floor, New York, NY 10010. The address for Metropolitan Life Insurance Company is: 334 Madison Avenue, P.O. Box 633, Convent Station, New Jersey 07961-0633. The address for Olympus Growth Fund II, L.P. is: c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902.

(5) Includes shares held by Clipper/Hercules, L.P., Clipper/Merban, L.P. Clipper/Merchant, L.P., and Clipper/Park, L.P. Capital Associates, L.P. is the general partner of those entities, and Mr. Calhoun is an officer, director, and stockholder of the corporate general partner of Clipper Capital Associates, L.P.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a description of the principal terms of certain of the Company's existing indebtedness.

CREDIT FACILITY

     The Company is party to a revolving credit agreement dated September 30, 1997 with Citibank N.A., as Administrative Agent and BancBoston Securities Inc. as Syndication Agent providing for a $175.0 million revolving line of credit (the "Credit Facility") that matures on September 30, 2002 (the "Maturity Date"). The Company's outstanding indebtedness under the Credit Facility is expected to be approximately $121.5 million at the time of the Offering, of which the Company intends to repay approximately $46.0 million with a portion of the proceeds of the Offering.

     Borrowings under the Credit Facility bear interest at LIBOR or the higher of (i) the base rate of the Administrative Agent or (ii) the Federal Funds rate plus 0.5%, at the Company's option, plus a margin based upon the ratio of the Company's consolidated debt to EBITDA. The effective interest rate under the Credit Facility was 6.1% at November 30, 1997.

     Covenants under the Credit Facility, among other things, (i) require the Company to meet certain financial tests, including tests requiring the maintenance of minimum leverage ratios, debt service coverage ratios, and indebtedness to tangible net worth ratios; (ii) limit the creation or incurrence of certain liens; (iii) limit the incurrence of additional indebtedness; (iv) restrict the Company from making certain investments; (v) restrict certain payments, including dividends, with respect to shares of any class of capital stock; (vi) restrict modification of the terms of the Trust Preferred Securities, and in certain circumstances the repayment, redemption, or repurchase of the Trust Preferred Securities; and (vii) limit certain corporate acts of the Company, such as making certain dispositions of assets, and entering into certain types of business transactions, including certain mergers and acquisitions.

     Events of default under the Credit Facility include, among other things,
(i) any failure to pay principal thereunder when due, or to pay interest or fees within three business days after the date due; (ii) the breach of certain covenants or the inaccuracy of certain representations or warranties made under the Credit Facility; (iii) any failure to pay amounts due on certain indebtedness, or defaults that result in or permit the acceleration of such indebtedness; (iv) certain events of bankruptcy, insolvency, or dissolution; (v) certain judgments or orders; (vi) an acceleration of the maturity of the Trust Preferred Securities or in certain circumstances the prepayment, redemption or repurchase of the Trust Preferred Securities, or any default under the Trust Preferred Securities, and (vii) a change in control.

TERM LOAN

     The Company is party to a term loan agreement dated November 26, 1997 with BankBoston, N.A., as Agent, providing a staged advance term of $300.0 million which can be drawn at any time prior to April 1, 1998 (the "Term Loan"). Proceeds of the Term Loan are available primarily to finance the Care acquisition and are payable in 28 equal quarterly installments from June 30, 1998 through March 31, 2005. The Company's outstanding indebtedness under the Term Loan is expected to be $300.0 million at the time of the Offering, of which $100.0 million will be repaid with a portion of the proceeds of the Offering.

     Borrowings under the Term Loan bear interest at LIBOR plus 1% until June 30, 1998, and thereafter at LIBOR or the higher of (i) the Agent's base rate or
(ii) the Federal Funds rate plus 0.5%, at the Company's option, plus a margin based upon the ratio of the Company's consolidated debt to EBITDA. The effective
interest rate under the Term Loan was      % at December   , 1997. Covenants and
events of default under the Term Loan are substantially the same as those under the Credit Facility.

LONG-TERM CHARTER OBLIGATIONS

     Title XI Bonds. Two of the Company's subsidiaries are parties to long-term, "hell or high water" charters of the Seabulk Challenger and the Seabulk Magnachem, the performance of which is guaranteed by the Company. Both vessels were financed by the issuance of U.S. Government Guaranteed Ship Financing

Bonds issued pursuant to Title XI of the Merchant Marine Act, 1936, as amended ("Title XI") in leveraged lease transactions. As of December 31, 1996, the total remaining outstanding obligations of the Company under the charters for the Seabulk Challenger and Seabulk Magnachem are $4.3 million and $10.6 million, respectively. The Company's aggregate payments due under such charters for 1997 and 1998 are $3.2 million and $3.3 million, respectively. The long-term charter for the Seabulk Challenger is coterminous with the maturity date of the respective obligation, and the charter for the Seabulk Magnachem terminates in 2002. The Company has the option to purchase the vessels or renew the charters at fair market value and, with respect to the Seabulk Magnachem, has the right to share in the residual value proceeds of any sale to a third party.

     In connection with the acquisition of the OMI Chemical Carriers the Company assumed approximately $34.7 million of Title XI bonds bearing interest at an average rate of 7.65%. In connection with the Bay acquisition the Company assumed approximately $15.1 million of Title XI bonds bearing interest at an average rate of 7.6%.

     Repayment of the Company's Title XI bonds is guaranteed by the full faith and credit of the United States, acting through the Maritime Administration. As security for such guarantee, the vessels are mortgaged to the United States, and the subsidiaries that own or charter the vessels are each party to a security agreement and a financial agreement with the United States containing various operating covenants and financial conditions that, among other things, restrict the ability of each to (i) incur additional indebtedness, (ii) make certain loans, advances, or investments, (iii) create certain liens, (iv) pay stock dividends, (v) sell, transfer, or dispose of assets, (vi) change the nature of its business, (vii) make capital expenditures, (viii) effect certain mergers, consolidations, or similar business combinations, or (ix) enter into certain vessel charter arrangements. The agreements specify various events of default, including failure to pay charter hire, pay certain guarantee fees, satisfy certain covenants, maintain required insurance, and maintain U.S. citizenship (within the meaning of Section 2 of the Shipping Act, 1916) and certain events of insolvency or bankruptcy.

     Bareboat Charters. The Company is party to bareboat charters relating to four offshore service vessels, two of which expire in June 2001 and two of which expire in January 2002. See "Certain Transactions" and Note 4 to the Company's consolidated financial statements. The Company has an option to purchase each of these vessels for a nominal amount upon the expiration of the charters. The Company is also party to two bareboat charters relating to a total of nine crew boats. The charter on one crew boat expires in 2002 with an option to purchase the vessel for $0.4 million. The charter on the remaining eight crew boats expires in 2004 with an option to purchase the vessels for a nominal amount. In addition, the Company is party to a bareboat charter on a tractor tug which expires in 2010 with an option to purchase the vessel for $1.6 million.

           DESCRIPTION OF THE TRUST CONVERTIBLE PREFERRED SECURITIES

     The following summary description of the Trust Preferred Securities is qualified in its entirety by reference to the Guarantee, the Amended and Restated Declaration of Trust and the Trust Indenture, all dated June 27, 1997 (referred to herein as the "Guarantee," the "Declaration," and the "Indenture," respectively), which have been filed as exhibits to the Company's Registration Statement on Form S-3, Registration No. 333-34941.

     The Trust Preferred Securities represent undivided beneficial interests in the assets of Hvide Capital Trust (the "Trust"), a statutory business trust created under the laws of the State of Delaware. All of the common securities of the Trust are owned by the Company. The Trust was created solely for the purpose of issuing the Trust Preferred Securities and investing the proceeds from the issuance thereof in the Company's 6 1/2% Convertible Subordinated Debentures due June 15, 2012 (the "Debentures"), which are the sole assets of the Trust. On June 27, 1997, the Trust issued 2,300,000 Trust Preferred Securities to several initial purchasers who in turn resold the securities in transactions exempt from the registration requirements of the Securities Act. In October 1997 the Trust Preferred Securities and the Class A Common Stock issuable upon their conversion were registered under the Securities Act to permit their resale.

     Holders of the Trust Preferred Securities are entitled to receive preferential cumulative cash distributions from the Trust at an annual rate of 6 1/2% of the liquidation preference of $50 per Trust Preferred Security, payable in quarterly installments. Distributions on the Trust Preferred Securities correspond to the interest rate and interest and other payment dates in the Debentures. As a result, if principal or interest is not paid on the Debentures, no amounts are paid on the Trust Preferred Securities.

     Each Trust Preferred Security is convertible, at the option of the holders of the Trust Preferred Securities and subject to certain conditions, into shares of the Company's Class A Common Stock at the rate of 1.7544 shares of Class A Common Stock for each Trust Preferred Security (equivalent to $28.50 per share of Class A Common Stock), subject to adjustment under certain circumstances. In order to maintain the Company's eligibility to operate vessels in the U.S. domestic trade, however, no conversion of the Trust Preferred Securities will be effected if such conversion will cause more than 25% of the Company's outstanding Common Stock to be held by non-citizens, thereby violating the requirement that 75% of the outstanding capital stock and voting power of the Company be held by U.S. citizens.

     So long as the Company is not in default under the Debentures, the Company has the right, subject to certain conditions, to defer payment of interest on the Debentures for a period not exceeding 20 consecutive quarters with respect to each deferral period. If interest payments on the Debentures are so deferred, distributions on the Trust Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions, to declare or pay cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Debentures. During deferral periods, interest on the Debentures will continue to accrue and the amount of distributions to which holders of the Trust Preferred Securities are entitled will accumulate at the stated rate per annum, compounded quarterly.

     Except under certain circumstances, the Trust Preferred Securities may not be redeemed by the Trust prior to July 2, 2000. Thereafter, the Trust Preferred Securities are subject to mandatory redemption, in whole or in part, at preset redemption prices, upon a permitted redemption of the Debentures. In addition, the Trust Preferred Securities are subject to mandatory redemption upon payment at maturity or as a result of acceleration of the Debentures.

     The Trust Preferred Securities are subject to exchange for Debentures, or redemption, in whole or in part, if there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, or if there is more than an insubstantial risk that the Company, the Trust or the Debentures will be subjected to certain adverse tax consequences, as a result of a change in any law relevant to the foregoing. At any time, the Company has the right to terminate the Trust and cause the Debentures to be distributed to the holders of Trust Preferred Securities in liquidation of the Trust.

     The Company has, through the Guarantee, the Declaration, the Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. The Guarantee of the Company guarantees the payment of distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by the Trust. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with any guarantee entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company.

     The Debentures are subordinate and junior in right of payment to all senior debt of the Company. The terms of the Debentures place no limitation on the amount of senior debt that may be incurred by the Company or its subsidiaries. The Company has the right, on or after July 2, 2000, to redeem the Debentures, in whole or in part, at preset redemption prices.

     In the event of the dissolution of the Trust, after satisfaction of the creditors of the Trust, as provided by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation preference of $50 per Trust Preferred Security plus any accumulated and unpaid distributions thereon to the date of payment, which may be in the form of a distribution of such amounts in Debentures, subject to certain exceptions.

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

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Articles of Incorporation and its Amended and Restated Bylaws (the "Bylaws"), copies of which have been included as exhibits to the Registration Statement relating to the IPO, and reference to Florida law. All capitalized terms used and not defined below have the respective meanings assigned to them in the Articles of Incorporation.

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $.001 per share, of which 12,373,236 shares were issued and outstanding as of November 30, 1997, 5,000,000 shares of Class B Common Stock, par value $.001 per share, of which 2,906,719 shares were issued and outstanding as of November 30, 1997, and 10,000,000 shares of Preferred Stock, par value $1.00 per share, none of which are issued and outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to receive such dividends, in cash, property or securities, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to participate in dividends ratably on a per share basis. If dividends consist of Common Stock or other voting securities of the Company, the voting rights of each such security shall correspond to the voting rights of the security held. Any dividend declared for one class of Common Stock must be declared for the other classes of Common Stock. The holders of Common Stock have no preemptive or redemption rights and are not subject to future calls or assessments by the Company. Subject to the prior rights of holders, if any, of any outstanding class or series of capital stock having a preference in relation to the Common Stock as to distributions upon dissolution, liquidation, and winding-up of the Company, holders of Common Stock are entitled to share ratably in any assets of the Company that remain after payment in full of all debts and liabilities of the Company.

     The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the shareholders, including the election of directors, except as described below under "-- Foreign Ownership Restrictions" and as provided under Florida law. In all matters submitted to a vote of the shareholders, including the election of directors, and except as described below under "-- Foreign Ownership Restrictions" and under "-- Certain Provisions of Articles of Incorporation and Bylaws," each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. The shareholders do not have cumulative voting rights.

     The Class B Common Stock can be owned only by (i) J. Erik Hvide and, subject to certain limitations set forth in the Articles of Incorporation, any person related to him by kinship or marriage, trusts or similar arrangements established solely on the behalf of one or more of them, and partnerships and other entities that are wholly owned by them (collectively, the "Hvide Family"); or (ii) the Investor Group and its affiliates. If the ownership or beneficial interest in any share of Class B Common Stock ceases to be vested in any of these persons, then such share will automatically and immediately convert into a share of Class A Common Stock, although such a conversion will not occur where Class B Common Stock is transferred from one Hvide Family member, upon death, to another Hvide Family member.

     Except as described below under "-- Foreign Ownership Restrictions," each holder of Class B Common Stock may elect at any time to convert any of his shares, share for share, into Class A Common Stock.

     The Hvide Family and the Investor Group hold 51.5% and 48.5%, respectively, of the outstanding Class B Common Stock. The Hvide Family and the Investor Group own 7.4% and 11.3%, respectively, of the combined classes of Common Stock and each controls 32.2% of the voting power of such stock upon completion of the Offering and control the management and affairs of the Company and any corporate actions requiring shareholder approval.

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

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue from time to time shares of Preferred Stock in one or more series and to fix, with respect to each series, the number of shares, voting powers, designations, relative rights, preferences (including seniority upon liquidation), privileges, and restrictions thereof. The rights, preferences, privileges, and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The Preferred Stock is subject to the dual stock certificate system described below under "--Foreign Ownership Restrictions."

     The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, could adversely affect the rights and powers, including voting and distribution rights, of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. Except as otherwise provided by law, the holders of any series of Preferred Stock may be given the right, voting separately as a class, to elect one or more directors of the Company. The term of any such director would expire at the next succeeding annual meeting of shareholders.

     The Company has no present intention to issue any shares of Preferred
Stock.

FOREIGN OWNERSHIP RESTRICTIONS

     The Articles of Incorporation (i) contain provisions limiting the aggregate percentage ownership by Non-Citizens of each class of the Company's capital stock (including the Class A Common Stock and the Class B Common Stock) to 24.99% of the outstanding shares of each such class (the "Permitted Percentage") to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable federal law (presently 25.0%), (ii) require institution of a dual stock certificate system to help determine such ownership, and (iii) permit the Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations. These provisions are intended to protect the Company's ability to operate its vessels in the U.S. domestic trade governed by the Jones Act. The ability of the Company to so operate is necessary to avoid default under certain of the Company's financings, may enhance the Company's ability to incur additional debt, and may have other effects upon the Company. See "Risk Factors -- Restriction on Foreign Ownership" and "Business -- Environmental and Other Regulation -- Coastwise Laws."

     To provide a method to enable the Company reasonably to determine stock ownership by Non-Citizens, the Articles of Incorporation require the Company to institute (and to implement through the transfer agent for the Common Stock) a dual stock certificate system, pursuant to which certificates representing shares of Common Stock will bear legends that designate such certificates as either "citizen" or "non-citizen," depending on the citizenship of the owner. Accordingly, stock certificates are denominated as "citizen" (blue) in respect of Class A Common Stock owned by Citizens and as "non-citizen" (red) in respect of Class A Common Stock owned by Non-Citizens. The Company may also issue non-certificated shares through depositories if the Company determines such depositories have established procedures that allow the Company to monitor the ownership of Common Stock by Non-Citizens.

     For purposes of the dual stock certificate system, a "Non-Citizen" is defined as any person other than a Citizen, and a "Citizen" is defined as: (i) any individual who is a citizen of the U.S. by birth, naturalization, or as otherwise authorized by law; (ii) any corporation (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) of which title to not less than 75% of its stock is beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor of Non-Citizens, (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, (e) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in their absence or disability are Citizens, and (f) of which more than 50% of that number of its directors necessary to constitute a quorum are Citizens; (iii) any partnership (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) all general partners of which are Citizens, and (c) of which not less than a 75% interest is beneficially owned and controlled by, and vested in, Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens; (iv) any association (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof,
(b) of which 100% of the members are Citizens, (c) whose president, chief executive officer, or equivalent position, chairman of the board of directors, or equivalent committee or body, and all persons authorized to act in their absence or disability are Citizens, (d) of which not less than 75% of the voting power is beneficially owned by Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens, and (e) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (v) any limited liability company (a) organized under the laws of the U.S., or a state, territory, district or possession thereof, (b) of which not less than 75% of the membership interests are beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor of Non-Citizens, and the remaining membership interests are beneficially owned by and vested in persons meeting the requirements of 46 U.S.C. Sec. 12102(a), (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, (e) whose president or other chief executive officer or equivalent position, chairman of the board of directors or equivalent committee or body, managing members (or equivalent), if any, and all persons authorized to act in their absence or disability are citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, and (f) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (vi) any joint venture, if not an association, corporation, partnership, or limited liability company (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, and
(b) of which 100% of the equity is beneficially owned and vested in Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens; and (vii) any trust (a) domiciled in and existing under the laws of the U.S., or a state, territory, district, or possession thereof, (b) the trustee of which is a Citizen, and (c) of which not less than a 75% interest is held for the benefit of Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens. The foregoing definition is applicable at all tiers of ownership and in both form and substance at each tier of ownership.

     Shares of Common Stock are transferable to Citizens at any time and are transferable to Non-Citizens if, at the time of such transfer, the transfer would not increase the aggregate ownership by Non-Citizens of that particular class of Common Stock above the Permitted Percentage in relation to the total outstanding shares of that particular class of Common Stock. Non-Citizen certificates may be converted to Citizen certificates upon a showing, satisfactory to the Company, that the holder is a Citizen. Any purported transfer to Non-Citizens of shares or of an interest in shares of the Company represented by a Citizen certificate in excess of the Permitted Percentage will be ineffective as against the Company for all purposes (including for purposes of voting, dividends, and any other distribution, upon liquidation or otherwise). In addition, the shares may not be transferred on the books of the Company, and the Company, whether or not such stock certificate is validly issued, may refuse to recognize the holder thereof as a shareholder of the Company except to the extent necessary to effect any remedy available to the Company. Subject to the foregoing limitations, upon surrender of any stock certificate for transfer, the transferee will receive citizen (blue) certificates or non-citizen (red) certificates, as applicable.

     The Articles of Incorporation establish procedures with respect to the transfer of shares to enforce the limitations referred to above and authorize the Board of Directors to implement such procedures. The Board of Directors may take other ministerial actions or make interpretations of the Company's foreign ownership policy as it deems necessary in order to implement the policy. Pursuant to the procedures established in the Articles of Incorporation, as a condition precedent to each issuance and/or transfer of stock certificates representing shares of Common Stock (including the shares of Class A Common Stock being sold in the Offering), a citizenship certificate will be required from all transferees (and from any recipient upon original issuance) of Common Stock and, with respect to the beneficial owner of the Common Stock being transferred, if the transferee (or the original recipient) is acting as a fiduciary or nominee for such beneficial owner. The registration of the transfer (or original issuance) will be denied upon refusal to furnish such citizenship certificate, which must provide information about the purported transferee's or beneficial owner's citizenship.

Furthermore, as part of the dual stock certificate system, depositories holding shares of the Company's Common Stock will be required to maintain separate accounts for "Citizen" and "Non-Citizen" shares. When the beneficial ownership of such shares is transferred, the depositories' participants will be required to advise such depositories as to which account the transferred shares should be held. In addition, to the extent necessary to enable the Company to determine the number of shares owned by Non-Citizens, the Company may from time to time require record holders and beneficial owners of shares of Common Stock to confirm their citizenship status and may, in the discretion of the Board of Directors, temporarily withhold dividends payable to, and deny voting rights to, any such record holder or beneficial owner until confirmation of citizenship is received.

     Should the Company (or its transfer agent for the Common Stock) become aware that the ownership by Non-Citizens of Common Stock at any time exceeds the Permitted Percentage (the "Excess Shares"), the Board of Directors is authorized to withhold dividends and other distributions temporarily on the Excess Shares, pending the transfer of such shares to a Citizen or the reduction in the percentage of shares owned by Non-Citizens to or below the Permitted Percentage, and to deny voting rights with respect to the Excess Shares. If dividends and distributions are to be withheld, they will be set aside for the account of the Excess Shares. At such time as such shares are transferred to a Citizen or the ownership of such shares by Non-Citizens will not result in aggregate ownership by Non-Citizens in excess of the Permitted Percentage, the dividends withheld shall be paid to the then record holders of the related shares. Excess Shares shall, so long as the excess exists, not be deemed to be outstanding for purposes of determining the vote required on any matter brought before the shareholders for a vote. The Articles of Incorporation provide that the Board of Directors has the power, in its reasonable discretion and based upon the records maintained by the Company's transfer agent, to determine those shares of Common Stock that constitute the Excess Shares. Such determination will be made by reference to the date or dates on which such shares were purchased by Non-Citizens, starting with the most recent acquisition of shares by a Non-Citizen and including, in reverse chronological order, all other acquisitions of shares by Non-Citizens from and after the acquisition that first caused the Permitted Percentage to be exceeded; provided that Excess Shares resulting from a determination that a record holder or beneficial owner is no longer a Citizen will be deemed to have been acquired as of the date of such determination. To satisfy the Permitted Percentage described above, the Articles of Incorporation authorize the Board of Directors, in its discretion, to redeem (upon written notice) Excess Shares in order to reduce the aggregate ownership by Non-Citizens to the Permitted Percentage. As long as the shares of Class A Common Stock offered hereby continue to be authorized for quotation on the Nasdaq National Market, the redemption price will be the average of the closing sale price of the shares (as reported by the Nasdaq National Market) during the 30 trading days next preceding the date of the notice of redemption. The redemption price for Excess Shares will be payable in cash. In the event the Company is not permitted by applicable law to make such redemption or the Board of Directors, in its discretion, elects not to make such redemption, the Company will give notice to the holders of Class B Common Stock and those of whom are Citizens may elect to purchase their pro rata portion of the Excess Shares by delivering written notice of such election within 30 days of receipt of the Company's notice.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     Florida Business Corporation Act.  The Company is subject to Sections
607.0901 and 607.0902 of the Florida Business Corporation Act ("FBCA"), which regulate the acquisition and exercise of corporate control.

     Under Section 607.0902 of the FBCA, "control shares" of certain corporations acquired in a "control share acquisition," with certain exceptions, have no voting rights unless such rights are granted pursuant to a vote of the holders of a majority of the corporation's voting stock (excluding all "interested shares"). "Control shares" are shares that, when added to all other shares which a person owns or has the power to vote, would give that person any of the following ranges of voting power: (i) one-fifth or more but less than one-third of the voting power; (ii) one-third or more but less than a majority of the voting power; and (iii) more than a majority of the voting power. A "control share acquisition" is the acquisition of ownership of, or the power to vote, outstanding control shares. Shares acquired within 90 days, or as part of a plan to effectuate a control share acquisition, are deemed to have been acquired in the same transaction. "Interested shares" include shares held by the person attempting to effectuate the control share acquisition or any officer or employee-director of the corporation. A corporation may elect to not be governed by Section 607.0902 of the FBCA in its articles of incorporation or bylaws.

     Section 607.0901 of the FBCA requires that certain transactions between an interested shareholder (in general, a shareholder that beneficially owns more than 10% of a corporation's outstanding voting stock) and a corporation be approved by the affirmative vote of the holders of two-thirds of the corporation's voting shares (excluding those shares beneficially owned by the interested shareholder). In general, such approval will not be required if the transaction is approved by a majority of disinterested directors, the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting stock for at least the preceding five years, the interested shareholder is the beneficial owner of at least 90% of the outstanding voting stock of the corporation (excluding stock acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors), or the consideration paid in the affiliated transaction satisfies the statutory "fair price" formula and certain other conditions are met. Transactions covered by Section 607.0901 include mergers, consolidations, sales of assets having an aggregate fair market value of 5% or more of the aggregate fair market value of all the corporation's assets on a consolidated basis or of all the corporation's outstanding stock or representing 5% or more of the corporation's earning power or net income on a consolidated basis, transfers of shares having an aggregate fair market value of 5% or more of the aggregate fair market value of all outstanding shares of the corporation, liquidations, dissolutions, reclassifications, recapitalizations, and loans. A corporation may elect, by the vote of a majority of the outstanding voting stock (not including shares held by an interested shareholder), by amending such corporation's articles of incorporation or bylaws, to not be subject to the provisions of Section 607.0901 of the FBCA. Any such election, however, will not be effective until 18 months after it is made, and will not apply to any affiliated transaction between such corporation and someone who was an interested shareholder prior to the effective date of such amendment.

     Each of the foregoing provisions of the FBCA could have the effect of delaying or making it more difficult to effect a change of control or management of the Company, even though such a change may be beneficial to the Company and its shareholders.

     Dual Classes of Common Stock. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share. Accordingly, upon consummation of the Offering, the Hvide Family and the Investor Group, as the holders of all the outstanding Class B Common Stock, will be able to control the vote on all matters submitted to a vote of the holders of the Common Stock, and such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices.

     Board of Directors. In all elections of directors, except elections, if any, for directors for Preferred Stock, as described in "-- Preferred Stock," the holders of the Class A Common Stock and Class B Common Stock vote together as a class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. Neither class has cumulative voting rights. As a result of their ownership of Class B Common Stock, the Hvide Family and the Investor Group will, upon consummation of the Offering, have the ability to elect all of the members of the Company's Board of Directors. Under the terms of the Shareholders Agreement, the Hvide Family and the Investor Group have the ability to nominate eight and two persons, respectively, to the Company's Board of Directors. In addition, pursuant to the Articles of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms as well as directors, if any, for Preferred Stock who serve one-year terms. As a result, approximately one third of the Board of Directors is elected each year. Each of these provisions could have the effect of delaying or making it more difficult to effect a change in control or management of the Company, even though such a change may be beneficial to the Company and its shareholders.

     Restrictions on Taking Shareholder Action. The Company's Bylaws provide that a shareholder must notify the Company in advance of such holder's intent to bring up items of business or nominate directors at any annual meeting of shareholders. With respect to other items of business, the Bylaws provide that a shareholder's notice must be given in accordance with the procedures set forth in Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended, which generally requires that such proposals be received by the Company not less than 120 days prior to the anniversary date that proxy solicitation materials were sent out for the immediately preceding annual meeting of shareholders of the Company. As permitted by the FBCA, pursuant to the Company's Articles of Incorporation, shareholders may only call a special meeting of shareholders when the holders of not less than 50% of the shares entitled to vote make written demand on the Company for such a meeting.

     Authorized but Unissued Capital Stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Articles of Incorporation grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control, or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     Rights of Approval. So long as the Investor Group owns at least 5% of the Company's outstanding Class B Common Stock, subject to the following exception, the following actions must be approved by holders of at least 95% of the Class B Common Stock: (i) engagement of the Company or its subsidiaries in any material new business; (ii) a merger involving the Company or a sale of all or substantially all of the Company's assets; (iii) a recapitalization or voluntary bankruptcy filing; (iv) a capital investment, acquisition, or asset sale in excess of $5.0 million; (v) borrowings or issuances of securities in excess of $5.0 million; or (vi) amendment to the Articles of Incorporation reducing or delegating the authority of the Board of Directors or affecting the rights of holders of shares of Class B Common Stock. After September 30, 1999, however, a merger or sale of substantially all of the Company's assets no longer will require the approval of holders of 95% of the Class B Common Stock. In addition, so long as the Investor Group owns at least 25% of the Company's outstanding Class B Common Stock, the appointment of a new chief executive officer must be approved by the holders of at least 75% of the Class B Common Stock. As of November 30, 1997, the Investor Group owned 1,425,744 shares of Class B Common Stock representing 48.8% of the outstanding Class B Common Stock on such date.

     Liability of Directors and Officers. The FBCA permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits.

     The Articles of Incorporation include a provision that eliminates the personal liability of a director to the Company and its shareholders for monetary damages resulting from breaches of the duty of care to the fullest

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

extent permitted by the FBCA and further provide that any amendment or repeal of that provision will not adversely affect any right or protection of a director of the Company existing at the time of such amendment, modification, or repeal to any director for acts or omissions occurring prior to such amendment.

     Pursuant to the Articles of Incorporation, the Board of Directors has indemnified the Company's current and former directors, officers, employees, and agents to the fullest extent permitted, from time to time, under the FBCA as presently or hereafter in effect. The Company also may enter into agreements providing for greater or different indemnification of any of these persons. The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

     Citizenship of Directors and Officers. The Company's Bylaws provide that the Chairman of the Board of Directors, Chief Executive Officer, President, and all Vice Presidents must be Citizens, and restrict any officer who is not a Citizen from acting in such capacities in the absence or disability of such persons. The Bylaws further provide that the number of Non-Citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business. See "Business -- Environmental and Other Regulation -- Coastwise Laws."

SHAREHOLDERS AGREEMENT

     The Company, J. Erik Hvide, the Hvide Trusts, and the Investor Group are party to an agreement (the "Shareholders Agreement") that provides as follows:

     Designations to the Board of Directors. The Investor Group may initially nominate three persons to the Board of Directors and must vote all its shares so as to elect eight other persons nominated to the Board of Directors by Mr. J. Erik Hvide. Of these eight nominees, one will be Mr. Hvide, no more than three others may be employees of the Company, its subsidiaries or members of the Hvide Family, and the remainder must be independent of Mr. Hvide, the Company, and its subsidiaries. In addition, J. Erik Hvide and the Hvide Trusts must vote their shares to elect the three Investor Group nominees. The number of nominees that the Investor Group is entitled to designate will be reduced by one at such times as the Investor Group's Primary Economic Interest (as defined in the Shareholders Agreement) drop below 20%, 10%, and 5%, respectively, of the Company's outstanding Common Stock. The Investor Group may remove their nominees, with or without cause, and may nominate successors to their nominees. All director nominees must be U.S. citizens.

     Right of First Refusal. Mr. Hvide (together with the Hvide Trusts) and the Investor Group, respectively, have granted a right of first refusal for each to purchase the other's stock in certain circumstances.

     The Investor Group's Primary Economic Interest currently grants it the right to nominate two directors. The rights granted to the Investor Group under the Shareholders Agreement are in addition to the rights granted to the Investor Group under the Articles of Incorporation. See "-- Certain Provisions of the Articles of Incorporation and Bylaws."

REGISTRATION RIGHTS AGREEMENT

     The Company and the Investor Group have entered into a registration rights agreement. Under such registration rights agreement, the Investor Group has the right to demand that its shares of Common Stock be registered for sale pursuant to the requirements of the Securities Act, up to three times, subject to certain deferral rights of the Company. Each of the members of the Investor Group has the right to request that its shares be included in any registered underwritten public offering of the Company's Common Stock, subject to certain cutbacks.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, 17,373,236 shares of Class A Common Stock and 2,906,719 shares of Class B Common Stock will be outstanding, of which the 5,000,000 shares of Class A Common Stock offered hereby (assuming the Underwriters' over-allotment option is not exercised), the 7,159,000 shares sold in the IPO, and the 4,000,000 shares sold in the Follow-on Offering will be transferable without restriction under the Securities Act, except for shares acquired by "affiliates" of the Company (as defined in Rule 144 under the Securities Act ("Rule 144")). In addition, subject to an agreement that restricts their sale for 90 days following the date of this Prospectus, an aggregate of 3,841,840 shares of Common Stock owned by the Company's executive officers and directors, the Hvide Trusts and the Investor Group are currently eligible for resale under Rule 144, subject to volume and other restrictions under Rule 144. The members of the Investor Group have indicated their intention to sell all of their shares as soon as practicable.

     In general, under Rule 144, a person (or persons whose shares are aggregated) (i) who is not an "affiliate," as that term is defined below, and whose shares have been outstanding and not owned by an "affiliate" for at least two years, or (ii) who is an "affiliate" and has beneficially owned his or its shares for a period of at least two years, is entitled to sell, within any 90-day period, such number of shares that does not exceed the greater of (i) one percent (1%) of the then-outstanding shares or (ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks next preceding each such sale. Resales under Rule 144 are also subject to certain notice and manner of sale requirements, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company at any time during the three months next preceding a sale by such person (or persons) and who has beneficially owned shares of Common Stock that were not acquired from the Company or an "affiliate" of the Company within the previous three years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notification requirements, or the availability of current public information concerning the Company. Affiliates continue to be subject to the restrictions and requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

     The Company has granted registration rights to certain shareholders. See "Description of Capital Stock -- Registration Rights Agreement."

     The Company has filed registration statements covering an aggregate of 195,000 shares of Common Stock reserved for issuance under the Company's Equity Ownership Plan, Employee Stock Purchase Plan, and Directors Plan. Shares issued under such plans, or issued upon exercise of options granted under such plans, will be eligible for sale by non-affiliates in the public market without limitation and by affiliates subject tot the provisions of Rule 144, except for the holding period limitation of Rule 144, subject to the terms of the lock-up agreements described above. The Company has also filed a registration statement covering an aggregate of 4,176,880 shares of Common Stock issuable upon conversion of the Trust Preferred Securities.

     As part of its business plan, the Company may, from time to time, issue shares of Common Stock or Preferred Stock to finance future vessel improvements, acquisitions, and other transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company an aggregate of 5,000,000 shares of Class A Common Stock. The number of shares of Class A Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Morgan Stanley & Co. Incorporated ..........................
Raymond James & Associates, Inc. ...........................

                                                              ---------
          Total.............................................  5,000,000
                                                              =========

     The Underwriters are obligated to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Class A Common Stock are subject to certain conditions precedent.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $0.10 per share on sale to certain other dealers. After the initial offering of the Class A Common Stock, the public offering price, concession, and discount may be changed.

     The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 750,000 additional shares of Class A Common Stock, at the public offering price, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares of Class A Common Stock to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     In accordance with applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), no NASD member participating in the distribution is permitted to confirm sales to accounts over which it exercises discretionary authority without prior written consent, and, accordingly, each Underwriter intends to abide by such rules.

     In connection with the Offering, the Company's officers and directors and certain of its shareholders, have agreed that, during a period of 90 days from the date of this Prospectus, such holders will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate, or otherwise dispose of, any shares of Common Stock. In addition, the Company has agreed that, during a period of 90 days from the date of this Prospectus, the Company will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate, or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock except for shares issued upon the exercise of options to be granted under certain employee and director benefit plans. See "Shares Eligible for Future Sale."

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end either of these activities at any time.

                                    EXPERTS

     The consolidated financial statements of Hvide Marine Incorporated and subsidiaries at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement and in Hvide Marine Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon, appearing elsewhere herein and included in Hvide Marine Incorporated's Annual Report (Form 10-K) and incorporated herein by reference. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined statements of assets to be sold of Care Offshore, Inc. as of December 31, 1995 and 1996 and the related combined statements of vessel operations for the years then ended, appearing in this Prospectus and Registration Statement have been audited by ATAG Ernst & Young SA, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Bay Transportation Corporation as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, certified independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the Notes and certain legal matters relating thereto will be passed upon on behalf of Hvide by Dyer Ellis & Joseph PC, Washington, D.C. Certain legal matters will be passed upon for the Initial Purchasers by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act, with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are summaries of the material terms of such contract, agreement, or document. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Hvide may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Hvide Class A Common Stock is traded on the Nasdaq National Market and reports and other information herein and therein concerning Hvide can also be inspected at the Nasdaq National Market Exchange, 1735 K Street, N.W., Washington, D.C. 20546. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated by reference into this Prospectus:

          (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

          (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;

          (iv) the Company's Current Report on Form 8-K dated June 9, 1997 and on Form 8-K/A dated June 26, 1997; and

          (v) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, Hvide Marine Incorporated, 2200 Eller Drive, Fort Lauderdale, Florida 33316, telephone number (954) 523-2200.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
HVIDE MARINE INCORPORATED AND SUBSIDIARIES:
Pro Forma Condensed Consolidated Financial Statements
  (unaudited):..............................................   F-2
  Condensed Consolidated Balance Sheets September 30, 1997
     (unaudited)............................................   F-3
  Condensed Consolidated Statement of Operations for the
     Nine Months Ended September 30, 1997 (unaudited).......   F-4
  Notes to Pro Forma Condensed Consolidated Financial
     Statements.............................................   F-5
  Condensed Consolidated Statement of Operations for the
     Year Ended December 31, 1996 (unaudited)...............   F-7
  Notes to Pro Forma Condensed Consolidated Financial
     Statements.............................................   F-8
Interim Condensed Consolidated Financial Statements
  (unaudited):
  Condensed Consolidated Balance Sheets December 31, 1996
     and September 30, 1997 (unaudited).....................  F-10
  Condensed Consolidated Statements of Operations for the
     Nine Months Ended September 30, 1996 and 1997
     (unaudited)............................................  F-11
  Condensed Consolidated Statements of Cash Flows for the
     Nine Months Ended September 30, 1996 and 1997
     (unaudited)............................................  F-12
  Notes to Condensed Consolidated Financial Statements......  F-13
Consolidated Financial Statements:
  Report of Independent Certified Public Accountants........  F-18
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-19
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1996................................  F-20
  Consolidated Statements of Stockholders' Equity for the
     Three Years Ended December 31, 1996....................  F-21
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1996................................  F-22
  Notes to Consolidated Financial Statements for December
     31, 1995 and 1996......................................  F-23
BAY TRANSPORTATION CORPORATION:
Interim Consolidated Financial Statements (unaudited):
  Consolidated Balance Sheets December 31, 1996 and
     September 30, 1997 (unaudited).........................  F-35
  Consolidated Income and Retained Earnings for the Nine
     Months Ended September 30, 1996 and 1997 (unaudited)...  F-36
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1996 and 1997 (unaudited)..........  F-37
  Notes to Consolidated Financial Statements................  F-38
Consolidated Financial Statements:
  Report of Independent Certified Public Accountants........  F-43
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-44
  Consolidated Statements of Income and Retained Earnings
     for the Two Years Ended December 31, 1996..............  F-45
  Consolidated Statements of Cash Flows for the Two Years
     Ended December 31, 1996................................  F-46
  Notes to Consolidated Financial Statements................  F-47
CARE OFFSHORE, INC.:
Report of Independent Certified Public Accountants..........  F-53
Combined Statements of Assets to be Sold as of December 31,
  1995 and 1996 and Nine Months Ended September 30, 1997
  (Unaudited)...............................................  F-54
Combined Statements of Vessel Operations for the Two Years
  Ended December 31, 1996 and Nine Months Ended September
  30, 1996 and 1997 (Unaudited).............................  F-55
Notes to Combined Financial Statements for the Two Years
  Ended December 31, 1996...................................  F-56

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     The pro forma condensed consolidated statements of operations for the year ended December 31, 1996 give effect to the acquisitions of the three OMI Chemical Carriers and the eight supply boats from Seal Fleet, Inc. and related parties (the "Seal Fleet Vessels") in August 1996, eight crew boats from Gulf Boat Marine Services, Inc. and related parties (the "GBMS Vessels") in January 1996, the IPO and the repayment of certain indebtedness with the proceeds thereof, the acquisition of the 35 GMMOS vessels in May 1997, the acquisition of Bay in October 1997, the pending acquisition of 36 vessels from Care in January 1998, and the Offering and the application of the net proceeds therefrom as if all such transactions had occurred on January 1, 1996. The pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997 give effect to the GMMOS and Bay acquisitions, the pending Care acquisition, the Offering and the repayment of certain indebtedness with the net proceeds therefrom as if all such transactions had occurred on January 1, 1997. The pro forma financial information is presented for illustrative purposes only and does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of operations for any future period or as of any future date. The pro forma condensed consolidated balance sheets at September 30, 1997 give effect to the Bay acquisition, the pending Care acquisition, the Offering and the application of the net proceeds therefrom as if these transactions had occurred on September 30, 1997. The pro forma condensed consolidated financial information should be read in conjunction with the notes thereto and with the financial statements and the notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                                              AS ADJUSTED
                                                                                                COMPANY
                                          COMPANY                                              PRO FORMA
                                             AS                  PRO FORMA                     CONDENSED
                                          REPORTED     BAY     ADJUSTMENTS(1)   OFFERING(2)   CONSOLIDATED
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...............  $  7,790   $ 2,814      $ (7,312)      $   5,595      $  8,887
Accounts receivable, net................    30,617     2,104                                      32,721
Spare parts and supplies................     7,928                     285                         8,213
Prepaid expenses and other..............    10,990       782                                      11,772
                                          --------   -------      --------       ---------      --------
          Total current assets..........    57,325     5,700        (7,027)          5,595        61,593
Property, net...........................   358,939    26,760       210,314                       596,013
Goodwill, net...........................     8,233                  96,734                       104,967
Deferred costs, net.....................     5,806                   5,819            (604)       11,021
Investment in affiliates................     1,537                                                 1,537
Other...................................     1,427       952                                       2,379
                                          --------   -------      --------       ---------      --------
          Total assets..................  $433,267   $33,412      $305,840       $   4,991      $777,510
                                          ========   =======      ========       =========      ========
Current maturities of debt..............  $  6,847   $   924      $ 19,425       $              $ 27,196
Current obligation under capital
  lease.................................     1,534                                                 1,534
Accounts payable........................    11,214        97                                      11,311
Other...................................    13,368       866                                      14,234
                                          --------   -------      --------       ---------      --------
          Total current liabilities.....    32,963     1,887        19,425                        54,275
Long-term debt..........................    47,164    19,689       295,703        (140,436)      222,120
Obligations under capital lease.........     6,312                                                 6,312
Deferred income taxes...................    13,795     1,748                          (230)       15,313
Other liabilities.......................     2,161       800                                       2,961
                                          --------   -------      --------       ---------      --------
          Total liabilities.............   102,395    24,124       315,128        (140,666)      300,981
                                          --------   -------      --------       ---------      --------
Company-obligated mandatorily redeemable
  preferred securities issued by a
  consolidating subsidiary..............   115,000                                               115,000
Minority partners' equity...............       818                                                   818
Common stock, paid-in capital, retained
  earnings and treasury stock...........   215,054     9,288        (9,288)        145,657       360,711
                                          --------   -------      --------       ---------      --------
          Total stockholders' equity....   215,054     9,288        (9,288)        145,657       360,711
                                          --------   -------      --------       ---------      --------
          Total liabilities and
            equity......................  $433,267   $33,412      $305,840       $   4,991      $777,510
                                          ========   =======      ========       =========      ========

      See notes to pro forma condensed consolidated financial statements.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                                          AS ADJUSTED
                                                                                            COMPANY
                                                                                           PRO FORMA
                              COMPANY AS                                   PRO FORMA       CONDENSED
                               REPORTED    GMMOS(A)     BAY      CARE     ADJUSTMENTS     CONSOLIDATED
                                                       (DOLLARS IN THOUSANDS)
Revenues....................  $  142,853    $7,035    $10,787   $45,036    $  4,143(3)     $  209,854
Operating expenses..........      77,134     3,083      4,666    22,520       1,058(3)        108,461
Overhead expenses...........      17,568       296      2,854     6,265      (3,237)(3)        23,746
Depreciation and
  amortization..............      13,021     2,288      1,505     5,296       8,180(4)         30,290
                              ----------    ------    -------   -------    --------        ----------
Income (loss) from
  operations................      35,130     1,368      1,762    10,955      (1,858)           47,357
Net interest................       4,529                1,200     4,433       5,861(5)         16,023
Other income (expense):
  Minority interest and
     equity in
     subsidiaries...........      (1,807)                                                      (1,807)
  Other.....................        (286)                 832    (1,392)                         (846)
                              ----------    ------    -------   -------    --------        ----------
Total other income
  (expense).................      (2,093)                 832    (1,392)                       (2,653)
                              ----------    ------    -------   -------    --------        ----------
Income before provision for
  income taxes..............      28,508     1,368      1,394     5,130      (7,719)           28,681
Provision (benefit) for
  income taxes..............      10,662                  584                  (347)(6)        10,899
                              ----------    ------    -------   -------    --------        ----------
Net income (loss) before
  non-recurring items
  directly attributable to
  the transaction...........  $   17,846    $1,368    $   810   $ 5,130    $ (7,372)       $   17,782
                              ==========    ======    =======   =======    ========        ==========
Earnings per common share...  $     1.19                                                   $     0.89
                              ==========                                                   ==========
Weighted average number of
  common shares and common
  share equivalents
  outstanding...............  14,973,772                                                   20,048,027
                              ==========                                                   ==========
Earnings per common share
  assuming full
  dilution(b)...............  $     1.16                                                   $     0.88
                              ==========                                                   ==========
Weighted average number of
  common shares assuming
  full dilution.............  16,476,346                                                   21,550,601
                              ==========                                                   ==========

------------------------------

(a) Amounts represent results of operation for the three month period ended March 31, 1997 for GMMOS.

(b) For the purpose of calculating earnings per common share assuming full dilution, net income before non-recurring items directly attributable to the transaction has been increased for interest expense of $1,246,000 related to the assumed conversion of convertible preferred securities of a subsidiary trust.

      See notes to pro forma condensed consolidated financial statements.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) Adjustments to reflect the purchase price allocation and the acquisition financing of the Bay and Care acquisitions

                                                            BAY       CARE      TOTAL
Cash....................................................  $(5,595)  $ (1,717)  $ (7,312)
Inventory, spares and supplies..........................                 285        285
Deferred costs..........................................               5,819      5,819
Property, net...........................................   14,664    195,650    210,314
Goodwill, net...........................................   12,548     84,186     96,734
                                                          -------   --------   --------
                                                          $21,617   $284,223   $305,840
                                                          =======   ========   ========
Current maturities of debt..............................  $  (313)  $ 19,738   $ 19,425
Long-term debt..........................................   31,218    264,485    295,703
Common stock, paid-in capital, retained earnings and
  treasury stock........................................   (9,288)               (9,288)
                                                          -------   --------   --------
                                                          $21,617   $284,223   $305,840
                                                          =======   ========   ========

(2) Adjustments to reflect transactions that are expected to use certain of the proceeds of the Offering, or occur in conjunction with the Offering as follows:

                                                 OFFERING
                                                    OF        REPAYMENT
                                                  COMMON         OF
                                                  STOCK         LOANS         TOTAL
                                                        (DOLLARS IN THOUSANDS)
Cash...........................................  $146,031     $(140,436)    $   5,595
Deferred costs (net)...........................                    (604)         (604)
                                                 --------     ---------     ---------
                                                 $146,031     $(141,040)    $   4,991
                                                 ========     =========     =========
Current maturities of debt.....................  $            $             $
Other current liabilities......................
Long-term debt.................................                (140,436)     (140,436)
Deferred income taxes..........................                    (230)         (230)
Common stock...................................   146,031(a)                  146,031
Retained earnings..............................                    (374)(b)      (374)
                                                 --------     ---------     ---------
                                                 $146,031     $(141,040)    $   4,991
                                                 ========     =========     =========

(a) Common stock issued in conjunction with the Offering, less expenses as follows:

Common stock issued.........................................  $153,750
Less: Underwriter's discount of 4.5%........................    (6,919)
      Legal, accounting and other fees......................      (800)
                                                              --------
                                                              $146,031
                                                              ========

(b) Represents the extraordinary loss associated with the write off of deferred loan costs on the portion of the Term Loan to be repaid from proceeds of the Offering, net of applicable income taxes of $230. The extraordinary loss would have a pro forma effect of ($0.02) per share on a fully diluted basis.

(3) Reflects the adjustments for the historical results of operations for the period from April 1, 1997 to May 23, 1997 for the GMMOS acquisition. Historical operating and overhead expenses are adjusted for drydocking expense to reflect the Company's deferral method; adjustments to reflect incremental corporate overhead and management fees and the reduction of historical overhead expenses pursuant to contractually agreed upon management rates.

                                                     GMMOS     BAY     CARE      TOTAL
Revenues:
  Historical revenues..............................  $4,143   $       $         $ 4,143
                                                     ======   =====   =======   =======
Operating Expenses:
  Historical operating expenses....................  $1,816   $       $         $ 1,816
  Drydocking.......................................                      (758)     (758)
                                                     ------   -----   -------   -------
                                                     $1,816   $       $  (758)  $ 1,058
                                                     ======   =====   =======   =======
Overhead Expenses:
  Historical overhead expenses.....................   $ 174   $       $         $   174
  Management and consulting fees...................            (413)   (2,998)   (3,411)
                                                      ------  -----   -------   -------
                                                      $ 174   $(413)  $(2,998)  $(3,237)
                                                     ======   =====   =======   =======

(4) The adjustment to depreciation and amortization is comprised of:

Depreciation adjustment to reflect the historical
  depreciation for the period from April 1, 1997 to May 23,
  1997, the acquisition date, for GMMOS.....................  $ 1,347
Depreciation adjustment to reflect the Company's policies
  applied to the acquired cost of GMMOS assets..............   (1,374)
Depreciation adjustment to reflect the Company's policies
  applied to the acquired cost of Bay assets................     (621)
Depreciation adjustment to reflect the Company's policies
  applied to the acquired cost of CARE assets...............    5,200
Amortization of goodwill over the estimated economic life of
  20 years for Bay..........................................      471
Amortization of goodwill over the estimated economic life of
  20 years for Care.........................................  $ 3,157
                                                              -------
                                                              $ 8,180
                                                              =======

(5) The adjustment to net interest is comprised of:

Interest expense on note payable issued pursuant to GMMOS
  acquisition...............................................      238
Interest expense on additional borrowings pursuant to the
  GMMOS acquisition.........................................    1,086
Interest expense on additional borrowing pursuant to the
  Care acquisition..........................................    4,926
Reduction of interest expense due to repayment of Bay term
  loan at acquisition date..................................     (340)
Reduction of interest expense due to repayment of
  revolver..................................................      (49)
                                                              -------
                                                              $ 5,861
                                                              =======
(6) To adjust pro forma income taxes to combined federal and state statutory rates:....................................  $  (347)
                                                              =======

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                                                  AS ADJUSTED
                                                                                                                    COMPANY
                                            IPO                                                                    PRO FORMA
                           COMPANY AS   ACQUISITIONS                                                 PRO FORMA     CONDENSED
                            REPORTED        (A)         GMMOS      BAY      CARE     ELIMINATIONS   ADJUSTMENTS   CONSOLIDATED
                                                                 (DOLLARS IN THOUSANDS)
Revenues.................  $ 109,356      $51,702      $21,733   $12,452   $43,235     $(27,548)(1)  $  4,762(2)   $  215,692
Operating expenses.......     63,777       43,717      10,767      5,749    28,218      (27,548)(1)     4,202(2)      128,882
Overhead expenses........     14,979        1,132       1,244      3,360     7,132                     (3,042)(2)      24,805
Depreciation and
  amortization...........      9,830        2,880       6,390      1,742     5,897                     11,197(3)       37,936
                           ---------      -------      -------   -------   -------     --------      --------      ----------
Income (loss) from
  operations.............     20,770        3,973       3,332      1,601     1,988                     (7,595)         24,069
Net interest.............     11,631        2,022                  1,213     4,491                      9,215(4)       28,572
Other income (expense):
  Minority interest and
    equity in
    subsidiaries.........        894                                 (66)                                                 828
  Other..................       (457)                                857    (1,480)                                    (1,080)
                           ---------      -------      -------   -------   -------     --------      --------      ----------
Total other income
  (expense)..............        437                                 791    (1,480)                                      (252)
                           ---------      -------      -------   -------   -------     --------      --------      ----------
Income before provision
  for income taxes.......      9,576        1,951       3,332      1,179    (3,983)                   (16,810)         (4,755)
Provision (benefit) for
  income taxes...........      3,543         (272)                   450                               (4,921)(5)      (1,200)
                           ---------      -------      -------   -------   -------     --------      --------      ----------
Net income (loss) before
  non-recurring items
  directly attributable
  to the transaction.....  $   6,033      $ 2,223      $3,332    $   729   $(3,983)    $             $(11,889)     $   (3,555)
                           =========      =======      =======   =======   =======     ========      ========      ==========
Earnings (loss) per
  common share...........  $    1.04                                                                               $    (0.32)
                           =========                                                                               ==========
Weighted average number
  of common shares and
  common share
  equivalents
  outstanding............  5,818,076                                                                               10,959,836
                           =========                                                                               ==========
Earnings (loss) per
  common share assuming
  full dilution(b).......  $    0.99                                                                               $    (0.26)
                           =========                                                                               ==========
Weighted average number
  of common shares and
  common share
  equivalents outstanding
  assuming dilution......  6,644,963                                                                               11,786,723
                           =========                                                                               ==========

------------------------------

(a) Amounts represent the 1996 results of operations for OMI Chemical Carriers, Seal Fleet, GBMS, Royal Runner and OSTC as reported in the Company's S-1 of January 28, 1997.

(b) For the purpose of calculating earnings per common share assuming full dilution, net income before non-recurring items directly attributable to the transaction has been increased for interest expense of $515,000 related to the assumed conversion of a portion of the Junior Notes into shares of Common Stock.

      See notes to pro forma condensed consolidated financial statements.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  Elimination of historical revenue and expense associated with OSTC charter hire of vessels from Hvide and OMI......  $27,548
                                                                   =======

(2) Reflects the adjustments for the historical results of operations for the period July 1, 1996 to August 14, 1996 for the IPO acquisitions.
       Historical operating and overhead expenses are adjusted for insurance expense based upon quotations received from the Company's insurance underwriters; adjustments to drydocking expense to reflect the Company's deferral method; elimination of operating lease expense on acquired IPO vessels that were financed by Hvide; and adjustments to reflect incremental corporate overhead and management fees and reduction of historical overhead expenses pursuant to contractually agreed upon management rates;

                                                      IPO
                                                  ACQUISITIONS    BAY      CARE      TOTAL
REVENUES:
  Historical Revenues...........................    $ 4,762      $        $         $ 4,762
                                                    -------      ------   -------   -------
OPERATING EXPENSES:
  Historical operating expenses.................    $ 2,364      $        $         $ 2,364
  Insurance.....................................       (352)                           (352)
  Maintenance and repair........................        410                             410
  Drydocking....................................      1,764                   771     2,535
  Operating lease expense.......................       (755)                           (755)
                                                    -------      ------   -------   -------
                                                    $ 3,431      $        $   771   $ 4,202
                                                    =======      ======   =======   =======
OVERHEAD EXPENSES:
  Historical overhead expenses..................    $   145      $        $         $   145
  Salaries and benefits.........................        186                             186
  Management and consulting fees................                   (550)   (2,533)   (3,083)
  Other.........................................       (290)         --        --      (290)
                                                    -------      ------   -------   -------
                                                    $    41      $ (550)  $(2,533)  $(3,042)
                                                    =======      ======   =======   =======

(3)  The adjustment to depreciation for and amortization is comprised of:

     Depreciation adjustment to reflect the historical
       depreciation for the IPO acquisitions for the period from
       July 1, 1996 to August 14, 1996...........................  $   754
     Depreciation adjustment to reflect the Company's policies
       applied to the acquired cost of the vessels:
     IPO acquisitions............................................    1,398
     GMMOS.......................................................   (3,376)
     Bay.........................................................     (491)
     Care........................................................    8,098
                                                                   -------
                                                                     6,383
     Amortization adjustment related to deferred loan costs for
       the IPO acquisitions......................................      (22)
     Amortization of goodwill over the estimated economic life of
       20 years for Bay..........................................      627
     Amortization of goodwill over the estimated economic life of
       20 years for Care.........................................    4,209
                                                                   -------
                                                                     4,814
                                                                   -------
                                                                   $11,197
                                                                   =======

(4)  The adjustment to net interest is comprised of:
     Historical interest for the period from July 1, 1996 to
       August 14, 1996 for IPO acquisitions......................  $ 2,146
     Interest expense on assumed Title XI debt...................   (2,352)
     Interest expense on additional borrowings pursuant to the
       IPO acquisitions..........................................    1,116
     Reduction of interest expense due to the repayment of Junior
       Notes in conjunction with the IPO.........................   (1,460)
     Reduction of interest expense due to the repayment of Senior
       Notes in conjunction with the IPO.........................   (1,167)
     Reduction of interest expense due to the repayment of other
       subordinated notes in conjunction with the IPO............      (85)
     Commitment fee on acquisition line of credit in conjunction
       with the IPO..............................................       63
     Interest expense on note payable issued pursuant to the
       GMMOS acquisition.........................................      608
     Interest expense on additional borrowings pursuant to GMMOS
       acquisition...............................................    2,757
     Interest expense or additional borrowings pursuant to the
       CARE acquisition..........................................    7,803
     Reduction of interest expense due to the repayment of the
       Bay term loan at acquisition date.........................     (214)
                                                                   -------
                                                                   $ 9,215
                                                                   =======
(5)  Adjustment for historical income taxes for the period from
       July 1, 1996 to August 14, 1996...........................  $  (258)
     To adjust pro forma income taxes to combined federal and
       state statutory rates.....................................   (4,663)
                                                                   -------
                                                                   $(4,921)
                                                                   =======

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  9,617       $  7,790
  Accounts receivable:
    Trade, net..............................................      16,049         30,617
    Insurance claims and other..............................       1,717          1,740
  Spare parts and supplies..................................       5,517          7,928
  Prepaid expenses..........................................       1,253          2,967
  Deferred costs, net.......................................       4,173          6,283
                                                                --------       --------
        Total current assets................................      38,326         57,325
PROPERTY:
  Construction in progress..................................       8,041         36,877
  Vessels and improvements..................................     229,776        357,460
    Less accumulated depreciation...........................     (27,480)       (39,390)
  Furniture and equipment...................................       4,502          5,593
    Less accumulated depreciation...........................      (1,409)        (1,601)
                                                                --------       --------
        Net property........................................     213,430        358,939
OTHER ASSETS:
  Deferred costs, net.......................................       4,645          5,806
  Due from affiliates.......................................          49            439
  Investment in affiliates..................................       1,291          1,537
  Goodwill, net.............................................       8,612          8,233
  Deposits and other........................................       7,120            988
                                                                --------       --------
        Total other assets..................................      21,717         17,003
                                                                --------       --------
        Total assets........................................    $273,473       $433,267
                                                                ========       ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $ 24,375       $  6,847
  Current obligations under capital leases..................       1,443          1,534
  Accounts payable..........................................       6,278         11,214
  Deferred income...........................................       2,001          1,784
  Accrued liabilities and other.............................      12,933         11,584
                                                                --------       --------
        Total current liabilities...........................      47,030         32,963
LONG-TERM LIABILITIES:
  Long-term debt............................................     108,154         47,164
  Notes payable to related parties..........................         178             --
  Obligations under capital leases..........................       7,492          6,312
  Deferred income taxes.....................................       6,385         13,795
  Other.....................................................       2,245          2,161
                                                                --------       --------
        Total long-term liabilities.........................     124,454         69,432
                                                                --------       --------
        Total liabilities...................................     171,484        102,395
Company-obligated mandatorily redeemable preferred
  securities issued by a consolidated subsidiary............          --        115,000
Minority partners' equity in subsidiaries...................         898            818
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Preferred Stock -- $1.00 par value authorized 10,000,000
    shares, issued and outstanding, none....................          --             --
  Class A Common Stock -- $.001 par value, authorized
    100,000,000 shares, issued and outstanding, 7,647,791
    and 12,095,568..........................................           8             12
  Class B Common Stock -- $.001 par value, authorized
    5,000,000 shares, issued and outstanding, 3,419,577 and
    3,181,936...............................................           3              3
  Additional paid-in capital................................      97,153        195,398
  Retained earnings.........................................       3,927         19,641
                                                                --------       --------
        Total stockholders' equity..........................     101,091        215,054
                                                                --------       --------
        Total...............................................    $273,473       $433,267
                                                                ========       ========

                            See accompanying notes.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1996           1997
                                                                (IN THOUSANDS, EXCEPT
                                                              SHARE AND PER SHARE DATA)
Revenues....................................................    $  72,130     $  142,853
OPERATING EXPENSES:
  Crew payroll and benefits.................................       19,968         34,109
  Charter hire and bond guarantee fee.......................        3,386          7,087
  Repairs and maintenance...................................        5,848         11,357
  Insurance.................................................        4,957          6,555
  Consummables..............................................        4,196          9,210
  Other.....................................................        3,734          8,816
                                                                ---------     ----------
          Total operating expenses..........................       42,089         77,134
Selling, general and administrative expenses................       11,049         17,568
Depreciation and amortization...............................        6,115         13,021
                                                                ---------     ----------
  Income from operations....................................       12,877         35,130
  Net interest..............................................        8,751          4,529
OTHER INCOME (EXPENSE):
  Minority interest and equity in earnings of
     subsidiaries...........................................          721         (1,807)
  Other.....................................................         (522)          (286)
                                                                ---------     ----------
          Total other income (expense)......................          199         (2,093)
                                                                ---------     ----------
Income before provision for income taxes and extraordinary
  item......................................................        4,325         28,508
Provision for income taxes..................................        1,616         10,662
                                                                ---------     ----------
Income before extraordinary item............................        2,709         17,846
Loss on early extinguishment of debt, net of applicable
  income taxes of $1,405 and $1,252, respectively...........        8,016          2,132
                                                                ---------     ----------
          Net income........................................    $  (5,307)    $   15,714
                                                                =========     ==========
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
  Income applicable to common shares before extraordinary
     item...................................................    $    0.68     $     1.19
  Loss on early extinguishment of debt......................        (2.00)         (0.14)
                                                                ---------     ----------
          Net income (loss) applicable to common shares.....    $   (1.32)    $     1.05
                                                                =========     ==========
EARNINGS PER COMMON SHARE ASSUMING FULL DILUTION:
  Income applicable to common shares before extraordinary
     item...................................................    $    0.68     $     1.16
  Loss on early extinguishment of debt......................        (2.00)         (0.13)
                                                                ---------     ----------
          Net income (loss) applicable to common shares.....    $   (1.32)    $     1.03
                                                                =========     ==========
Weighted average number of common shares and common share
  equivalents outstanding...................................    4,017,796     14,973,772
                                                                =========     ==========
Weighted average number of common shares outstanding
  assuming full dilution....................................    4,017,796     16,476,346
                                                                =========     ==========

                            See accompanying notes.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996       1997
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net Income................................................  $ (5,307)  $  15,714
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Loss on early extinguishment of debt, net.................     8,016       2,132
  Depreciation and amortization.............................     6,115      13,021
  Provision for bad debts...................................       144         496
  Loss on disposal of property..............................        --          63
  Amortization of drydocking costs..........................     1,937       3,871
  Amortization of discount on long-term debt................       148           5
  (Benefit from) provision for deferred taxes...............    (1,616)      8,662
  Minority partners' equity in losses of subsidiaries,
     net....................................................      (651)        (80)
  Undistributed losses of affiliates, net...................       (87)        (64)
  Other non-cash items......................................        --         464
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF EFFECT
  OF ACQUISITIONS:
  Accounts receivable.......................................    (2,459)    (15,087)
  Due from affiliates.......................................       (23)       (389)
  Current and other assets..................................     3,219      (8,224)
  Accounts payable and other liabilities....................     1,602      (2,447)
                                                              --------   ---------
          Net cash provided by operating activities.........    11,038      18,137
INVESTING ACTIVITIES:
  Purchase of property......................................    (3,671)    (18,688)
  Construction in progress..................................    (4,064)    (23,872)
  Proceeds from disposal of property........................        21       1,633
  Capital contribution to affiliates........................      (602)       (182)
  Acquisitions, net of cash acquired of $1,722 in 1996 and
     $2,819 escrow deposit utilized in 1997.................   (54,136)    (96,648)
                                                              --------   ---------
          Net cash used in investing activities.............   (62,452)   (133,757)
FINANCING ACTIVITIES:
  Proceeds from revolving line of credit, net of
     repayment..............................................    (1,222)    (10,647)
  Proceeds from long-term debt..............................    21,700      59,210
  Principal payments of long-term debt......................   (41,243)   (133,738)
  Payment of debt and other financing costs.................      (628)       (984)
  Payment of obligations under capital leases...............      (972)     (1,090)
  Payment of notes payable to related parties...............      (370)       (178)
  Proceeds from issuance of common stock, net of offering
     costs..................................................    76,697      94,111
  Proceeds from issuance of preferred securities, net of
     offering costs.........................................        --     111,109
                                                              --------   ---------
          Net cash provided by financing activities.........    53,962     117,793
                                                              --------   ---------
Increase (decrease) in cash and cash equivalents............     2,548      (1,827)
Cash and cash equivalents at beginning of period............     3,050       9,617
                                                              --------   ---------
Cash and cash equivalents at end of period..................  $  5,598   $   7,790
                                                              ========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital leases assumed for the acquisition of vessels.....  $  5,410   $      --
                                                              ========   =========
  Capital stock issued for the acquisition of vessels.......  $     --   $   3,650
                                                              ========   =========

                            See accompanying notes.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The unaudited condensed consolidated interim financial statements for the nine-month periods ended September 30, 1996 and 1997 and as of September 30, 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the unaudited information shown have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1997.

2. OFFERINGS OF EQUITY SECURITIES

     On August 14, 1996, the Company completed the initial public offering (the "IPO") of 7,000,000 shares of its Class A Common Stock at $12.00 per share. The net proceeds to the Company were approximately $74,821,000, after deducting underwriting commissions and other offering expenses. A portion of the net proceeds was used primarily to repay certain indebtedness that was outstanding prior to the IPO and for the cash portion of the purchase price of certain acquisitions consummated subsequent to the IPO. On September 12, 1996, the underwriters' over-allotment option was exercised, in part, pursuant to which an additional 159,000 shares were issued. The net proceeds of approximately $1,774,000 were used by the Company to repay certain outstanding indebtedness. In addition, on August 14, 1996, the Company issued 182,000 and 1,188,000 shares of Class A and Class B Common Stock, respectively, in payment of certain outstanding indebtedness.

     On February 5, 1997, the Company completed a second public offering (the "Second Offering") of 4,000,000 shares of its Class A Common Stock at $24.875 per share. The net proceeds to the Company were $94,300,000, after deducting underwriting commissions. Of such amount, approximately $36.2 million was used to repay certain indebtedness. Of the balance of approximately $58.1 million, $5.5 million was used to fund vessel acquisitions, $20.9 million was used to fund the remainder of the purchase price of four supply boats and one crew boat acquired in the second quarter of 1997, $1.8 million was designated to fund the purchase of one crew boat in the third quarter of 1997, $6.9 million was designated to fund the refurbishment and lengthening of two supply boats expected to be put into service during the third quarter of 1997, and the remaining $23.0 million was available for general corporate purposes and to fund a portion of the costs of the vessels to be constructed.

     On June 24, 1997, the Company completed a private offering (the "Private Offering") of 2,300,000, 6 1/2% Trust Convertible Preferred Securities (the "Preferred Securities"). The Preferred Securities were issued by Hvide Capital Trust (the "Trust"), a 100%-owned subsidiary of the Company. The Trust exists for the sole purpose of issuing the Preferred Securities and investing the proceeds from the issuance thereof in 6 1/2% Convertible Subordinated Debentures due June 15, 2012 (the "Debentures") issued by the Company. The net proceeds to the Company were $111,550,000 after deducting underwriting commissions. Of such amount, approximately $94.2 million was used to repay principal and interest outstanding under the Company's credit agreement (the "Credit Facility"), and $6.0 million was used to repay other indebtedness. The remaining $11.4 million is available for general corporate purposes.

     Holders of the Preferred Securities are entitled to receive preferential cumulative cash distribution from the Trust at an annual rate of 6 1/2% of the liquidation preference of $50 per Preferred Security accruing from the date of the original issuance of the Preferred Securities and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 1997. The distribution rate and the distribution and other payment dates for the Preferred Securities correspond to the interest rate and interest and other payment dates for the Debentures, which are the sole assets of the Trust. Through certain

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES undertakings, including a guarantee, the Declaration of Trust, the Trust Indenture and the Debentures, the Company provides a full and unconditional guarantee of the Trust's obligations under the Preferred Securities.

     The Preferred Securities are convertible, beginning September 25, 1997 and prior to the maturity date of the Debentures or, in the case of Preferred Securities called for redemption, prior to the close of business on the business day prior to the redemption date, at the option of the holder into shares of Hvide Class A Common Stock at the rate of 1.7544 shares of Hvide Class A Common Stock for each Preferred Security (equivalent to a conversion price of $28.50 per share of Hvide Class A Common Stock), subject to adjustment in certain circumstances.

3. DEBT

     Long-term debt consisted of the following (in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                                              (UNAUDITED)
Borrowings outstanding under lines of credit................    $ 10,647        $17,000
Term Loan...................................................      58,500             --
Acquisition Line............................................       9,700             --
Senior Note.................................................       9,153             --
Title XI Debt...............................................      32,243         28,573
Notes payable...............................................      12,286          8,438
                                                                --------        -------
                                                                 132,529         54,011
Less: Current maturities....................................     (24,375)        (6,847)
                                                                --------        -------
                                                                $108,154        $47,164
                                                                ========        =======

     The Company currently has a credit agreement (the "Credit Agreement") that provides for a $175 million revolving line of credit through September 30, 1999 at which time availability decreases by $6 million per quarter until September 30, 2002 (the "Maturity Date"). The Company's outstanding indebtedness under the Credit Facility was $17 million at September 30, 1997.

     Borrowings under the Credit Agreement bear interest based on one of two calculations set forth in the Credit Agreement, at the Company's option, plus a margin based on the Company's compliance with certain financial ratios. One interest rate calculation is tied to the Eurodollar (the "Eurodollar Rate") and the other calculation is tied to the higher of the base rate of the administrative agent named in the Credit Agreement or the Federal Funds Effective Rate (the "Base Rate"). The Credit Agreement allows the Company to convert its revolving credit loans from Eurodollar Rate loans to Base Rate loans, and vice versa, from time to time. Such borrowings were accruing interest at approximately 6.2% at September 30, 1997. On the Maturity Date, all amounts outstanding under the revolving line of credit, together with any and all accrued and unpaid interest, will become due and payable. Prior to the Maturity Date, the Company can repay any outstanding amount, in whole or in part, without penalty or premium.

     Covenants under the Credit Agreement, among other things, (i) require the Company to meet certain financial tests, including tests requiring the maintenance of minimum leverage ratios, debt service coverage ratios, and indebtedness to tangible net worth ratios; (ii) limit the creation or incurrence of certain liens; (iii) limit the incurrence of additional indebtedness; (iv) restrict the Company from making certain investments; (v) restrict certain payments, including dividends, with respect to shares of any class of capital stock; (vi) restrict modification of the terms of the Preferred Securities, and in certain circumstances the repayment, redemption, or repurchase of the Preferred Securities; and (vii) limit certain corporate acts of the

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

Company, such as making certain dispositions of assets, and entering into certain types of business transactions, including certain mergers and acquisitions.

     On August 30, 1997, the Company secured a $5.6 million stand-by letter of credit with one of its banks for a period of one year which, unless terminated, renews automatically for additional one year periods.

     The Company's Credit Facility, which was replaced by the Credit Agreement dated September 30, 1997, was amended on February 3, 1997, provided for a revolving working capital credit line of $20,000,000 through January 15, 2002 (the "Revolving Line") and a stand-by letter of credit of $5,600,000. Borrowings outstanding under the Revolving Line totaled $8,000,000 at December 31, 1996.

The Credit Facility also provided for a term loan (the "Term Loan") of up to $56,750,000 and a $50,000,000 acquisition line of credit (the "Acquisition Line") to fund the cash portion of acquisitions. Borrowings outstanding under the Term Loan and Acquisition Line were repaid with a portion of the proceeds from the Private Offering on June 27, 1997 and the Second Offering on February 5, 1997, respectively.

     On September 30, 1994, and as amended on May 24, 1995, the Company issued a $25,000,000 senior subordinated note (the "Senior Note"). The Company received proceeds of approximately $23,072,000, net of discount of $1,928,000 which was being amortized as interest expense over the term of the Senior Note. On August 14, 1996 and September 12, 1996, the Company repaid $13,490,000, and $1,700,000, respectively, of the principal balance of the Senior Note with a portion of the proceeds from the IPO and the exercise of the underwriters' related over-allotment option. The remaining balance of $9,810,000, including interest, was repaid with a portion of the proceeds of the Second Offering on February 5, 1997.

     On August 14, 1996, the Company assumed $34,650,000 of Title XI Debt in connection with the acquisitions of certain vessels. The Title XI Debt is collateralized by first preferred mortgages on certain vessels and bears interest at rates ranging from 5.4% to 10.1%. The debt is due in semi-annual principal and interest payments through December 1, 2006. Under the terms of the Title XI Debt, the Company is required to maintain a minimum level of working capital, as defined, and comply with certain other financial covenants.

     In connection with redemption of the outstanding preferred stock of the predecessor company in 1994, the Company issued notes payable totaling approximately $3,561,000 to the former stockholder. On August 14, 1996, approximately $1,548,000 was repaid with a portion of the proceeds from the IPO. The remaining balance of approximately $2,013,000 was repaid with a portion of the proceeds from the Second Offering on February 5, 1997.

     In connection with the acquisition of the outstanding common stock of its previously unconsolidated 50%-owned affiliate, Ocean Specialty Tankers Corporation ("OSTC"), on August 14, 1996, the Company assumed OSTC's obligations under a $4,000,000 revolving line of credit secured by the outstanding accounts receivables generated by three chemical tankers. The revolving line of credit bears interest monthly at LIBOR + 1.5% (7.3% at December 31, 1996). At December 31, 1996 and September 30, 1997, $2,647,000 and $0 was outstanding under the line of credit.

     The Company made interest payments of approximately $12,953,011 and $6,977,363 for the nine months ended September 30, 1996 and 1997, respectively.

4. INCOME TAXES

     For the nine months ended September 30, 1996 and 1997, the provision for income taxes was computed using an estimated annual effective tax rate of 37.0% and 37.4%, respectively, adjusted principally for depreciation on vessels built with capital construction funds.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

5. ACQUISITIONS

     In January 1997, the Company purchased a supply boat and two tug boats for cash of approximately $4.7 million and $600,000, respectively.

     In February 1997, the Company purchased three crew boats for cash of approximately $5.6 million.

     In February 1997, the Company purchased the outstanding common stock of an entity for cash of approximately $1.5 million. Pursuant to the purchase agreement, the Company assumed the entity's commitments to fund the remaining construction costs of three crew boats, two which are currently under construction, and one which was completed in June 1997 for an additional cost of approximately $1.0 million. The aggregate remaining construction cost of the two vessels under construction is approximately $4.8 million. The fair value of net assets acquired approximates the purchase price paid by the Company.

     In April 1997, the Company purchased two supply boats for cash of approximately $10.5 million.

     In May 1997, the Company acquired 35 offshore energy support vessels for consideration valued at $58.7 million, consisting of cash of $49.0 million, a note payable in the amount of $6.0 million, and 141,760 shares of Class A Common Stock valued by the Company at $3.7 million. Of the cash portion of the purchase price, $10.5 million was funded from the Company's available cash and $38.5 million was drawn under the Credit Facility. The $6.0 million note payable and the $38.5 million of debt incurred to fund the acquisition were repaid with the proceeds of the Private Offering.

     In May 1997, the Company purchased a supply boat for cash of approximately $2.8 million.

     In June 1997, the Company purchased two supply boats and a crew boat for cash of approximately $13.2 million.

     In July 1997, the Company purchased four double skin barges for cash of approximately $2.4 million.

     In August 1997, the Company purchased one anchor-handling vessel and a crew boat for cash of approximately $1.7 million and $1.8 million, respectively.

     In September 1997, the Company purchased an anchor-handling vessel for cash of approximately $5.4 million.

6. EXTRAORDINARY ITEM

     On August 14, 1996, the Company paid cash of $26,307,000; issued 55,000 shares of Class A common stock and 1,188,502 shares of Class B common stock to repay $25,000,000 and $15,190,000 of the Junior and Senior Notes, respectively. Accordingly, the Company recorded a loss on extinguishment of $8,108,000 for the write off of deferred financing costs and related debt discounts, net of a tax benefit of $1,474,000.

     In February and June 1997, the Company repaid $33,220,000 and $93,500,000, respectively, of its outstanding debt and amended its Credit Facility. As a result, the Company recorded extraordinary losses of $1,754,000 and $378,000, respectively, for the write-off of deferred financing costs associated with the early extinguishment of debt, net of income tax benefits of $1,030,000 and $222,000 respectively.

7. SUBSEQUENT EVENTS

     In October 1997, the Company purchased the outstanding common stock of an entity for cash of approximately $36.5 million and the assumption of approximately $24.5 million of long-term debt and other liabilities. Cost in excess of net assets acquired was approximately $12.5 million which will be amortized over 20 years.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

     In October 1997, the Company entered into a joint venture agreement whereby the venture will design, construct and operate a construction/anchor handling tug supply vessel. Pursuant to the terms of the venture agreement, the Company is required to fund $20.8 million of the estimated $37.0 of the construction costs.

     In October 1997, the Company purchased 30 offshore energy support vessels and a repair facility for cash of approximately $36.0 million.

8. PROSPECTIVE ACCOUNTING CHANGES

     In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information about Capital Structure," which are effective for fiscal years beginning after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under APB No. 15, "Earnings per Share," by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation, for complex capital structures, of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. SFAS No. 129 requires disclosing information about an equity's capital structure. The Company plans to adopt SFAS No. 128 and SFAS No. 129 in 1998 and expects no material impact to the Company's EPS calculation or disclosure information.

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This Statement established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that the Company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company plans to adopt SFAS No. 130 in 1998 and expects no material impact to the Company's financial statement presentation.

     Also in June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This Statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and amends SFAS No. 94, "Consolidation of all Majority-Owned Subsidiaries." This Statement requires annual financial statements to disclose information about products and services, geographic areas and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. This new management approach may result in more information being disclosed than presently practiced and require new interim information not previously presented. The Company plans to adopt SFAS No. 131 in 1998 with impact only to the Company's disclosure information and not its results of operation.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
  Hvide Marine Incorporated

     We have audited the accompanying consolidated balance sheets of Hvide Marine Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hvide Marine Incorporated and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Miami, Florida
February 20, 1997, except the eighth
  paragraph of Note 3, as
  to which the date is March 25, 1997

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31
                                                              --------------------
                                                                1995        1996
                                                              (IN THOUSANDS EXCEPT
                                                                 SHARE AMOUNTS)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,050    $  9,617
  Accounts receivable:
    Trade, net..............................................     9,602      16,049
    Insurance claims and other..............................     4,399       1,717
  Due from affiliate........................................       101          --
  Spare parts and supplies..................................     3,417       5,517
  Prepaid expenses..........................................       960       1,253
  Deferred costs (net)......................................     2,550       4,173
                                                              --------    --------
        Total current assets................................    24,079      38,326
Property:
  Construction in progress..................................     1,387       8,041
  Vessels and improvements..................................   122,198     229,776
    Less accumulated depreciation...........................   (20,585)    (27,480)
  Furniture and equipment...................................     2,601       4,502
    Less accumulated depreciation...........................      (998)     (1,409)
                                                              --------    --------
        Net property........................................   104,603     213,430
Other assets:
  Deferred costs (net)......................................     4,112       4,645
  Due from affiliates.......................................       131          49
  Investment in affiliates..................................       423       1,291
  Goodwill (net)............................................     9,117       8,612
  Long-term receivable (net)................................       831          59
  Deposits and other........................................       387       7,061
                                                              --------    --------
        Total other assets..................................    15,001      21,717
                                                              --------    --------
        Total...............................................  $143,683    $273,473
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $  7,708    $ 24,375
  Current obligations under capital leases..................       577       1,443
  Accounts payable..........................................     4,905       6,278
  Charter hire and other liabilities........................     6,574      14,934
                                                              --------    --------
        Total current liabilities...........................    19,764      47,030
Long-term liabilities:
  Long-term debt............................................    96,014     108,154
  Notes payable to related parties..........................     1,302         178
  Obligations under capital leases..........................     3,450       7,492
  Due to charterer..........................................       547         831
  Deferred income taxes.....................................     4,317       6,385
  Other.....................................................     4,290       1,414
                                                              --------    --------
        Total long-term liabilities.........................   109,920     124,454
                                                              --------    --------
        Total liabilities...................................   129,684     171,484
Minority partners' equity in subsidiaries...................     1,654         898
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $1.00 par value -- authorized 10,000,000
    shares, issued and outstanding, none....................        --          --
  Class A Common Stock -- $.001 par value, authorized
    100,000,000 shares, issued and outstanding, 0 and
    7,647,791...............................................        --           8
  Class B Common Stock -- $.001 par value, authorized
    5,000,000 shares issued and outstanding, 1,558,210 and
    3,419,577...............................................         1           3
  Class C Common Stock -- $.001 par value, authorized
    2,500,000 shares, issued and outstanding, 976,630, and
    0.......................................................         1          --
  Additional paid-in capital................................     6,341      97,153
  Retained earnings.........................................     6,002       3,927
                                                              --------    --------
        Total stockholders' equity..........................    12,345     101,091
                                                              --------    --------
        Total minority partners' equity in subsidiaries and
        stockholders' equity................................    13,999     101,989
                                                              --------    --------
        Total...............................................  $143,683    $273,473
                                                              ========    ========

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1994      1995       1996
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
Revenues....................................................  $49,792   $70,562   $109,356
Operating expenses:
  Crew payroll and benefits.................................   13,510    20,132     29,756
  Charter hire and bond guarantee fee.......................    5,013     4,063      4,667
  Repairs and maintenance...................................    3,847     5,347      8,984
  Insurance.................................................    2,991     4,547      7,633
  Consummables..............................................    2,237     3,395      6,643
  Other.....................................................    2,275     3,180      6,094
                                                              -------   -------   --------
          Total operating expenses..........................   29,873    40,664     63,777
Selling, general and administrative expenses:
  Salaries and benefits.....................................    4,649     6,856      7,936
  Office expenses...........................................      819     1,068      1,394
  Professional fees.........................................    2,645     2,137      2,947
  Other.....................................................    1,468     2,457      2,702
                                                              -------   -------   --------
          Total overhead expenses...........................    9,581    12,518     14,979
Depreciation and amortization...............................    4,500     6,308      9,830
                                                              -------   -------   --------
Income from operations......................................    5,838    11,072     20,770
Interest:
  Interest expense..........................................    5,614    11,748     11,908
  Interest income...........................................     (312)     (288)      (277)
                                                              -------   -------   --------
          Net interest......................................    5,302    11,460     11,631
Other income (expense):
  Minority interest and equity in earnings of
     subsidiaries...........................................     (115)      137        894
  Other.....................................................      126      (111)      (457)
                                                              -------   -------   --------
          Total other income (expense)......................       11        26        437
                                                              -------   -------   --------
Income (loss) before provision for (benefit from) income
  taxes and extraordinary item..............................      547      (362)     9,576
Provision for (benefit from) income taxes...................      189        (2)     3,543
                                                              -------   -------   --------
Income (loss) before extraordinary item.....................      358      (360)     6,033
                                                              -------   -------   --------
Loss on early extinguishment of debt, net of applicable
  income taxes of $1,474....................................       --        --      8,108
                                                              -------   -------   --------
          Net income (loss).................................  $   358   $  (360)  $ (2,075)
                                                              =======   =======   ========
Earnings (loss) per common and common equivalent share:
Income (loss) applicable to common shares before
  extraordinary item........................................  $  0.03   $ (0.14)  $   1.04
Loss on early extinguishment of debt........................       --        --      (1.40)
                                                              -------   -------   --------
          Net income (loss) applicable to common shares.....  $  0.03   $ (0.14)  $  (0.36)
                                                              =======   =======   ========
Earnings (loss) per common share--assuming full dilution:
Income applicable to common shares before extraordinary
  item......................................................  $  0.06   $  0.12   $   0.99
Loss on early extinguishment of debt........................       --        --      (1.22)
                                                              -------   -------   --------
          Net income (loss) applicable to common shares.....  $  0.06   $  0.12   $  (0.23)
                                                              =======   =======   ========
Weighted average common and common equivalent shares
  outstanding...............................................    5,302     2,535      5,818
                                                              =======   =======   ========
Weighted average common shares outstanding assuming full
  dilution..................................................    5,616     3,779      6,645
                                                              =======   =======   ========

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               11%         5%            CLASS A              CLASS B
                             CLASS A     CLASS B       COMMON STOCK         COMMON STOCK
                            PREFERRED   PREFERRED   ------------------   ------------------
                              STOCK       STOCK       SHARE     AMOUNT     SHARE     AMOUNT
                                         (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at January 1,
  1994....................   $ 2,669     $ 3,266           --    $--     1,105,692    $ 1
Net income................        --          --           --     --            --     --
Common stock issued, net
  of issuance costs.......        --          --           --     --       452,518     --
Redemption of preferred
  stock...................    (2,669)     (3,266)          --     --            --     --
Acquisition of limited
  partnership interests...        --          --           --     --            --     --
Preferred stock cash
  dividends...............        --          --           --     --            --     --
                             -------     -------    ---------    ---     ---------    ---
Balance at December 31,
  1994....................        --          --           --     --     1,558,210      1
Net loss..................        --          --           --     --            --     --
                             -------     -------    ---------    ---     ---------    ---
Balance at December 31,
  1995....................        --          --           --     --     1,558,210      1
Net loss..................        --          --           --     --            --     --
Common Stock issued, net
  of issuance costs.......        --          --    7,647,791      8     1,861,367      2
                             -------     -------    ---------    ---     ---------    ---
Balance at December 31,
  1996....................   $    --     $    --    7,647,791    $ 8     3,419,577    $ 3
                             =======     =======    =========    ===     =========    ===

                                 CLASS C
                              COMMON STOCK      ADDITIONAL
                            -----------------    PAID-IN     RETAINED
                             SHARE     AMOUNT    CAPITAL     EARNINGS    TOTAL
                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at January 1,
  1994....................   663,415    $ 1      $ 1,025     $ 6,389    $ 13,351
Net income................        --     --           --         358         358
Common stock issued, net
  of issuance costs.......   313,215     --        8,640          --       8,640
Redemption of preferred
  stock...................        --     --       (1,350)         --      (7,285)
Acquisition of limited
  partnership interests...        --     --       (1,974)         --      (1,974)
Preferred stock cash
  dividends...............        --                            (385)       (385)
                            --------    ---      -------     -------    --------
Balance at December 31,
  1994....................   976,630      1        6,341       6,362      12,705
Net loss..................        --     --           --        (360)       (360)
                            --------    ---      -------     -------    --------
Balance at December 31,
  1995....................   976,630      1        6,341       6,002      12,345
Net loss..................        --     --           --      (2,075)     (2,075)
Common Stock issued, net
  of issuance costs.......  (976,630)    (1)      90,812          --      90,821
                            --------    ---      -------     -------    --------
Balance at December 31,
  1996....................        --    $--      $97,153     $ 3,927    $101,091
                            ========    ===      =======     =======    ========

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1994      1995       1996
                                                                     (IN THOUSANDS)
OTHER ACTIVITIES:
  Net Income (loss).........................................  $    358   $  (360)  $ (2,075)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Loss on early extinguishment of debt, net...............        --        --      8,108
    Depreciation and amortization...........................     4,500     6,308      9,830
    Provision for bad debts.................................        --       114        125
    Gain on disposals of property...........................        --       (73)       (13)
    Amortization of discount on long-term debt..............        52       201        162
    Provision for (benefit from) deferred taxes.............       189        (2)     3,543
    Minority partners' equity in earnings (losses) of
     subsidiaries, net......................................       184      (625)      (756)
    Undistributed (earnings) losses of affiliates, net......       (69)      488       (132)
    Other non-cash items....................................        --        --         36
    Changes in operating assets and liabilities, net of
     effect of acquisitions:
      Accounts receivable...................................    (4,574)   (5,056)    (1,928)
      Due from affiliates...................................      (235)     (394)       182
      Other assets..........................................    (1,622)   (1,317)       897
      Accounts payable and other liabilities................     4,075     4,664      4,605
                                                              --------   -------   --------
         Net cash provided by operating activities..........     2,858     3,948     22,584
INVESTING ACTIVITIES:
  Purchase of property......................................    (5,672)   (6,312)    (8,759)
  Deposits for the purchase of property.....................        --        --     (6,349)
  Proceeds from disposals of property.......................        --       690          8
  Capital contribution to affiliates........................        --        --       (736)
    Deposits of funds in escrow.............................      (500)       --         --
  Acquisitions, net of cash acquired of $106 in 1994, net of
    $500 escrow deposit utilized in 1995 and net of cash
    acquired of $1,722 in 1996..............................   (33,643)   (2,444)   (68,518)
                                                              --------   -------   --------
         Net cash used in investing activities..............   (39,815)   (8,066)   (84,354)
FINANCING ACTIVITIES:
  Proceeds of lines of credit, net..........................        --     7,500      1,994
  Proceeds from long-term debt..............................    90,580        --     36,964
  Proceeds from issuance of common stock, net...............     8,640        --     76,595
  Principal payments of long-term debt......................   (51,700)   (5,458)   (44,819)
  Payment of financing costs................................    (3,478)     (727)      (838)
  Payment of obligations under capital leases...............       (34)     (510)    (1,189)
  Payment of notes payable to related parties...............        --        --       (370)
  Payment of dividends......................................      (385)       --         --
  Redemption of preferred stock.............................    (2,374)       --         --
                                                              --------   -------   --------
         Net cash provided by financing activities..........    41,249       805     68,337
                                                              --------   -------   --------
Increase (decrease) in cash and cash equivalents............     4,292    (3,313)     6,567
Cash and cash equivalents at beginning of period............     2,071     6,363      3,050
                                                              --------   -------   --------
Cash and equivalents at end of period.......................  $  6,363   $ 3,050   $  9,617
                                                              ========   =======   ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Net assets recorded in connection with dissolution to
  affiliate.................................................  $     --   $   341   $     --
                                                              ========   =======   ========
Notes payable and notes payable to related parties issued
  for the acquisition of vessels............................  $  2,149   $ 3,000   $    675
                                                              ========   =======   ========
Capital lease obligations for the acquisition of vessels and
  equipment.................................................  $  4,534   $    --   $  6,098
                                                              ========   =======   ========
Note payable issued for the acquisition of minority
  interest..................................................  $  3,039   $    --   $     --
                                                              ========   =======   ========
Note payable issued and other liabilities incurred in
  conjunction with the redemption of preferred stock........  $  4,911   $    --   $     --
                                                              ========   =======   ========
Liabilities assumed for the acquisition of vessels (see Note
  3)........................................................  $    279   $    --   $ 34,650
                                                              ========   =======   ========
Common stock issued for the redemption of notes payable to
  related parties...........................................  $     --   $    --   $    307
                                                              ========   =======   ========
Common stock issued for the repayment of debt...............  $     --   $    --   $ 13,883
                                                              ========   =======   ========

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     Organization and Basis of Consolidation. Hvide Marine Incorporated ("HMI" and the "Company") was incorporated in the state of Florida on September 28, 1994 as the holding company for the former Hvide Marine Incorporated and its majority-owned subsidiaries (the "Predecessor Company"). On September 30, 1994, 100% of the Common Stock of the Predecessor Company was exchanged for common stock of HMI and accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying consolidated financial statements include the combined successor/predecessor companies for all periods subsequent to September 30, 1994 and the Predecessor Company for all periods prior to September 30, 1994. All share and per share amounts have been adjusted to give retroactive effect to the capital structure of HMI. All material intercompany transactions and balances have been eliminated in the consolidated financial statements. Investments in limited partnerships and less-than-majority-owned subsidiaries are accounted for on the equity method.

     On August 14, 1996, the Company completed the initial public offering (the "IPO") of 7,000,000 shares of its Class A Common Stock at $12.00 per share. The net proceeds to the Company were approximately $74,821,000, after deducting underwriting commissions and other offering expenses. The net proceeds were used primarily to repay certain indebtedness that was outstanding prior to the IPO and for the cash portion of the purchase price of certain acquisitions consummated simultaneously with and subsequent to the IPO. On September 12, 1996, the underwriters' over-allotment option was exercised in part, pursuant to which an additional 159,000 shares were issued. The net proceeds of approximately $1,774,000 were used by the Company to repay certain outstanding indebtedness. In addition, on August 14, 1996, the Company issued 182,000 and 1,188,000 shares of Class A and Class B Common Stock, respectively, in payment of certain outstanding indebtedness.

     Operations. The principal operations of the Company consist of vessel time charters, vessel operating agreements and harbor towing. Through its vessel time charters and operating agreements, the Company serves the energy and chemical industries primarily in the U.S. domestic trade. The Company's harbor towing operations principally serve the passenger cruise ship, energy, and chemical industries and are concentrated in ports located in the southeastern United States.

     Revenues. Revenues from time charters are earned and recognized on a daily basis. Time charter rates are adjusted periodically based on changes in specified price indices and market conditions. Revenues on voyage contracts are recognized based upon the percentage of voyage completion.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Insurance Claims Receivable. Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects to be reimbursed by the insurance carrier(s), subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident.

     Spare Parts and Supplies. Inventories of spare parts and supplies are stated at the lower of cost, determined on a basis that approximates the last-in, first-out method, or market.

     Prepaid Expenses. Prepaid expenses primarily include prepaid vessel insurance.

     Long-Lived Assets. The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets and the related intangible assets for impairment

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES whenever events or changes in circumstances indicate the assets may be impaired. The Company, based on current circumstances, does not believe that any long-lived assets are impaired at December 31, 1996.

     Property. Vessels, improvements, furniture and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized and replacements, maintenance and repairs which do not improve or extend the lives of the assets are expensed. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of vessels and improvements other than tankers are 15 to 40 years and the estimated useful lives of furniture and equipment are 3 to 10 years. Tankers and related improvements are depreciated over estimated useful lives, as determined by the Oil Pollution Act of 1990 and other factors, ranging from 4 to 24 years.

     Vessels under capital leases are amortized over the estimated useful lives of the vessels. Included in vessels and improvements at December 31, 1995 and 1996 are vessels under capital leases of approximately $5,229,000 and $11,594,000, net of accumulated amortization of approximately $149,000 and $293,000, respectively.

     For the years ended December 31, 1994, 1995 and 1996, depreciation and amortization of vessels, improvements, furniture and equipment was approximately $3,397,000, $4,770,000, and $8,291,000, respectively.

     Deferred Costs. Deferred costs primarily represent drydocking and financing costs. Deferred financing costs are amortized over the term of the related borrowings. Deferred drydocking costs are amortized over the period to the next required regulatory classification date, generally 30 months. At December 31, 1995 and 1996, deferred costs include unamortized drydocking of approximately $2,534,000 and $6,267,000, respectively.

     Goodwill. Goodwill represents the excess of the purchase price over the fair value of certain long-lived assets acquired and is amortized on the straight-line basis over 20 to 40 years. The carrying value of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the assets acquired over the remaining amortization periods, the carrying value will be adjusted as a component of continuing operations and be measured based on the estimated fair value of the associated assets. At December 31, 1995 and 1996, accumulated amortization of goodwill was approximately $1,689,000 and $2,194,000, respectively.

     Income Taxes. HMI files a consolidated tax return with all corporate subsidiaries other than Seabulk Ocean Systems Holdings, Inc. and Seabulk Ocean Systems Corporation, which file a separate consolidated income tax return. Each partnership subsidiary files a separate partnership tax return.

     The Company accounts for income taxes pursuant to Financial Accounting Standards Board ("FASB") Statement No. 109 ("FASB 109"), "Accounting for Income Taxes." Under FASB 109, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings (Loss) per Common Share. Earnings (loss) per common share is calculated based on the weighted average number of common shares and dilutive common stock equivalents outstanding during the period. Common stock equivalents result from convertible preferred stock outstanding in 1994 and outstanding stock options at December 31, 1996. Earnings (loss) per common share-assuming full dilution includes the if-converted dilutive effect of a portion of the convertible Junior Note through conversion in August 1996 (see Note 3) and the incremental dilutive effect of outstanding common stock options at December 31, 1996.

     Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in banks, trade accounts

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES receivable and insurance claims receivable. The credit risk associated with cash and cash equivalents in banks is considered low due to the credit quality of the financial institutions. The Company performs ongoing credit evaluations of its trade customers and generally does not require collateral. The credit risk associated with insurance claims receivable is considered low due to the credit quality and funded status of the insurance pools that the Company participates in.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications. Certain amounts from prior periods' consolidated financial statements have been reclassified to conform with the current period's presentation.

2. CAPITAL CONSTRUCTION FUNDS

     Pursuant to a Dual Use Agreement between Seabulk Tankers, Ltd. ("STL") and the United States of America ("U.S."), the Capital Construction Funds maintained by STL is collateral to the U.S., which amounts were $36,000 and $37,000 at December 31, 1995 and 1996, respectively.

3. DEBT

     Long-term debt consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
Lines of Credit.............................................  $  7,500   $ 10,647
Term Loan...................................................    46,000     58,500
Acquisition Line............................................        --      9,700
Senior Note.................................................    23,200      9,153
Junior Note.................................................    17,633         --
Title XI Debt...............................................        --     32,243
Notes Payable...............................................     9,389     12,286
                                                              --------   --------
                                                               103,722    132,529
Less: Current maturities....................................    (7,708)   (24,375)
                                                              --------   --------
                                                              $ 96,014   $108,154
                                                              ========   ========

     On September 28, 1994, the Company entered into an agreement, as amended on June 21, 1996, for a credit facility (the "Credit Facility") with its principal banks.

     The Credit Facility provides for a working capital credit line of $10,000,000 through January 15, 2001 (the "Line") and a stand-by letter of credit (the "Letter of Credit") of $5,600,000. Borrowings under the Line bear interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants (8.1% at December 31, 1996), and are subject to an annual commitment fee of 0.50% of the unused portion of the Line. Borrowings outstanding under the Line totaled $8,000,000 at December 31, 1996, which is currently due. The Letter of Credit is collateral for a surety bond to fund any final award relating to the shipyard's claims discussed in Note 5. Additionally, the Credit Facility provides for a letter of credit in an amount equal to the greater of amounts available to be drawn under the Line or $4,000,000. Amounts drawn under either letter of credit are due on demand or the ultimate maturity date of January 15, 2001. There were no amounts outstanding under the letters of credit at December 31, 1996.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

     The Credit Facility provides for a term loan (the "Term Loan") of $60,500,000 and is payable in quarterly principal and interest payments. Borrowings under the Term Loan bear interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants (8.1% at December 31, 1996).

     The Credit Facility also provides for a $19,900,000 Acquisition Line of Credit (the "Acquisition Line") to fund the cash portion of acquisitions. Borrowings under the Acquisition Line are limited to the lesser of 70% of the purchase price or a multiple of six times projected EBITDA from the acquisition, as defined. The Acquisition Line bears interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants (8.1% at December 31, 1996). Principal amounts outstanding under the Acquisition Line are due in quarterly payments beginning in January, 1998. At December 31, 1996, $9,700,000 was outstanding under the Acquisition Line.

     The collateral for the Company's indebtedness under the Credit Facility includes all Company-owned vessels, its partnership interests in STL and Seabulk Transmarine Partnership, Ltd., spare parts, fuel and supplies, and eligible accounts receivable.

     On September 30, 1994, and as amended on May 24, 1995, the Company issued a $25,000,000 senior subordinated note (the "Senior Note"). The Senior Note bears interest at 12%, payable semi-annually on September 30, and September 30. The principal portion of the Senior Note is payable in equal annual installments on September 30, 2003 and 2004. The Company received proceeds of approximately $23,072,000, net of a discount of $1,928,000 ($1,904,000, $1,800,000 and
$657,000 at December 31, 1994, 1995, and 1996, respectively) which is being amortized as interest expense over the term of the Senior Note. On August 14, 1996 and September 12, 1996, the Company repaid $13,490,000, and $1,700,000, respectively, of the principal balance of the Senior Note with a portion of the proceeds from the IPO and the exercise of the underwriters' related over-allotment option. Repayment of the Senior Note is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility.

     The terms of the Credit Facility and Senior Note prohibit the Company or any of its wholly owned subsidiaries from paying dividends on any class of common stock and restrict, among other things, the Company's ability to enter into new commitments or borrowings over specified amounts and dispose of assets outside the ordinary course of business. In addition, the Company is required to maintain a minimum level of tangible net worth, as defined.

     On August 14, 1996, the Company assumed approximately $34,650,000 of Title XI Debt in connection with the acquisitions of certain vessels (see Note 12). The Title XI Debt is collateralized by first preferred mortgages on certain vessels and bears interest at rates ranging from 5.4% to 10.1%. The debt is due in semiannual principal and interest payments through December 1, 2006. Under the terms of the Title XI debt, the Company is required to maintain a minimum level of working capital, as defined, and comply with certain other financial covenants. At December 31, 1996, the Company was not in compliance with the working capital financial covenant. On March 25, 1997, the U.S. Department of Transportation, which administers the Title XI debt, waived the Company's non-compliance with this covenant through February 7, 1997, the date the company became in compliance.

     In connection with redemption of the outstanding preferred stock of the Predecessor Company in 1994 (see Note 10), the Company issued notes payable totaling approximately $3,561,000 to the former stockholder. Interest on the notes is payable quarterly at the greater of 12% or Prime + 3% (12% at December 31, 1996). The principal portion of the notes is due in the year 2000. Repayment of these notes is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility. On August 14, 1996, approximately $1,548,000 was repaid with a portion of the proceeds from the IPO.

     In connection with the acquisition of the outstanding common stock of its previously unconsolidated 50%-owned affiliate Ocean Specialty Tankers Corporation ("OSTC"), on August 14, 1996, the Company assumed

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

OSTC's obligations under a $4,000,000 revolving line of credit secured by the outstanding accounts receivables generated by three chemical tankers. The revolving line of credit bears interest monthly at LIBOR + 1.5% (7.3% at December 31, 1996). At December 31, 1996, $2,647,000 was outstanding under the line of credit, which is currently due.

     On August 14, 1996, the Company issued a $675,000 note payable for the acquisition of a vessel (see Note 12). The note is due in quarterly principal and interest payments (10%) through August, 2001.

     In connection with the acquisition of the outstanding limited partnership interests in Hvide Chartering, Ltd. ("HCL") and Hvide Offshore Services, Ltd. ("HOS") in 1994 (see Note 6), the Company issued notes payable of approximately $2,149,000. Approximately $1,302,000 of these notes were issued to certain officers and employees of the Company and the outstanding amounts are recorded as notes payable to related parties in the accompanying consolidated balance sheets. Interest on the notes is payable quarterly at 12% and the notes are due in 2004. On August 14, 1996, approximately $678,000 of the notes payable to related parties was repaid with $816,000 in cash and the issuance of 25,667 shares of Common Stock.

     On September 30, 1994, HMI issued a $25,000,000 junior subordinated note (the "Junior Note") bearing interest at 8%. In August 1996, the principal sum and all accrued and unpaid interest was repaid with $15,115,000 of the proceeds from the IPO and the issuance of 1,244,002 shares of Common Stock.

     In connection with the acquisition of the minority interest in STL in 1994, the Company issued a note payable of approximately $3,039,000. On August 14, 1996, the outstanding balance of the note was repaid with proceeds from the IPO.

     In connection with the acquisition of seven crew vessels in 1995 (see Note
12), the Company issued a $3,000,000 note payable. The outstanding balance of the note was repaid in February 1996.

     The aggregate annual future payments due on debt and notes payable as of December 31, 1996 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
1997........................................................  $ 24,375
1998........................................................    17,052
1999........................................................    21,112
2000........................................................    22,801
2001........................................................    26,760
Thereafter..................................................    20,429
                                                              --------
                                                              $132,529
                                                              ========

     In addition to the Letter of Credit available pursuant to the Credit Facility, the Company has an available letter of credit of $7,000,000 for future charter hire payments relating to the Seabulk Magnachem lease financing.

     The Company made interest payments of approximately $3,062,000, $8,952,000, and $19,213,000 in 1994, 1995 and 1996, respectively.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

4. CAPITAL LEASES

     The Company owns certain vessels and other equipment under leases that are classified as capital leases. The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1996 (in thousands):

1997........................................................  $ 2,108
1998........................................................    2,105
1999........................................................    2,004
2000........................................................    1,907
2001........................................................    1,629
Thereafter..................................................    1,357
                                                              -------
Total minimum lease payments................................   11,110
Less amount representing interest...........................   (2,175)
                                                              -------
Present value of minimum lease payment (including current
  portion of $1,443)........................................  $ 8,935
                                                              =======

5. COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities under operating lease agreements which expire at various dates through 2001. Rent expense was $467,000, $591,000, and $699,000 for the years ending December 31, 1994, 1995, and 1996. Future annual rentals due under non-cancelable operating leases are as follows (in thousands):

YEAR ENDED DECEMBER 31,
1997........................................................  $  763
1998........................................................     705
1999........................................................     677
2000........................................................     654
2001........................................................     575
Thereafter..................................................   4,545
                                                              ------
                                                              $7,919
                                                              ======

     A portion of the Company's operations consists of charters of ocean-going vessels. Two tankers are bareboat chartered for periods extending through the years 1999 and 2002, respectively. Charter hire expense on these tankers was approximately $3,100,000, $3,153,000, and $3,181,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Additionally one tug is bareboat chartered through the year 2010. Charter hire expense on this tug was approximately $217,000 and $614,000 for the years ended December 31, 1995 and 1996, respectively. The aggregate annual future payments due under these charter agreements as follows (in thousands):

YEAR ENDED DECEMBER 31,
1997........................................................  $ 3,842
1998........................................................    3,893
1999........................................................    3,949
2000........................................................    2,592
2001........................................................    2,608
                                                              -------
                                                              $16,884
                                                              =======

     In 1990, the Company withheld approximately $2,400,000 from a shipyard relating to delays and other problems encountered in the construction of a vessel. In 1993, the shipyard filed a claim to recover

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES approximately $8,500,000 for costs allegedly due the shipyard, and the Company asserted a counterclaim for approximately $5,600,000 against the shipyard. In addition, the shipyard is seeking $10,000,000 of punitive damages. Management believes the shipyard's claim amounts are unsubstantiated and that recoveries upon the Company's counterclaim, together with insurance coverage, will exceed amounts, if any, which may be awarded to the shipyard. Management believes that the additional costs incurred to complete the construction of the vessel exceeded the amounts withheld (settlement of construction costs, if any, would generally be capitalized and depreciated over future periods); however, the Company is unable to predict the final outcome of this matter.

     In November 1989, STL formed an 88%-owned subsidiary, Seabulk Offshore, Ltd. ("SOL"), which acquired eight offshore supply vessels for approximately $13,510,000. In December 1990, STL and Hvide Marine Transport, Incorporated (a wholly-owned subsidiary of HMI) purchased the remaining 12% interest in SOL from the limited partner ("U.S. Offshore") for $825,000. Additionally, SOL agreed to pay U.S. Offshore an amount equal to 5% of gross revenues from the operation of the vessels for a period not to exceed a maximum of 40 months (December 1, 1990 through September 30, 1994) and in a total amount not to exceed $1,300,000, whichever occurred first. Approximately $769,000 has been paid to U.S. Offshore under this agreement. U.S. Offshore has filed a claim against SOL related to the amount due under the agreement. SOL is vigorously defending this claim and believes that it will ultimately prevail; however, the Company is unable to predict the final outcome of this matter.

     On August 6, 1992, a wholly-owned subsidiary, Seabulk Transmarine II, Inc. acquired a 49% interest in a joint venture which charters two offshore supply vessels from SOL for a period of six years. At the end of the charter period, the joint venture shall have the option to purchase each of the vessels at an agreed-upon purchase price of $300,000.

     On September 30, 1994, the Company acquired Sun State Marine Services, Inc. ("SSMS"). The acquisition agreement provides the sellers contingent payments for a period of five years from the date of the agreement. There were no contingent amounts due related to SSMS for the year ended December 31, 1996.

     At December 31, 1996, Hvide Partners, L.P. ("HPLP"), an affiliated entity in which the Company participates as the sole general partner, was party, through its five 75%-owned limited liability companies Hvide Van Ommeren Tankers I-V LLC ("HVOT I-V"), to contracts for the construction of five double-hull petroleum product carriers. Pursuant to its general and indirect limited partnership interests in HPLP, the Company is required to make capital contributions to HPLP in 1997 totaling approximately $150,000. The Company was also party to an agreement at December 31, 1996 to provide technical services and support related to the operations of HVOT I-V. Pursuant to this agreement and commencing in 1997, the Company is to be paid an annual fee of $295,000, subject to future escalation equal to increases, if any, in the CPI.

     In November 1996, the Company entered into an agreement to bareboat charter two tugs for a one year period.

     In December 1996, the Company entered an agreement (the Agreement) to purchase four crew boats for cash of approximately $7,400,000. Two of these boats were delivered in February 1997 (see Note 16). The Agreement also consists of the purchase of three additional crew boats to be constructed and delivered on various dates from March 1998 to February 1999 at an aggregate cost of approximately $8,200,000.

     In December 1996, the Company entered into an agreement to purchase four supply boats for an aggregate cost of approximately $21,800,000.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

6. RELATED PARTY TRANSACTIONS

     In 1994, the Company acquired outstanding limited partnership interests of HCL, a limited partnership in which the Company owned a 33 1/3% interest as general partner, from certain officers and employees of the Company for cash and notes payable of approximately $668,000 and $1,089,000, respectively.

     In 1994, the Company acquired the outstanding limited partnership interests of HOS from certain officers and employees of the Company for cash and notes payable of approximately $607,000 and $1,060,000, respectively. Additionally, the company assumed HOS's outstanding capital lease obligations and certain other liabilities.

     The purchase price of the vessels and other net assets acquired in the acquisition of the limited partnership interests of HCL and HOS was approximately $1,974,000 in excess of their historical net book value. Accordingly, such amounts were deemed special distributions to the related parties and recorded as a reduction of paid-in capital.

7. EMPLOYEE BENEFIT PLANS

     The Company sponsors a Section 401(k) retirement plan covering substantially all employees. Expense under this plan for the years ended December 31, 1994, 1995 and 1996, was approximately $834,000, $1,047,000, and
$1,333,000, respectively. Contributions under the plan are determined on the basis of employee compensation.

8. STOCK OPTIONS

     The Company has authorized the grant of options for up to 1,000,000 shares of Class A common stock pursuant to a non-qualified stock option plan (the "Plan") covering primarily employees and outside directors. Options under the Plan are issuable at the discretion of committees appointed by the Board of Directors and generally vest ratably over a four year period. Option terms range from 5 to 10 years. At December 31, 1996, there were 806,000 options which were all granted on August 12, 1996. The exercise price of all options ($12.00) is equal to the fair market value of the underlying common stock at that date. There were no options exercised or forfeited during 1996 and at December 31, 1996, 35,000 options are exercisable. The Class A Common Stock issuable pursuant to the plan have been reserved.

     The Company has elected to account for stock-based employee compensation awards under Accounting Principles Board Option No. 25 "Accounting for Stock-Based Compensation" (APB 25). Under APB 25, because the exercise price of the Company's employee stock options was equal to the market price of the underlying stock at the date of grant, no compensation expense was recognized.

     Pro forma information regarding net loss and loss per share is required by FASB 123 as if the Company has accounted for its options under the fair value method proscribed. However, the effect of applying the fair value method proscribed by FASB 123 to the Company's stock options results in net loss and loss per share that are not materially different from amounts reported.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

9. INCOME TAXES

     The components of the provision for (benefit from) income taxes are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                                   (IN THOUSANDS)
Current.....................................................   $ --     $ --     $   --
Deferred....................................................    189       (2)     3,543
                                                               ----     ----     ------
                                                               $189     $ (2)    $3,543
                                                               ====     ====     ======

     Income taxes paid were approximately $400,000 in 1994. There were no income taxes paid in 1995 and 1996.

     A reconciliation of the Company's income tax rate to the federal rate of 34% is as follows:

                                                              1994    1995    1996
Income tax expense (benefit) computed at the statutory
  rate......................................................    34%    (34)%   34%
State income taxes..........................................     2      (2)     2
Capital Construction Funds..................................    16      24      1
Other.......................................................   (17)     11     --
                                                              ----    ----     --
                                                                35%     (1)%   37%
                                                              ====    ====     ==

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1995 and 1996 are as follows:

                                                               1995      1996
DEFERRED INCOME TAX ASSETS:
  Net operating loss carryforward...........................  $ 8,388   $14,416
  Charitable contributions carryforward.....................       43        66
  Alternative minimum tax credit carryforward...............    1,226     1,226
  Accrued compensation......................................      315       410
  Other.....................................................      149       191
                                                              -------   -------
          Total deferred income tax assets..................   10,121    16,309
                                                              -------   -------
DEFERRED INCOME TAX LIABILITIES:
  Fixed asset differences...................................   13,770    21,772
  Deferred drydocking costs.................................      668       922
                                                              -------   -------
          Total deferred income tax liabilities.............   14,438    22,694
                                                              -------   -------
          Net deferred income tax liability.................  $ 4,317   $ 6,385
                                                              =======   =======

     At December 31, 1996 the Company had approximately $40,500,000 in net operating loss carryforwards for federal income tax purposes, expiring in various amounts from 1998 to 2011. Due to a change in ownership, as defined in
Section 382 of the Internal Revenue Service Code, the utilization of approximately $26,287,000 of net operating loss carryforwards, existing at the date of the IPO, are limited to approximately $3,300,000 per year.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

10. CAPITAL STOCK

     On August 14, 1996 and September 12, 1996, the Company issued 7,000,000 and 159,000 shares of its Class A Common Stock, respectively, pursuant to the IPO and underwriters' over-allotment option. Simultaneously with the IPO, shares of the Company's Class C Common Stock were exchanged for 304,000 and 673,000 shares of the Company's Class A and Class B Common Stock, respectively. Additionally, 182,000 and 1,188,000 shares of the Company's Class A and Class B Common Stock, respectively, were issued in repayment of a portion of the Junior Notes and other outstanding indebtedness.

     On May 10, 1996, the Company's Board of Directors authorized a 1.5843-for-1 split of its common stock, and an increase of the number of authorized shares of its Class A, Class B, and Class C Common Stock to 100,000,000, 5,000,000, and 2,500,000, respectively. All share and per share data in the accompanying financial statements have been restated to reflect the stock split. Contemporaneous with the IPO, the Company's Board of Directors authorized the retirement of the Company's Class C Common Stock.

     On September 28, 1994, all the stock of the Predecessor Company was exchanged for shares of the Company's stock (see Note 1). The fair value of the Predecessor Company's common stock and the Company's common stock were equivalent.

     On September 29, 1994, all of the outstanding shares of Class A and Class B Preferred Stock of the Predecessor Company were repurchased from the shareholder for cash of $2,374,000, notes of $3,561,000 and certain agreements providing for future payments over a specified term. The present value of the agreements providing for future payments has been recorded in other liabilities in the accompanying consolidated balance sheets and total approximately $1,282,000 and $1,261,000 at December 31, 1995 and 1996, respectively.

     Each share of the Company's Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. The holders of Class B Common Stock are entitled to convert, at the holder's election and at any time, such shares into shares of Class A Common Stock at the rate of one share of Class B Common Stock for one share of Class A Common Stock.

     In connection with the issuance of the Junior Note, the Company issued to the note holders 765,733 shares of its Class B and Class C Common Stock and Common Stock Contingent Share Issuances ("CSIs") to purchase a maximum of 554,495 additional shares of its common stock. The Junior Note, shares of Class A and Class C Common Stock and the CSIs were recorded based upon their estimated fair values at the date of issuance. The CSIs are exercisable at a price equal to the par value of the underlying shares on June 10, 1997. The maximum amount of CSIs that may be exercised is based upon the note holders return on their investment in the Company.

     Simultaneously with the issuance of the CSIs, the Company entered into an agreement with its Chairman and principal stockholder and certain trusts whereby the principal stockholder and the trusts agreed to contribute pro rata a like amount of shares of common stock to the Company concurrently with the issuance of shares pursuant to the CSIs. Accordingly, issuance of shares pursuant to the CSIs will not effect the Company's financial position or results of operations.

11. SIGNIFICANT CUSTOMER

     The Company derived revenues from a long-term contract with one company representing 17%, 13%, and 10% of its revenues over the three years ended December 31, 1994, 1995, and 1996, respectively.

12. ACQUISITIONS

     On March 8, 1995, the Company acquired seven crew boats for $5,875,000, including cash of $2,875,000 and a $3,000,000 promissory note.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

     In January and February 1996, the Company acquired nine crew boats under capital lease obligations.

     On August 14, 1996, the Company purchased the remaining 50% of the outstanding common stock of an entity and acquired three chemical tankers. The aggregate purchase price of approximately $64,650,000 consisted of approximately $30,000,000 in cash and the assumption of approximately $34,650,000 in mortgage obligations related to two of the vessels acquired.

     On August 14, 1996, the Company purchased eight supply boats for $26,075,000. The Company has agreed to indemnify certain affiliates of the sellers against certain of one seller's liabilities due to its creditors. The Company's maximum liability pursuant to the guarantee and indemnification is $7,000,000. Future amounts paid pursuant to the guarantee and indemnification, if any, will be considered as additional purchase price of the vessels.

     On August 14, 1996, the Company acquired two supply boats and one crew boat for cash of $6,150,000 and the issuance of a $675,000 note payable.

     In October 1996, the Company purchased two supply boats for cash of approximately $4,600,000.

     In November 1996, the Company purchased a crew boat for cash from the Company's Chairman and the Investor Group for a purchase price of approximately $2,200,000, which was equal to their cost of the vessel.

     In December 1996, the Company purchased a tug for cash of approximately $3,400,000.

     The operations of acquired vessels and assets are included in the accompanying consolidated statements of operations for the period subsequent to their acquisition dates.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments included in the following categories:

     Cash and cash equivalents and accounts receivable. The carrying amounts reported in the balance sheets approximates fair value due to the current maturity of such instruments.

     Credit Facility. Amounts outstanding under the Company's Credit Facility, as amended, bear interest at variable rates that periodically adjust to reflect changes in overall market rates and approximate fair value.

     Senior Notes. Amounts outstanding under the Senior Notes bear interest at 12%. The fair value of the Notes at December 31, 1996 was estimated to be $9.2 million, using a discounted cash flow analysis at estimated market rates.

     Notes Payable and Title XI Debt. The carrying amount reported in the balance sheets approximates fair value using a discounted cash flow analysis at estimated market rates.

14. SUPPLEMENTARY EARNINGS PER SHARE

     Primary earnings per share for the year ended December 31, 1996 would have been $0.03 assuming the retirement of certain indebtedness with proceeds from both the IPO and the public offering completed in January 1997 (see note 16), had taken place on January 1, 1996. Supplementary earnings per share reflect an increase in weighted average shares outstanding during the period of approximately 4,157,000 shares and an increase in net income applicable to common shares of approximately $2,389,000 net of applicable income taxes for the period.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

15. EXTRAORDINARY ITEM

     On August 14, 1996, the Company paid cash of $26,307,000; issued 55,500 shares of Class A Common Stock and 1,188,502 shares of Class B Common Stock to repay $25,000,000 and $15,190,000 of the Junior and Senior Notes, respectively. Accordingly, the Company recorded a loss on extinguishment of $8,108,000 for the write off of deferred financing costs and related debt discounts, net of a tax benefit of $1,474,000.

16. SUBSEQUENT EVENTS

     In January 1997, the Company purchased a supply boat and two tug boats for cash of approximately $4,700,000 and $600,000, respectively.

     On February 5, 1997, the Company completed a public offering of 4,000,000 shares of its Class A Common Stock at $24.875 per share. The net proceeds to the Company were $94,300,000, after deducting underwriting commissions. The net proceeds will be used primarily to repay certain indebtedness, to fund the cash portion of certain potential acquisitions and for general corporate purposes.

     In February 1997, the Company purchased three crew boats for cash of approximately $5,575,000 and entered into a contract to construct one supply boat for an estimated aggregate cost of $7,520,000.

     In February 1997, the Company repaid $33,220,000 of its outstanding debt and amended its Credit Facility. As a result, the Company recorded extraordinary losses of $1,754,000 for the write off of deferred financing costs associated with the early extinguishment of debt, net of income tax benefits of $1,030,000.

     In February 1997, the Company purchased the outstanding common stock of an entity for cash of approximately $1,500,000. Pursuant to the purchase agreement, the Company assumed the entity's commitments to fund the remaining construction costs of three crew boats currently under contract with a shipyard. The aggregate remaining construction cost of the vessels is approximately $5.7 million. The fair value of net assets acquired approximates the purchase price paid by the company.

     In February 1997, the Company contracted for the construction of three ship-docking modules for an estimated aggregate cost of $14,500,000.

                         BAY TRANSPORTATION CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,830,059     $ 2,814,401
  Trade receivables, net....................................    2,166,087       1,945,264
  Other receivables.........................................       62,709         159,050
  Related party receivables.................................        8,575              --
  Short term investments....................................      464,940          14,234
  Prepaid expenses..........................................      296,244         487,282
  Income taxes receivable...................................      541,262         138,377
  Intercompany income taxes receivable......................      141,800         141,800
                                                              -----------     -----------
          Total current assets..............................    5,511,676       5,700,408
Property and equipment, net.................................   26,766,767      26,759,615
Other assets, net...........................................      893,213         951,929
Investment in affiliate.....................................       28,071              --
                                                              -----------     -----------
                                                              $33,199,727     $33,411,952
                                                              ===========     ===========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long term debt.........................  $   924,143     $   924,143
  Accounts payable..........................................      421,087          96,593
  Accrued expenses..........................................      801,427         865,168
  Due to parent.............................................       14,369              --
                                                              -----------     -----------
          Total current liabilities.........................    2,161,026       1,885,904
Long term debt..............................................   20,210,857      19,689,321
Deferred compensation.......................................      730,082         800,416
Deferred income taxes.......................................    1,619,435       1,747,903
                                                              -----------     -----------
          Total liabilities.................................   24,721,400      24,123,544
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized,
     issued and outstanding.................................        1,000           1,000
  Capital in excess of par value............................      999,000         999,000
  Retained earnings.........................................    7,478,327       8,288,408
                                                              -----------     -----------
          Total shareholders' equity........................    8,478,327       9,288,408
                                                              -----------     -----------
                                                              $33,199,727     $33,411,952
                                                              ===========     ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BAY TRANSPORTATION CORPORATION

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1996           1997
Revenues....................................................   $9,070,673    $10,786,567
Cost of revenues earned.....................................    5,284,141      6,052,321
                                                               ----------    -----------
                                                                3,786,532      4,734,246
General and administrative expenses.........................    2,660,215      2,971,584
                                                               ----------    -----------
Income from operations......................................    1,126,317      1,762,662
Other income (expense):
  Interest expense, net.....................................     (872,583)    (1,200,309)
  Net gain on sale of property and equipment................      767,623        699,175
  Other income..............................................      326,777        132,791
                                                               ----------    -----------
Income before provision for intercompany income taxes.......    1,348,134      1,394,319
Provision for intercompany income taxes.....................      512,291        584,238
                                                               ----------    -----------
Net income..................................................      835,843        810,081
Retained earnings at beginning of period....................    6,748,939      7,478,327
                                                               ----------    -----------
Retained earnings at end of period..........................   $7,584,782    $ 8,288,408
                                                               ==========    ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BAY TRANSPORTATION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1996          1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   835,843   $   810,081
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    1,161,692     1,457,923
     Amortization...........................................       64,621        47,398
     Distributed earnings of affiliate......................           --        28,071
     Net gain on sale of property and equipment.............     (767,623)     (699,175)
     Deferred income taxes..................................      512,291       128,468
     Deferred compensation..................................       77,351        70,334
     Changes in:
       Trade receivables, net...............................      132,364       220,823
       Other receivables....................................       34,877       (96,341)
       Related party receivables............................      179,240         8,575
       Prepaid expenses.....................................      (22,960)     (191,038)
       Income taxes receivable..............................     (293,194)      402,885
       Other assets.........................................     (275,483)     (106,114)
       Accounts payable.....................................      291,876      (324,494)
       Accrued expenses.....................................      145,178        63,741
       Other long term liabilities..........................       35,576            --
       Due to parent........................................      (26,050)      (14,369)
                                                              -----------   -----------
          Net cash provided by operating activities.........    2,085,599     1,806,768
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............      777,050       769,622
  Capital expenditures......................................   (9,402,283)   (1,521,218)
  Sale of short term investments............................      150,046       450,706
                                                              -----------   -----------
          Net cash used in investing activities.............   (8,475,187)     (300,890)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt........................................   (1,360,194)     (521,536)
  Proceeds from debt........................................    9,850,645            --
                                                              -----------   -----------
          Net cash provided by (used in) financing
            activities......................................    8,490,451      (521,536)
  Net increase in cash and cash equivalents.................    2,100,863       984,342
  Cash and cash equivalents at beginning of period..........      516,853     1,830,059
                                                              -----------   -----------
  Cash and cash equivalents at end of period................  $ 2,617,716   $ 2,814,401
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $   552,295   $   913,073
                                                              ===========   ===========
     Income taxes...........................................  $   383,237   $   428,662
                                                              ===========   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BAY TRANSPORTATION CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     Bay Transportation Corporation (formerly St. Philip Towing and Transportation Company) (the "Company") is 80% owned by Kinsman Lines, Inc. (the "Parent Company") and 20% by the former majority owner of St. Philip Towing and Transportation Company (the "Minority Owner"). The Company owns tugboats that provide ship docking services in Tampa, Florida; Bradenton, Florida; San Francisco, California; and Long Beach, California. The Company's operations are heavily concentrated in providing tug services to the phosphate and oil industries. A significant economic down turn in either of these industries could impact the Company.

  INTERIM FINANCIAL STATEMENTS

     The interim financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented. The results of operations for any interim period are not necessary indicative of the results to be expected for the full year. These interim consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1996.

  USE OF ESTIMATES

     The Company prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to (1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                         BAY TRANSPORTATION CORPORATION

                                  (UNAUDITED)

  PROPERTY AND EQUIPMENT, NET

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for financial reporting purposes on the straight-line method using the following estimated useful lives:

                                                                     YEARS
Vessels and related marine equipment........................          9-18
Office equipment............................................           5
Automobiles and trucks......................................           5
Leasehold improvements......................................  remaining lease life

     Expenditures for renewals and improvements that add to the productive capacity or extend the useful life of the asset are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

  OTHER ASSETS

     Other assets consist primarily of capitalized loan origination fees, and cash surrender value of officers' life insurance (see Note 5). Loan origination fees are amortized over the term of the related debt.

  INTERCOMPANY INCOME TAXES

     The Company is a member of an affiliated group which files a consolidated federal income tax return. Under the terms of the tax allocation agreement, the Company is required to advance to the Parent Company any federal income taxes computed as though the Company had filed a separate return. Additionally, net operating losses or tax credits utilized by the Parent Company to reduce the consolidated tax liability are recorded as a benefit to the Company.

  VALUATION ASSESSMENT OF LONG-LIVED ASSETS

     Management continuously reviews the value of the Company's long-lived assets and records necessary adjustments to the asset's carrying value when the asset becomes impaired. If an asset is determined to be impaired, a loss is recognized in the statement of income and retained earnings.

2. PROPERTY AND EQUIPMENT, NET

                                                              SEPTEMBER 30,
                                                                  1997
Vessels and related marine equipment........................  $ 37,128,661
Leasehold improvements......................................       412,233
Office equipment............................................       601,155
Automobiles, trucks and yard equipment......................       254,841
Construction in progress....................................        42,437
                                                              ------------
                                                                38,439,327
Less accumulated depreciation...............................   (11,679,712)
                                                              ------------
                                                              $ 26,759,615
                                                              ============

     Substantially all property and equipment are pledged as collateral for long term debt.

                         BAY TRANSPORTATION CORPORATION

                                  (UNAUDITED)

3. LONG TERM DEBT

                                                              SEPTEMBER 30,
                                                                  1997
Maritime Administration ship financing bonds payable, fixed
  interest rate of 7.75%, interest paid semi-annually,
  semi-annual redemption of bonds of $216,000, scheduled
  maturity April 19, 2020...................................   $ 9,926,000
Maritime Administration ship financing bonds payable, fixed
  interest rate of 7.3%, interest paid semi-annually,
  semi-annual redemption of bonds of $107,000, scheduled
  maturity June 1, 2021.....................................     5,131,000
Mortgage note payable to financial institution, fixed
  monthly principal and interest payments of $60,856. Fixed
  monthly payments will be adjusted every five years
  thereafter to provide for full amortization by June 16,
  2012......................................................     5,556,464
                                                               -----------
                                                                20,613,464
Less current portion........................................      (924,143)
                                                               -----------
                                                               $19,689,321
                                                               ===========

     Substantially all of the Company's property and equipment are pledged as collateral and, additionally, the Parent Company has guaranteed the mortgage note payable.

     The mortgage note and Maritime Administration debt agreements contain certain restrictive covenants requiring the maintenance of a stated owners' equity level, limitations on capital expenditures, indebtedness and certain other matters.

4. EMPLOYEE BENEFITS

     The Company is self insured, up to certain limits, for the risks and losses from health care costs of substantially all employees. Contributions by the Company during the nine months ended September 30, 1997, amounted to approximately $493,000.

5. DEFERRED COMPENSATION AGREEMENTS

     As part of the purchase of the assets of St. Philip Towing and Transportation Company, the Company assumed a deferred compensation agreement with an executive. Under the terms of the agreement, annual payments of $45,000 commenced in 1993 and will be paid until death. The Company recorded $16,414 of interest expense during the nine months ended September 30, 1997, related to this agreement. Payments to the employee amounted to $33,750 through September 30, 1997.

     In 1992, the Company entered into deferred compensation agreements with five executives. The liability was determined by discounting the projected payments at 9.0%. During the nine months ended September 30, 1997, the Company incurred $88,403 of deferred compensation expense, which is included in general and administrative expenses. To assist in funding the deferred compensation agreements, the Company has invested in corporate owned life insurance policies. The cash surrender value of these policies was $385,246 at September 30, 1997, which is included in other assets.

                         BAY TRANSPORTATION CORPORATION

                                  (UNAUDITED)

6. INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                              FOR THE NINE
                                                                 MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  1997
Current:
  Federal...................................................    $ 50,887
  State.....................................................      49,660
                                                                --------
          Total current.....................................     100,547
                                                                --------
Deferred:
  Federal...................................................     432,776
  State.....................................................      50,915
                                                                --------
          Total deferred....................................     483,691
                                                                --------
                                                                $584,238
                                                                ========

     The Company's combined state and federal tax rate approximates the statutory tax rate in effect during the nine-month period.

     Significant components of the Company's deferred taxes as of September 30, 1997 are as follows:

                                                              SEPTEMBER 30,
                                                                  1997
DEFERRED TAX LIABILITIES:
  Tax depreciation in excess of book........................   $(2,542,954)
                                                               -----------
DEFERRED TAX ASSETS:
  Deferred compensation.....................................       318,831
  AMT credit carry forward..................................       334,746
  Non-deductible accruals...................................       111,074
  Provision for doubtful accounts...........................        30,400
                                                               -----------
Deferred tax assets.........................................       795,051
                                                               -----------
Net deferred tax liability..................................   $(1,747,903)
                                                               ===========

7. RELATED PARTY TRANSACTIONS

     A related party owns Kinsman Companies Partnership which provides consulting, management and advisory services to the Company. Fees for consulting services rendered to the Company aggregated approximately $375,000 during the nine months ended September 30, 1997, and are included in general and administrative expenses.

8. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company leases its land, buildings and certain office equipment under operating leases with initial terms ranging from four to six years. Several leases contain options which provide for renewal for up to five additional years. Rental expense for the nine months ended September 30, 1997, amounted to approximately $46,582.

                         BAY TRANSPORTATION CORPORATION

                                  (UNAUDITED)

     Future minimum lease payments under noncancellable operating leases are as follows:

YEAR ENDING DECEMBER 31,                                      AMOUNT
1997........................................................  $31,009
1998........................................................   16,142
1999........................................................   14,668
2000........................................................   11,502
2001........................................................   11,502
Thereafter..................................................        0
                                                              -------
                                                              $84,823
                                                              =======

  EMPLOYMENT AGREEMENT

     The Company has an employment agreement with an officer, which extends to December 1997, at which time both parties have the option of renewing the agreement. The Agreement provides for annual compensation of $200,000 plus additional incentive compensation calculated as a percentage of the excess of pretax profits before interest charges over $2,200,000. No incentive compensation was earned or paid during the nine months ended September 30, 1997.

  LITIGATION

     Several other legal actions are pending and in process against the Company in the ordinary course of business. In the opinion of management, the eventual disposition of these actions will not have a material adverse effect on the financial position of the Company.

9. MAJOR CUSTOMERS

     The Company had two major customers which accounted for approximately $1,214,000 and 1,023,000, respectively of gross revenues for the nine months ended September 30, 1997.

10. SUBSEQUENT EVENTS

     On October 16, 1997, Hvide Marine Incorporated purchased the outstanding common stock of the Parent Company and purchased the 20% interest in the Company from the Minority Owner.

     On October 16, 1997, the Company repaid the mortgage note payable (see Note
3).

     On October 16, 1992, the Company terminated their employment agreement with an officer (see Note 8).

     In October 1997, the management agreement with a related party (see Note 7) was terminated.

     Subsequent to September 30, 1997, the Company forgave their intercompany income tax receivable.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Bay Transportation Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Bay Transportation Corporation and its subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conduced our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Tampa, Florida

March 20, 1997

                         BAY TRANSPORTATION CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   516,853   $ 1,830,059
  Trade receivables, net of allowance for doubtful accounts
     of $80,000 and $65,382.................................    1,779,300     2,166,087
  Other receivables (includes $0 and $127,234 of MARAD
     escrow funds)..........................................      216,130        62,709
  Related party receivables.................................      179,240         8,575
  Short term investments....................................      175,043       464,940
  Prepaid expenses..........................................      310,883       296,244
  Income taxes receivable...................................       93,970       541,262
  Intercompany income taxes receivable......................      141,800       141,800
                                                              -----------   -----------
          Total current assets..............................    3,413,219     5,511,676
Property and equipment, net.................................   18,970,599    26,766,767
Other assets, net...........................................      644,670       893,213
Investment in affiliate.....................................      259,100        28,071
                                                              -----------   -----------
                                                              $23,287,588   $33,199,727
                                                              ===========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long term debt.........................  $ 1,230,387   $   924,143
  Accounts payable..........................................      300,484       421,087
  Accrued expenses..........................................      596,293       801,427
  Due to Parent Company.....................................       26,050        14,369
                                                              -----------   -----------
          Total current liabilities.........................    2,153,214     2,161,026
Long term debt..............................................   11,737,162    20,210,857
Deferred compensation.......................................      636,181       730,082
Deferred income taxes.......................................    1,012,092     1,619,435
                                                              -----------   -----------
          Total liabilities.................................   15,538,649    24,721,400
Commitments and contingencies (Note 3 and 8)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized,
     issued and outstanding.................................        1,000         1,000
  Capital in excess of par value............................      999,000       999,000
  Retained earnings.........................................    6,748,939     7,478,327
                                                              -----------   -----------
          Total shareholders' equity........................    7,748,939     8,478,327
                                                              -----------   -----------
                                                              $23,287,588   $33,199,727
                                                              ===========   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BAY TRANSPORTATION CORPORATION

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
Revenues....................................................  $11,453,129   $12,451,725
Costs of revenues earned....................................    7,445,867     7,273,724
                                                              -----------   -----------
                                                                4,007,262     5,178,001
General and administrative expenses.........................    3,380,500     3,577,474
                                                              -----------   -----------
Income from operations......................................      626,762     1,600,527
OTHER INCOME (EXPENSE):
  Interest expense, net.....................................     (392,348)   (1,212,642)
  Net gain on sale of property and equipment................      579,228       767,623
  Equity in earnings (loss) of affiliate....................      190,610       (65,953)
  Miscellaneous income......................................      249,040        90,263
                                                              -----------   -----------
Income before provision for intercompany income taxes.......    1,253,292     1,179,818
Provision for intercompany income taxes.....................     (457,141)     (450,430)
                                                              -----------   -----------
Net income..................................................      796,151       729,388
Retained earnings at beginning of year......................    5,952,788     6,748,939
                                                              -----------   -----------
Retained earnings at end of year............................  $ 6,748,939   $ 7,478,327
                                                              ===========   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BAY TRANSPORTATION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   796,151   $   729,388
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    1,790,618     1,647,391
     Amortization...........................................       50,022        95,378
     Distributed earnings of affiliate......................       66,390       231,029
     Net gain on sale of property and equipment.............     (579,228)     (767,623)
     Deferred income taxes..................................      (45,628)      607,343
     Deferred compensation..................................      129,946        93,901
     Changes in:
       Trade receivables, net...............................      201,963      (386,787)
       Other receivables....................................     (112,870)      153,421
       Related party receivables............................       20,332       170,665
       Prepaid expenses.....................................     (107,288)       14,639
       Income taxes receivable..............................      (65,721)     (447,292)
       Other assets.........................................      (60,273)     (159,992)
       Accounts payable.....................................     (191,817)      120,603
       Accrued expenses.....................................     (154,336)      205,134
       Other long term liabilities..........................       (4,883)           --
       Due to Parent Company................................     (157,500)      (11,681)
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,575,878     2,295,517
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............      800,533       777,050
  Capital expenditures......................................   (7,551,120)   (9,452,986)
  Proceeds from sale of short term investments..............    1,784,558            --
  Purchase of short term investments........................           --      (289,897)
                                                              -----------   -----------
          Net cash used in investing activities.............   (4,966,029)   (8,965,833)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt........................................   (9,377,567)   (3,177,549)
  Proceeds from debt........................................   12,817,191    11,345,000
  Loan origination fees.....................................     (258,182)     (183,929)
                                                              -----------   -----------
          Net cash provided by financing activities.........    3,181,442     7,983,522
                                                              -----------   -----------
Net increase (decrease) in cash and cash equivalents........     (208,709)    1,313,206
Cash and cash equivalents at beginning of year..............      725,562       516,853
                                                              -----------   -----------
Cash and cash equivalents at end of year....................  $   516,853   $ 1,830,059
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................  $ 1,225,200   $ 1,361,000
                                                              ===========   ===========
     Income taxes...........................................  $   551,000   $   293,000
                                                              ===========   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         BAY TRANSPORTATION CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of Bay Transportation Corporation (the "Company") include the accounts of Bay Transportation Corporation and its wholly-owned subsidiary Bay Tractor Tugs, Inc. The Company owns tugboats that provide ship docking services in Tampa, Florida; Bradenton, Florida; San Francisco, California; and Long Beach, California. The Company's operations are heavily concentrated in providing tug services to the phosphate and oil industries. A significant economic down turn in either of these industries could impact the Company.

     The Company is 80% owned by Kinsman Lines, Inc. (the "Parent Company") and 20% by the former majority owner of St. Philip Towing and Transportation Company.

  USE OF ESTIMATES

     The Company prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to (1) make estimates and assumptions that affect the reported amounts of assets and labilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT, NET

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for financial reporting purposes on the straight-line method using the following estimated useful lives:

                                                                     YEARS
Vessels and related marine equipment........................          9-18
Office equipment............................................           5
Automobiles and trucks......................................           5
Leasehold improvements......................................  remaining lease life

     Expenditures for renewals and improvements that add to the productive capacity or extend the useful life of the asset are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

  OTHER ASSETS

     Other assets consist of capitalized loan origination fees, charter start-up costs, cash surrender value of officers' life insurance (see Note 5) and capital construction funds. Loan origination fees are amortized over the related life of the debt and charter start-up costs are amortized over the life of the related charter agreements. The Company's capital construction fund account had on deposit $6,137 and $11,368 at December 31, 1996 and 1995, respectively.

  SHORT-TERM INVESTMENTS

     Short-term investments consist of mutual funds and certificates of deposit with maturities of one year or less. Short-term investments have been categorized as available for sale and, as a result, are stated at fair

                         BAY TRANSPORTATION CORPORATION
value. Unrealized holding gains and losses are included as a component of shareholders' equity until realized. At December 31, 1996 and 1995, there were no unrealized gains or losses.

  INTERCOMPANY INCOME TAXES

     The Company is a member of an affiliated group which files a consolidated federal income tax return. Under the terms of the tax allocation agreement, the Company is required to advance to the Parent Company any federal income taxes computed as though the Company had filed a separate return. Additionally, net operating losses or tax credits utilized by the Parent Company to reduce the consolidated tax liability are recorded as a benefit to the Company.

  VALUATION ASSESSMENT OF LONG-LIVED ASSETS

     Management continuously reviews the value of the Company's long-lived assets and records necessary adjustments to the asset's carrying value when the asset becomes impaired. If an asset is determined to be impaired, a loss is recognized in the statement of income and retained earnings.

  RECLASSIFICATIONS

     Certain prior year balances have been reclassified to be consistent with the current year presentation.

2. PROPERTY AND EQUIPMENT, NET:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1995           1996
Vessels and related marine equipment........................  $ 28,348,895   $ 36,831,918
Leasehold improvements......................................       391,688        412,233
Office equipment............................................       526,260        552,402
Automobiles, trucks and yard equipment......................       230,062        230,956
Construction in progress....................................       947,708         34,437
                                                              ------------   ------------
                                                                30,444,613     38,061,946
  Less accumulated depreciation.............................   (11,474,014)   (11,295,179)
                                                              ------------   ------------
                                                              $ 18,970,599   $ 26,766,767
                                                              ============   ============

     Construction was completed on one escort tug boat during 1996 and two escort tug boats during 1995 (see Note 3). These vessels were classified as construction in progress and subsequently reclassified to vessels and related marine equipment when construction was completed and the vessels were placed in service. Interest capitalized on these vessels during 1996 and 1995 amounted to $88,856 and $722,184, respectively. Substantially all property and equipment are pledged as collateral for long term debt.

3. LONG TERM DEBT:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
Maritime Administration ship financing bonds payable, fixed
  interest rate of 7.75% interest paid semi-annually,
  semi-annual redemption of bonds of $216,000, scheduled
  maturity April 19, 2020...................................  $10,574,000   $10,142,000
Maritime Administration ship financing bonds payable, fixed
  interest rate of 7.3%, interest paid semi-annually,
  semi-annual redemption of bonds of $107,000, scheduled
  maturity June 1, 2021.....................................           --     5,238,000

                         BAY TRANSPORTATION CORPORATION

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
Mortgage note payable to financial institution, prime
  lending rate plus 0.50%, interest payable monthly,
  quarterly principal payments of $199,597, refinanced July
  18, 1996..................................................  $ 2,393,549   $        --
Mortgage note payable to financial institution, LIBOR plus
  2.50%, (8.1% at December 31, 1996) monthly interest until
  January 16, 1997; then commencing fixed monthly principal
  and interest payments of $60,856. Fixed monthly payments
  will be adjusted every five years thereafter to provide
  for full amortization by June 16, 2012....................           --     5,755,000
                                                              -----------   -----------
                                                               12,967,549    21,135,000
  Less current portion......................................   (1,230,387)     (924,143)
                                                              -----------   -----------
                                                              $11,737,162   $20,210,857
                                                              ===========   ===========

     Scheduled annual principal payments are as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
1997........................................................  $   924,143
1998........................................................      949,076
1999........................................................      974,231
2000........................................................    1,001,474
2001........................................................    1,030,979
Thereafter..................................................   16,255,097
                                                              -----------
                                                              $21,135,000
                                                              ===========

     Substantially all of the Company's property and equipment are pledged as collateral and, additionally, the Parent Company has guaranteed the mortgage note payable.

     The mortgage note and Maritime Administration debt agreements contain certain restrictive covenants requiring the maintenance of a stated owners' equity level, limitations on capital expenditures, indebtedness and certain other matters with which the Company was in compliance as of December 31, 1995. As of December 31, 1996, the Company was not in compliance with the debt to net worth financial covenant; however, the Company received a waiver of this default from MARAD. At December 31, 1995, included in other receivables is $127,234 of MARAD escrow funds which the Company received subsequent to year end.

     In August 1995 the Company entered into an agreement for the construction of one escort tug boat for approximately $5,850,000 with an option to build a second escort tug boat for approximately $6,100,000. Construction was completed on the first tug boat in July 1996 and $5,345,000 of Maritime Administration ship financing bonds were issued.

     In July 1996 the Company refinanced its existing institutional debt in conjunction with the purchase of an enhanced tug boat (see Note 7). Of the refinanced $6,000,000 note payable, approximately $3,500,000 of the proceeds were used to purchase the tug boat and the remainder refinanced the existing mortgage note payable.

4. EMPLOYEE BENEFITS:

     The Company is self insured, up to certain limits, for the risks and losses from health care costs of substantially all employees. Contributions by the Company during 1996 and 1995 amounted to approximately $643,000 and $629,000 respectively.

                         BAY TRANSPORTATION CORPORATION

5. DEFERRED COMPENSATION AGREEMENTS:

     As part of the purchase of the assets of St. Philip Towing and Transportation Company, the Company assumed a deferred compensation agreement with an executive. Under the terms of the agreement, annual payments of $45,000 commenced in 1993 and will be paid until death. The Company recorded $21,885 and $57,932 of interest expense in 1996 and 1995, respectively, related to this agreement. Payments to the employee amounted to $45,000 in 1996 and 1995.

     In 1992, the Company entered into deferred compensation agreements with five executives. The liability was determined by discounting the projected payments at 9.0%. During 1996 and 1995, the Company incurred $117,014 of deferred compensation expense, which is included in general and administrative expenses. To assist in funding the deferred compensation agreements, the Company has invested in corporate owned life insurance policies. The cash surrender value of these policies was $315,241 and $242,825 at December 31, 1996 and 1995, respectively, which is included in other assets.

6. INTERCOMPANY INCOME TAXES:

     The provision for income taxes is summarized as follows:

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
CURRENT:
  Federal...................................................  $ 424,582   $(140,396)
  State.....................................................     78,187     (16,517)
                                                              ---------   ---------
          Total current.....................................    502,769    (156,913)
                                                              ---------   ---------
DEFERRED:
  Federal...................................................    (40,826)    522,713
  State.....................................................     (4,802)     84,630
                                                              ---------   ---------
          Total deferred....................................    (45,628)    607,343
                                                              ---------   ---------
          Total provision for intercompany income taxes.....  $ 457,141   $ 450,430
                                                              =========   =========

     The Company's combined state and federal tax rate approximates the statutory tax rates in effect for fiscal years 1996 and 1995.

                         BAY TRANSPORTATION CORPORATION

     Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows:

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
DEFERRED TAX LIABILITIES:
  Tax depreciation in excess of book........................  $(1,335,279)  $(2,235,308)
DEFERRED TAX ASSETS:
  Investment in affiliate...................................        4,185        29,095
  Deferred compensation.....................................      258,849       294,531
  AMT credit created in 1996................................           --       196,649
  Non-deductible accruals...................................       35,308        65,198
  Provision for doubtful accounts...........................       24,845        30,400
                                                              -----------   -----------
Deferred tax assets.........................................      323,187       615,873
                                                              -----------   -----------
          Net deferred tax liability........................  $(1,012,092)  $(1,619,435)
                                                              ===========   ===========

7. RELATED PARTY TRANSACTIONS:

     During 1993, the Company formed a wholly-owned subsidiary, Bay Tractor Tugs, Inc. which entered into a partnership agreement with Bay & Delta Tractor Tug Ltd. whereby both parties were 50% owners in a California partnership, Bay & Delta Tractor Tug Company which was accounted for under the equity method. On May 8, 1996, the partnership ceased operations. The net assets of the partnership will be distributed in accordance with the partnership agreement.

     The parties entered into the partnership in order to charter two escort tug boats under the Bareboat Charter Party agreement on the San Francisco Bay. In accordance with the terms of the charter agreement Bay & Delta Tractor Tug Company (the charterer) made advanced monthly payments to the Company (the vessel's owner) in the amount $90,976. Charter revenues amounted to $387,383 and $1,091,712 in 1996 and 1995, respectively. Amounts due from Bay & Delta Tractor Tug Company at December 31, 1996 and 1995 were $0 and $90,976, respectively. Under the terms of the partnership agreement, profits and losses for each taxable year shall be allocated to the partners in accordance with their respective percentage interests. During 1996 and 1995 Bay Tractor Tugs, Inc. recognized (losses) profits of $(65,953) and $190,610, respectively, in connection with this venture. A new charter agreement was entered into during 1996 (see Note 8).

     During 1995, the Company directed the construction of an enhanced tug boat for American Tractor Tug, Inc. ("American Tractor Tug"), which is owned by a related party. The Company provided certain administrative services during construction at no charge. On July 17, 1996, the Company purchased the completed vessel for American Tractor Tug's cost plus approximately $106,000. See Note 3 for details of the financing of this purchase.

     Additionally, a related party owns Kinsman Companies Partnership which provides consulting, management and advisory services to the Company. Fees for consulting services rendered to the Company aggregated approximately $500,000 in 1996 and 1995, respectively, and are included in general and administrative expenses.

8. COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company leases its land, buildings, and certain office equipment under operating leases with initial terms ranging from four to six years. Several leases contain options which provide for renewal for up to five

                         BAY TRANSPORTATION CORPORATION
additional years. Rental expense for the years ended December 31, 1996 and 1995 amounted to approximately $50,653 and $60,940, respectively.

     Future minimum lease payments under noncancellable operating leases are as follows:

YEAR ENDING DECEMBER 31,                                      AMOUNT
1997........................................................  $31,009
1998........................................................   16,142
1999........................................................   14,668
2000........................................................   11,502
2001........................................................   11,502
Thereafter..................................................        0
                                                              -------
                                                              $84,823
                                                              =======

  BAREBOAT CHARTER AGREEMENTS

     The Company provides tug boats under bareboat charter agreements ranging in length from two to three years, expiring in 1998 and 1999, with optional one-year renewals. Charter revenues for the years ended December 31, 1996 and 1995 amounted to $2,033,285 and $1,091,712, respectively.

     Future minimum charter payments under bareboat charter agreement are as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
1997........................................................  $2,336,004
1998........................................................   2,001,419
1999........................................................     525,700
                                                              ----------
                                                              $4,863,123
                                                              ==========

  EMPLOYMENT AGREEMENT

     The Company has an employment agreement with an officer, which extends to December 1997, at which time both parties have the option of renewing the agreement. The agreement provides for annual compensation of $200,000 plus additional incentive compensation calculated as a percentage of the excess of pretax profits before interest charges over $2,200,000. No incentive compensation was earned or paid during the years ended December 31, 1996 and 1995.

  LITIGATION

     Several other legal actions are pending and in process against the Company in the ordinary course of business. In the opinion of management, the eventual disposition of these actions will not have a material adverse effect on the financial position of the Company.

9. MAJOR CUSTOMERS

     The Company had two major customers which accounted for approximately $1,515,000 and $1,487,000 of gross revenues for the year ended December 31, 1996 and one major customer which accounted for approximately $1,470,000 of its gross revenues for the year ended December 31, 1995.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Hvide Marine Incorporated

     We have audited the accompanying combined statements of assets to be sold of Care Offshore, Inc. and related entities (the Company) as of December 31, 1996 and 1995, and the related statements of vessel operations for the years then ended. These combined statements of assets to be sold and the related combined statements of vessel operations are the responsibility of the management of the Company. Our responsibility is to express an opinion on the statements of assets to be sold and the related statements of vessel operations based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of assets to be sold and the related combined statements of vessel operations are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of assets to be sold and the related combined statements of vessel operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of assets to be sold and the related combined statements of vessel operations. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the combined statements of assets to be sold and the related combined statements of vessel operations referred to above have been prepared in accordance with the Asset Purchase Agreement between the Company and Hvide Marine Incorporated dated November 15, 1997 for the sale of certain assets to Hvide Marine Incorporated, and is not intended to be a complete presentation of the Company's assets, liabilities, revenue and expenses.

     In our opinion, the combined statements of assets to be sold and the related combined statements of vessel operations referred to above present fairly, in all material respects, the assets to be sold of the Company at December 31, 1996 and 1995, and its vessel operations for each of the years then ended, pursuant to the Asset Purchase Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                            /s/ ATAG Ernst & Young SA

Geneva, Switzerland
December 8, 1997

                              CARE OFFSHORE, INC.

                    COMBINED STATEMENTS OF ASSETS TO BE SOLD

                                                           DECEMBER 31,
                                                         -----------------   SEPTEMBER 30,
                                                          1995      1996         1997
                                                                              (UNAUDITED)
                                                                  (IN THOUSANDS)
ASSETS:
  Vessels and improvements.............................  $82,826   $91,940      $96,389
  Less accumulated depreciation........................   25,094    30,991       36,287
                                                         -------   -------      -------
          Total assets.................................  $57,732   $60,949      $60,102
                                                         =======   =======      =======

                            See accompanying notes.

                              CARE OFFSHORE, INC.

                    COMBINED STATEMENTS OF VESSEL OPERATIONS

                                                                                   NINE MONTHS
                                                               YEAR ENDED             ENDED
                                                              DECEMBER 31,        SEPTEMBER 30,
                                                            -----------------   -----------------
                                                             1995      1996      1996      1997
                                                                                   (UNAUDITED)
                                                                       (IN THOUSANDS)
Revenues..................................................  $39,028   $43,235   $32,230   $45,036
Operating Expenses:
  Crew payroll and benefits...............................   10,141    11,049     7,883     9,514
  Charter Hire............................................    2,794     2,441     2,055       253
  Repairs, maintenance and consummables...................    9,448    10,943     8,295     9,543
  Insurance...............................................    2,078     2,269     1,652     1,905
  Depreciation............................................    4,895     5,897     4,423     5,296
  Other...................................................    1,552     1,516     1,082     1,305
                                                            -------   -------   -------   -------
          Total operating expenses........................   30,908    34,115    25,390    27,816
Selling, general and administrative expenses:
  Corporate overhead......................................    5,956     6,343     4,999     5,650
  Other...................................................      977       789       473       615
                                                            -------   -------   -------   -------
          Total overhead expenses.........................    6,933     7,132     5,472     6,265
Income from operations....................................    1,187     1,988     1,368    10,955
                                                            -------   -------   -------   -------
Other expenses:
  Interest expense........................................    4,332     4,491     3,368     4,433
  Other...................................................      773     1,480       784     1,392
                                                            -------   -------   -------   -------
          Total other expense.............................    5,105     5,971     4,152     5,825
                                                            -------   -------   -------   -------
Loss (income) from vessel operations......................  $(3,918)  $(3,983)  $(2,784)  $ 5,130
                                                            =======   =======   =======   =======

                            See accompanying notes.

                              CARE OFFSHORE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. BASIS OF PRESENTATION

     Under the terms of an Asset Purchase Agreement (the Agreement) dated November 15, 1997, Care Offshore, Inc. and certain related entities (collectively the Company) have agreed to sell thirty-six vessels to Hvide Marine Incorporated (Hvide) for approximately $284 million. Care Offshore, Inc. is a Liberian corporation.

     The accompanying combined statements of assets to be sold presents the historical cost and accumulated depreciation of the vessels operated by the Company. Five vessels included in the Agreement were not owned or operated by the Company at September 30, 1997. See Note 5.

     The accompanying combined statements of vessel operations include the revenue, operating expenses and overhead expenses directly related to the operations of these thirty-one vessels. Items excluded are the revenue, operating expenses and overhead expenses associated with the operations of the Company's tankers, oil and gas production services and certain other offshore vessels not being sold to Hvide, along with interest income and income taxes. Overhead expenses were allocated based upon revenue by vessel.

     All significant intercompany transactions and balances have been eliminated for the presentation of the combined financial statements presented herein.

     The accompanying statements are not intended to be complete financial statements of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited combined statement of assets to be sold at September 30, 1997 and the unaudited combined statements of vessel operations for the nine months ended September 30, 1996 and 1997 and the notes thereto have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. The unaudited results of vessel operations are not necessarily indicative of the results which can be expected for full years.

  OPERATIONS

     The principal operations of the Company consist of short-term vessel charters of its vessels. The vessels are used primarily in the offshore waters of West Africa, South East Asia, South America, the Mediterranean and the Middle East by operators drilling oil and gas wells. During the years ended December 31, 1995 and 1996, five major customers accounted for 60% and 63%, respectively, of its charter hire revenue. During the years ending December 31, 1995 and 1996, one and two individual customers, respectively, represented more than 10% of charter hire revenues, as follows:

1995   1996
----   ----
 34%    27%
  7%    11%

  REVENUE

     Revenue from time charters are earned and recognized on a daily basis. Primarily all revenues are invoiced and collected in U.S. dollars.

                              CARE OFFSHORE, INC.

  VESSELS AND IMPROVEMENTS

     Vessels and improvements are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of 25 years for vessels. Major renewals and betterments are capitalized, while replacements, maintenance, and repairs which do not improve or extend the life of the assets are expensed.

     During the years ended December 31, 1995 and 1996, the Company paid approximately $3,900,000 and $416,000, respectively for vessel improvements.

3. LONG TERM OBLIGATIONS

     Primarily all of the Company's vessels are operated under mortgage financing or agreements classified as capital leases which contain options to purchase the vessels during the lease term. The Asset Purchase Agreement (see
Note 1) requires that the Company satisfy its obligations under the vessel mortgages and lease agreements and use its best efforts to obtain ownership prior to the closing date of the Agreement.

     At December 31, 1996, the agreements provided for interest at rates ranging from 7.25% to 14.5%. The terms of the agreements generally restrict the Company's ability to enter into new commitments or borrowings over specified amounts or dispose of assets outside the ordinary course of business.

     During the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, net proceeds received under vessel financing agreements were approximately $7.3 million, $14.6 million and $0.5 million, respectively. The Company paid interest of approximately $4.3 million, $4.6 million, $3.4 million and $4.0 million for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

4. VESSEL PURCHASES

     During the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, the Company acquired three, three and two vessels, respectively, under agreements classified as capital leases. The capitalized cost of the acquired vessels was $6.0 million, $8.7 million and $4.4 million, respectively. The operations of the acquired vessels are included in the accompanying statements of vessel operations from their respective dates of acquisition.

5. COMMITMENTS

     The Company operates one vessel under a bareboat charter agreement with an unrelated entity under which the Company will own a 50% interest in the vessel after the initial five year term of the bareboat agreement. Payments under the charter agreement are included as charter hire expense on the accompanying statements of vessel operations. The Agreement (see Note 1) contemplates that the Company will purchase the remaining interest in the vessel prior to the closing date of the Agreement.

     The Company has entered into agreements with unrelated parties to purchase five offshore vessels. These vessels will subsequently be sold to Hvide pursuant to the terms of the Agreement described in Note 1.

     The Company has entered into charter party agreements for substantially all of their vessels. Primarily all charter party agreements are of a short term nature.

                                    GLOSSARY

     The following definitions apply to certain maritime terms used in this
Prospectus:

     American Bureau of Shipping (or "ABS") -- a vessel classification society.

     Anchor Handling Tugs -- large, relatively powerful tugs, called AHTs, used in positioning offshore drilling rigs, some of which are designed to serve as supply boats as well and are called anchor handling tug/supply boats, or AHTS vessels.

     Bareboat Charter -- the rental or lease of an empty ship, without crew, stores or provisions; the charterer (lessee) has the responsibility of operating the vessel as though it were his own.

     Certificate of Financial Responsibility (Water Pollution) or
"COFR" -- means a certificate issued by the U.S. Coast Guard that evidences a vessel owner or operator's compliance with the statutory requirement to provide evidence of the financial ability to meet liability for discharges of oil and hazardous substances under the federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and OPA 90.

     Classification Societies -- classification societies hold records of the class maintenance of each ship registered or classed with them; these records are deposited for the personal and confidential information and guidance of the owner of the vessel.

     Crew Boat or Vessel -- an offshore supply vessel generally employed to transport crew and supplies between ports and offshore drilling or production facilities.

     Day Rate -- the price paid under a bareboat charter for one day's operation.

     Double Bottom -- compartments at the bottom of a vessel between the skin of the vessel and its inner compartments containing cargo tanks and machinery spaces; double bottom spaces can be used as void spaces or as ballast, water, or fuel tanks.

     Double Hull -- hull construction technique by which a ship has an inner and outer hull separated by void space, usually several feet in width.

     Drydocking -- the process by which a vessel is taken out of the water to accomplish underwater repairs.

     dwt -- deadweight ton; a measurement of the carrying capacity of a vessel, generally equal to the difference between the amount of water displaced by the unloaded vessel and that displaced by the fully loaded vessel.

     Dynamically Positioned Vessel -- a vessel equipped with specialized instrumentation and positioning gear enabling it to maintain a constant position with respect to wellheads and other devices on the ocean floor.

     Escort Tug -- a tugboat employed as an escort for a larger vessel usually in dangerous or constricted waters.

     Gross Ton -- enclosed space of a ship measured in cubic feet divided by 100; thus 100 cubic feet of such capacity is equivalent to one gross ton.

     Integrated Tug/Barge or "ITB" -- a large barge integrated from the stern onto the bow of a tug constructed to push the barge.

     ISO 9002 -- one of three generic standards for quality management and quality assurance intended to instill confidence in customers that a business will provide satisfactory service on a consistent basis.

     Jones Act -- the portions of the federal Merchant Marine Act, 1920 restricting U.S. domestic trade to U.S. owned and constructed U.S.-flag vessels.

     OPA 90 -- the federal Oil Pollution Act of 1990.

     SDM(TM) -- an innovative ship-docking vessel, designed and patented by the Company, designed to be more maneuverable, efficient, and flexible than conventional harbor-tugs.

     Supply Boat or Vessel -- an offshore service vessel engaged in providing supply services to the offshore energy industry.

     Time Charter -- the hire of a fully operational ship for a specified period of time; the shipowner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage as instructed by the charterer. The charterer pays for fuel and all voyage-related expenses including canal tolls and port charges.

     Topside Vessel Repair Facility -- a vessel repair facility not capable of drydocking vessels.

     Tractor Tug -- a tugboat able to apply force in all directions which can generally perform certain maneuvers more quickly and efficiently than conventional tugs.

     Utility Boat or Vessel -- an offshore supply vessel generally employed to transport crew and supplies between ports and offshore drilling or production facilities.

     Voyage Charter -- contract of carriage in which the charterer pays for the use of a ship's cargo capacity for one, or sometimes more than one, voyage; under this type of charter, the shipowner pays all the operating costs of the ship (including fuel, canal and port charges, pilotage, towage and ship's agency) while payment for port and cargo handling charges are subject to agreement between the parties; freight is generally paid per unit of cargo, such as a ton, based on an agreed quantity, or as a lump sum irrespective of the quantity loaded.

======================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................     3
Risk Factors..........................     9
Forward-Looking Statements............    14
The Care Acquisition..................    15
Use of Proceeds.......................    15
Price Range of the Class A Common
  Stock...............................    16
Dividend Policy.......................    16
Capitalization........................    17
Selected Historical Consolidated
  Financial Data......................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    30
Management............................    53
Principal Shareholders................    57
Description of Certain Indebtedness...    58
Description of the Trust Convertible
  Preferred Securities................    59
Description of Capital Stock..........    61
Shares Eligible for Future Sale.......    68
Underwriting..........................    69
Experts...............................    70
Legal Matters.........................    70
Available Information.................    70
Incorporation of Certain Documents by
  Reference...........................    71
Index to Financial Statements.........   F-1
Glossary..............................   G-1

======================================================
======================================================

                                5,000,000 SHARES

                             [HVIDE MARINE GRAPHIC]

                        [HVIDE MARINE INCORPORATED LOGO]

                              CLASS A COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                           MORGAN STANLEY DEAN WITTER

                        RAYMOND JAMES & ASSOCIATES, INC.

                                          , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the registration fee, and the NASD listing and filing fees.

                                                              TO BE PAID BY
                                                               REGISTRANT
Securities and Exchange Commission registration fee.........   $52,265.70
NASD filing fee.............................................    18,217.19
Nasdaq National Market listing fees.........................       17,500
Printing and engraving expenses.............................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Blue sky fees and expenses..................................       *
Transfer Agent and Registrar fees...........................       *
Miscellaneous expenses and expenses (including counsel
  fees).....................................................       *
                                                               ----------
          Total.............................................       *
                                                               ==========

------------------------------

* To be supplied.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provides that the Company shall indemnify each director and officer of the Company to the fullest extent permitted from time to time by the laws of the State of Florida or any other applicable laws as presently or hereafter in effect. Section 607.0850 of the Florida Business Corporation Act currently provides as follows:

          (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

          (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

             (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

             (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

             (c) By independent legal counsel:

                1. Selected by the board of directors prescribed in paragraph
           (a) or the committee prescribed in paragraph (b); or

                2. If a quorum of the directors cannot be obtained for paragraph
           (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

             (d) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

          (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

          (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

          (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

           (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

           (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

           (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

           (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

          (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

          (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the stockholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

             (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

             (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

             (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

          (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (11) For purposes of this section:

             (a) The term "other enterprises" includes employee benefit plans;

             (b) The term "expenses" includes counsel fees, including those for appeal;

             (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

             (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal;

             (e) The term "agent" includes a volunteer;

             (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

             (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

          (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     The Underwriting Agreement (Exhibit 1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and by the Registrant of the Underwriters for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

     The Registrant has purchased an insurance policy that provides for indemnification of the Registrant's executive officers and directors for liability resulting from their negligence, error, omission or breach of duty while acting in their capacities as executive officers and directors on any matter claimed against them by reason of their being executive officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In September 1994, the Company exchanged 1,105,962 shares of Class B Common Stock and 663,415 shares of Class C Common Stock for all of the outstanding common stock of its predecessor. Also in September 1994, in connection with the issuance of the Senior Notes and the Junior Notes, the Company issued 452,518 shares of Class B Common Stock and 313,215 shares of Class C Common Stock to members of the Investors Group. The proceeds of the issuances of the Senior Notes and the Junior Notes were $23.1 million and $17.5 million, respectively, and the proceeds of the issuances of the Class B Common Stock and the Class C Common Stock to the Investor Group were $4.1 million and $2.9 million, respectively.

     In August 1996, the Company exchanged 74,704 shares of Class A Common Stock for 74,704 shares of Class B Common Stock owned by the Investor Group, 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock for 313,215 shares of Class C common Stock owned by the Investor Group, and 663,415 shares of Class B Common Stock for 663,415 shares of Class C Common Stock owned by the Hvide Family.

     In September 1996, the Company exchanged 1,188,502 shares of Class B Common Stock and 55,500 shares of Class A Common Stock for $13.9 million principal amount of Junior Notes.

     Each such issuance was made in reliance upon section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of exhibits furnished:

EXHIBIT
NUMBER                                   EXHIBIT
1+         --  Form of Underwriting Agreement.
4.1        --  Form of Class A Common Stock Certificate (Domestic).(2)
4.2        --  Form of Class A Common Stock Certificate (Foreign).(2)
5+         --  Opinion of Counsel as to the legality of the securities being registered.
11         --  Computation of Ratios.
21         --  List of Subsidiaries.(1)
23.1       --  Consent of Ernst & Young LLP.
23.2       --  Consent of ATAG Ernst & Young SA
23.3+      --  Consent of Counsel (included as part of Exhibit 5).
23.4       --  Consent of Deloitte & Touche LLP.
23.5       --  Consent of Price Waterhouse LLP.
24.1       --  Powers of Attorney.
24.2       --  Certificate of Secretary.

------------------------------

 +  To be filed by amendment.

(1) Incorporated herein by reference to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on July 11, 1996.

(2) Incorporated herein by reference to Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on August 5, 1996.

     Schedules not listed above have been omitted because they are not applicable or because required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on the 9th day of December, 1997.

                                          HVIDE MARINE INCORPORATED

                                          By:                  *
                                            ------------------------------------
                                                       J. Erik Hvide
                                                  Chairman, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----
                                                       Chairman of the Board,         December 9, 1997
                                                         President, Chief Executive
                         *                               Officer and Director
---------------------------------------------------      (principal executive
                   J. Erik Hvide                         officer)

                                                       Executive Vice                 December 9, 1997
                         *                               President -- Chief
---------------------------------------------------      Financial Officer and
                 John H. Blankley                        Director

                         *                             Controller (principal          December 9, 1997
---------------------------------------------------      accounting officer)
                John J. Krumenacker

                         *                             Executive Vice President and   December 9, 1997
---------------------------------------------------      Director
                 Eugene F. Sweeney

                         *                             Director                       December 9, 1997
---------------------------------------------------
              Robert B. Calhoun, Jr.

                         *                             Director                       December 9, 1997
---------------------------------------------------
                   Gerald Farmer

                         *                             Director                       December 9, 1997
---------------------------------------------------
                  Jean Fitzgerald

                         *                             Director                       December 9, 1997
---------------------------------------------------
                    John J. Lee

                         *                             Director                       December 9, 1997
---------------------------------------------------
                  Walter C. Mink

                         *                             Director                       December 9, 1997
---------------------------------------------------
                    Robert Rice

                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

                         *                             Director                       December 9, 1997
---------------------------------------------------
                Raymond B. Vickers

              *By: /s/ MICHAEL JOSEPH
   ---------------------------------------------
                  Michael Joseph
                 Attorney-in-Fact